     As filed with the Securities and Exchange Commission on June 18, 2001

                                                      Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                            -----------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            -----------------------

                            mPHASE TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)


            New Jersey                           7385                      22-2287503
   (State or other jurisdiction      (Primary Standard Industrial         (IRS Employer
of incorporation or organization)     Classification Code Number)      Identification No.)

                            -----------------------

                             587 Connecticut Avenue
                         Norwalk, Connecticut 06854-1711
                                 (203) 838-2741
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            -----------------------

                                Martin S. Smiley
                             Chief Financial Officer
                            mPHASE TECHNOLOGIES, INC.
                             587 Connecticut Avenue
                         Norwalk, Connecticut 06854-0566
                                 (203) 831-2242
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                             -----------------------

                                   Copies to:
                              Kenneth Willig, Esq.
                             Jonathan Klein, Esq.
                        Piper Marbury Rudnick & Wolfe LLP
                           1251 Avenue of the Americas
                               New York, NY 10020
                                 (212) 835-6000

                            -----------------------

         Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ________

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _________


         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ________


         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ________


                         CALCULATION OF REGISTRATION FEE

                                                                                 Proposed           Proposed
                 Title of Each Class of                     Amount to be     Maximum Offering  Maximum Aggregate      Amount of
              Securities to be Registered                    Registered        Per Share(1)    Offering Price(1)   Registration Fee
------------------------------------------------------------------------------------------------------------------------------------
Common stock, without par value, to be offered
      by selling stockholders........................        3,479,275           $2.015            $ 7,010,739         $1,752.69
Common stock to be issued upon exercise
      of warrants ....................................       4,055,725            $3.00            $12,167,175         $3,041.79
                                                               150,000            $5.00            $   750,000         $  187.50
TOTAL ................................................       7,685,000                             $19,927,914         $4,981.98



(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (g) under the Securities Act of 1933, as amended. For the purpose of calculating the registration fee (i) for the common stock to be offered by the selling stockholders, the price is based on the average of the bid and ask prices per share of the Registrant's common stock on June 14, 2001, as reported on the Nasdaq OTC Bulletin Board (ii) for 4,055,725 shares common stock to be issued upon exercise of the warrants, the price is equal to an exercise price of $3.00 per share and (iii) for 150,000 shares of common stock to be issued upon exercise of a warrant, the price is equal to $5.00 per share.


                              ____________________

              THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may change. The selling security holders may not sell these securities publicly until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

                                         SUBJECT TO COMPLETION -- June 18, 2001.


                            mPHASE TECHNOLOGIES, INC.

                        7,685,000 Shares of Common Stock

         This prospectus relates to the resale of up to 7,685,000 shares of common stock, of which 3,479,275 shares are issued and outstanding and up to 4,205,725 shares may be issued upon exercise of warrants held by the selling stockholders, including their transferees, pledgees, donees or their successors.

         The shares are being registered to permit the selling stockholders to sell the shares from time to time in the public market. The stockholders may sell the common stock through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section "Plan of Distribution" beginning on page 51. We cannot assure you that the selling stockholders will sell all or any portion of the common stock offered under this prospectus. Our company is not selling any shares of common stock in this offering and therefore will not receive any of the proceeds from the sale of the shares.

         The shares of common stock are being offered for sale on a "best efforts" basis by the selling stockholders at prices established on the Nasdaq Over-the-Counter Bulletin Board during the term of this offering. There are no minimum or maximum purchase requirements.

         Our common stock is listed on the Nasdaq Over-the-Counter Bulletin Board under the symbol "XDSL." The last reported sales price of our common stock on June 14, 2001 was $2.09 per share.

         THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. PLEASE REFER TO "RISK FACTORS" BEGINNING ON PAGE 6.

         Our principal executive offices are located at 587 Connecticut Avenue, Norwalk, Connecticut 06854-1711. Our phone number is (203) 838-1711.

         No underwriter or any other person has been engaged to facilitate the sale of the shares of common stock in this offering. None of the proceeds from the sale of stock by the selling stockholders will be received by our company or placed in escrow, trust or any similar account. We will receive $12,917,175 if all of the warrants held by the selling stockholders are exercised.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this prospectus is June __, 2001.

                               TABLE OF CONTENTS

                                                                            Page

PROSPECTUS SUMMARY.............................................................1

THE OFFERING...................................................................3

FORWARD LOOKING STATEMENTS.....................................................4

SUMMARY FINANCIAL DATA.........................................................5

RISK FACTORS...................................................................6

USE OF PROCEEDS...............................................................16

PRICE RANGE OF COMMON STOCK...................................................17

SELECTED FINANCIAL DATA.......................................................18

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINACIAL CONDITION AND
RESULTS OF OPERATIONS.........................................................19

BUSINESS......................................................................22

LEGAL PROCEEDINGS.............................................................34

OUR MANAGEMENT................................................................35

STOCK OPTIONS.................................................................39

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT................45

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................46

SELLING STOCKHOLDERS..........................................................47

PLAN OF DISTRIBUTION..........................................................51

DESCRIPTION OF SECURITIES.....................................................53

LEGAL MATTERS.................................................................55

EXPERTS.......................................................................56

WHERE YOU CAN FIND ADDITIONAL INFORMATION.....................................56



YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THOSE DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES.

THE DELIVERY OF THIS PROSPECTUS OR ANY ACCOMPANYING SALE DOES NOT IMPLY THAT:
(1) THERE HAVE BEEN NO CHANGES IN OUR AFFAIRS AFTER THE DATE OF THIS PROSPECTUS; OR (2) THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AFTER THE DATE OF THIS PROSPECTUS.

                               PROSPECTUS SUMMARY

         You should read this Prospectus Summary together with the more detailed information contained in this prospectus, including the risk factors and financial statements and the notes to the financial statements. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those discussed in the forward-looking statements. Factors that might cause such a difference include those discussed in the Risk Factors section and elsewhere in this prospectus.


                            MPHASE TECHNOLOGIES, INC.

         We develop and sell high-speed broadband communications equipment and software using Digital Subscriber Line technology, commonly referred to as DSL. Our principal product, the Traverser Digital Data Delivery System, which we call the Traverser, may be used by local, independent and international telephone companies and other emerging communications service providers to simultaneously deliver digital-quality television programming, high-speed Internet access and voice services over the existing copper telephone wire infrastructure to their subscribers.


         Our products allow these communications service providers to substantially reduce their cost of offering enhanced DSL services by using a technology which does not require fiber optic cable to be installed in their subscribers' neighborhoods. Communications service providers deploying the Traverser can offer digital television, data and voice services as a bundled product or offer each service separately, depending on subscriber demand and the service providers' objectives. We believe the Traverser allows communications service providers to penetrate the multi-channel television programming market and compete with cable access television and direct broadcast satellite services. We believe that by using the Traverser, communications service providers will be able to capitalize on, and compete effectively in, the market for integrated television, data and voice services. The Traverser is priced competitively compared to our competitors' equipment and is easy for service providers to deploy.


         We can also provide communications service providers using our Traverser products with turn-key content of up to 400 channels of digital television programming through mPhase Television, our joint venture with AlphaStar International, Inc. mPhase Television intends to aggregate television programming and distribute it over AlphaStar's satellite network. By utilizing the content provided by mPhase Television in conjunction with the Traverser, communications service providers may offer subscribers a complete package of television programming, including local, national, pay-per-view content and digital music. By utilizing mPhase Television content services, communications service providers do not have to negotiate their own content packages with individual content providers, or invest large amounts of capital to aggregate and downlink the content through satellites or fiber optic cable.


         We principally market the Traverser system to independent telephone companies in the United States and international telephone companies to enable them to offer bundled services and better compete in the emerging market for integrated voice, data and video services. We believe the Traverser offers the most cost-effective multi-service solution to traditional telecommunications service providers available today.

         Since our inception in June 1997, our primary operating activities have consisted of developing, building and testing Traverser products, establishing relationships with third party developers and manufacturers, and commencing preliminary sales and marketing efforts. We have not yet derived significant revenue from sales of the Traverser.


         As of the date of the Prospectus, we have installed a beta version of the Traverser at Hart Telephone, and pre-production versions at BMW Manufacturing Corp., Pioneer Telecommunications and CariPAC.com Holdings Limited. We also began low-rate production of the Traverser version 1.1 providing voice, digital video and data services for up to 100 users, which we expect will be installed and operating at Hart Telephone in June 2001.


         We have generated revenue from the sale of ancillary components related to our DSL technology, including our proprietary POTS filter shelves. We generated approximately $10.06 million from the sales of our POTS filter shelves from July 2000 through March 2001.

                                  THE OFFERING


Common stock offered....................:     Up to 7,685,000  shares of common
                                              stock, of which 3,479,275 shares
                                              are issued and outstanding and up
                                              to 4,205,725 shares may be issued
                                              upon exercise of warrants held by
                                              the selling stockholders,
                                              including their transferees,
                                              pledgees, donees or other
                                              successors.

Common stock to be outstanding
after this offering.....................:     Approximately 35,417,390 shares of
                                              common stock. This does not
                                              include shares that are reserved
                                              for issuance pursuant to
                                              outstanding employee stock options
                                              and approximately 14,269,225
                                              shares that are reserved for
                                              issuance pursuant to outstanding
                                              warrants and options.

Use of proceeds.........................:     We will not receive any proceeds
                                              from the sale and issuance of the
                                              common stock included in this
                                              offering. However, we will receive
                                              approximately $12,917,175 upon
                                              exercise of all of the warrants by
                                              the selling stockholders, which
                                              would be used for general working
                                              capital.

Risk Factors............................:     An investment in our common stock
                                              is subject to significant risks.
                                              You should carefully consider the
                                              information set forth in the "Risk
                                              Factors" section of this
                                              prospectus as well as other
                                              information set forth in this
                                              prospectus, including our
                                              financial statements and related
                                              notes.

Dividend policy.........................:     We do not expect to pay dividends
                                              on our common stock in the
                                              foreseeable future. We anticipate
                                              that all future earnings, if any,
                                              generated from operations will be
                                              retained to develop and expand our
                                              business.

Plan of Distribution....................:     The shares of common stock offered
                                              for resale may be sold by the
                                              selling stockholders pursuant to
                                              this prospectus in the manner
                                              described under "Plan of
                                              Distribution."
Nasdaq OTC Bulletin Board
symbol..................................:     XDSL


                      ------------------------------------


         We have applied for trademarks on certain marks which relate to the following products: Traverser, Ini, DVDDS, Digital Video Data Delivery System, Intelligent Network Interface. This prospectus also contains product names, trade names and trademarks of ours as well as those of other organizations. All other brand names and trademarks appearing in this prospectus are the property of their respective holders.

                           FORWARD LOOKING STATEMENTS

In addition to the other information contained in this prospectus, investors should carefully consider the risk factors disclosed in this prospectus, including those beginning on page 6, in evaluating an investment in the common stock. This prospectus and the documents incorporated herein by reference include "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical fact are "forward-looking statements" for purposes of these provisions, including any projections of earnings, revenues or other financial items, any statements of the plans and objectives of management for future operations, any statements concerning proposed new products or services, any statements regarding future economic conditions or performance, and any statement of assumptions underlying any of the foregoing. In some cases, forward-looking statements can be identified by the use of terminology such as "may", "will", "expects", "plans", "anticipates", "estimates", "potential", or "continue" or the negative thereof or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements contained herein and in such incorporated documents are reasonable, there can be no assurance that such expectations or any of the forward-looking statements will prove to be correct, and actual results could differ materially from those projected or assumed in the forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to inherent risks and uncertainties, including but not limited to the risk factors set forth above and for the reasons described elsewhere in this prospectus. All forward-looking statements and reasons why results may differ included in this prospectus are made as of the date hereof, and we assume no obligation to update any such forward-looking statement or reason why actual results might differ.

                             SUMMARY FINANCIAL DATA

         The summary financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical consolidated financial statements and notes included in this prospectus. The statement of operations data for the years ended June 30, 1998, 1999 and 2000 are derived from audited financial statements included in this prospectus. The statement of operations data for the nine months ended March, 2000 and March, 2001 and the balance sheet data as of March 31, 2001 are derived from the unaudited financial statements included in this prospectus and include all adjustments (consisting of normal recurring items) that management considers necessary for a fair presentation of the financial statements. The results for the nine months ended March 31, 2001 are not necessarily indicative of the operating results to be expected in the future.

                                                            Year Ended June 30,               Nine Months Ended March 31,
                                             --------------------------------------------    ----------------------------
                                                 1998           1999             2000            2000              2001
                                             ------------    ------------    ------------    ------------    ------------
                                                                                              (unaudited)     (unaudited)
STATEMENT OF OPERATIONS DATA:
Total revenues                               $         --    $         --    $    279,476    $     39,585    $ 10,055,006
                                             ------------    ------------    ------------    ------------    ------------
Costs and Expenses:
    Cost of Sales                                      --              --         131,756          18,662       5,339,634
    Research and development                    2,297,282       3,562,901      10,156,936       6,252,612       8,699,948
    General and administrative/1/               1,709,801       4,683,109      17,516,216       9,890,337       8,966,355
    Depreciation and amortization                  29,131         410,303         471,101         348,388         459,464
    Noncash compensation charge                        --      13,002,605      10,343,114       5,321,583         950,070
                                             ------------    ------------    ------------    ------------    ------------
Operating loss                                  4,036,214      21,658,918      38,339,647      21,791,997      14,360,465
Other income (expense), net                      (304,845)     (1,161,622)         20,000              --              --
Interest income (expense)                              --         (17,804)        158,105         116,289          40,812
                                             ------------    ------------    ------------    ------------    ------------
Net loss                                     $ (4,341,059)   $(22,838,344)   $(38,161,542)   $(21,675,708)   $(14,319,653)
                                             ============    ============    ============    ============    ============
Basic and diluted net loss per share /2/     $       (.46)   $      (1.42)   $      (1.41)   $       (.83)   $       (.44)
                                             ============    ============    ============    ============    ============
Shares used in basic and diluted net
loss per share /2/                              9,336,340      16,038,009      26,974,997      26,032,295      32,684,012
                                             ============    ============    ============    ============    ============


                                            As of March 31, 2001
                                            --------------------
BALANCE SHEET DATA:
Cash and cash equivalents                      $  255,240
Working capital                                   273,850
Total assets                                    9,672,272
Total stockholders' equity                      3,591,641


---------------------------
/1/ Includes $450,000 licensing fees in 1998 paid to Microtel, which was acquired on June 25, 1998.

/2/ Does not include 2,342,500 shares on a pro forma basis for all periods presented for shares which may be issued pursuant to warrants issues in private placements during the nine months ended March 31, 2001 and included as to be registered by this prospectus. Common equivalent shares other than 2,342,500 warrants discussed above have also been excluded from the computation of diluted earnings per share since their effect is antidilutive.

                                  RISK FACTORS

     An investment in our common stock involves a high degree of risk. You should carefully consider the following risks before making an investment decision. You should also refer to the other information set forth in this prospectus, including our financial statements and the related notes.

               RISKS RELATED TO FINANCIAL ASPECTS OF OUR BUSINESS

We Expect to Incur Substantial Net Losses For The Foreseeable Future And We Expect To Raise Substantial Additional Capital.

     We expect to generate operating losses and negative cash flow into the foreseeable future because we must fund our increasing sales, marketing and promotional activities, our equipment production efforts and our continued research and development activities to maintain our technology and develop new technology. We expect to fund these activities through additional public or private offerings of our stock. We had net losses, including non-cash charges for stock based employee compensation, of approximately $14.3 million (unaudited) and $38.2 million for the nine-month period ended March 31, 2001 and the fiscal year ended June 30, 2000, respectively. We cannot be certain when and if we will achieve sufficient revenues in relation to our expenses to become profitable. We believe that increasing our revenues will depend in large part on our ability to:

     -    raise additional capital;

     - finalize the commercial design of the Traverser and its management software;

     -    generate significant revenue from sales of the Traverser;

     - gain market acceptance for our products and increase our market share based upon the timing, strength and success of our sales efforts and our strategic and commercial alliances;

     - develop effective marketing and other promotional activities to penetrate our target customer base;

     - develop strategic and commercial relationships that balance our current and long-term ability to capitalize on our technology; and

     - generate and sustain substantial revenue growth while maintaining reasonable expense levels.

Slower revenue growth than we anticipate or operating expenses that exceed our expectations would materially harm our business. If we achieve profitability, we cannot be certain that we will be able to sustain or increase that profitability in the future.

Our Limited Operating History Makes It Difficult For You To Evaluate Our Business And Prospects.

     As of March 31, 2001, we received no purchase orders for the Traverser or programming content offered by our subsidiary mPhase Television. Our revenue of approximately $279,500 for the fiscal year ended June 30, 2000 and $10,055,000 for the nine months ended March 31, 2001 was derived largely from sales of our DSL component products. We generated $20,000 from sales of trial versions of the Traverser product for the fiscal year ended June 30, 2000 and no revenue from the sales of the Traverser in the nine months ended March 31, 2000. As a result, we have only a limited operating history and no sales of our principal product upon which you may evaluate our business and prospects. You should consider our prospects in light of the heightened risks and unexpected expenses and difficulties frequently encountered by companies in an early stage of development. These risks, expenses and difficulties, which are described further in this section entitled "Risk Factors", particularly apply to us because the market for equipment that delivers voice, data and video services is new and rapidly evolving. Due to our limited operating history, it will be difficult for you to evaluate whether we will successfully address these risks.

Because Our Sales Cycle Is Lengthy And Variable, The Timing Of Our Revenues Is Difficult To Predict, And We May Incur Sales And Marketing Expenses With No Guarantee Of Future Sales.

     Our potential customers view the purchase of the Traverser as a significant and strategic decision. As a result, our customers, the foreign and domestic telecommunications service providers, will typically undertake significant evaluation and testing of our products before deployment. This evaluation process frequently results in a lengthy sales cycle, typically ranging from six months to more than a year. Furthermore, we are targeting international communications service providers, which operate under a number of different telecommunications equipment compliance standards. These international service providers will require that we receive local standards approval before we are able to enter into field trials or definitive sales agreements. Furthermore, because we are selling a new product with limited real environment exposure, tests and trials may not necessarily result in purchases of the Traverser.

     Before a customer places an order, we may incur substantial sales and marketing expenses and expend significant management efforts. In addition, because our customers are both domestic and foreign telecommunications service providers, product purchases may frequently be subject to unexpected government regulatory, administrative, processing and other delays on the part of our customers. Moreover, purchase orders for our products may have lengthy payable periods because of payment delay from our customers. As a result, sales forecasted attributable from a potential customer may not be realized and this could result in lower than expected revenues.

We May Not Be Able To Obtain Sufficient Financing To Fund Our Business And, As A Result, We May Not Be Able To Grow And Compete Effectively.

     We expect to incur substantial expenses to develop and market our products. Because we expect to generate losses into the foreseeable future, we do not expect that the income from our operations will be sufficient to satisfy our cash requirements. We may need additional capital if we need to respond to unforeseen technological or marketing hurdles, or if we desire to take advantage of unanticipated opportunities. Therefore, we will need to seek additional financing from public or private sources. Our success in raising enough additional financing to satisfy our capital requirements will depend on a number of factors, including:

     -    market conditions;

     -    the success of our product development efforts;

     -    our operating performance; and

     -    investor sentiment.

     The status of these factors may make the timing, amount, terms and conditions of additional financing unattractive for us. In addition, to the extent that we are able to obtain additional financing through the issuance of equity securities, our stockholders may experience dilution. If we obtain financing through loans or any other type of debt financing, we may become subject to restrictions on our spending or ability to pay dividends. Funds may not be available at the time or times needed on terms acceptable to us, if at all. If adequate funds are not available, or are not available on acceptable terms, we may not be able to take advantage of market opportunities, to develop products or to otherwise respond to competitive pressures effectively.

Our Operations May Become Strained Due To Our Growth.

     Upon successful testing and introduction of the Traverser, we will need to expand our marketing and sales efforts, operations and production, as well as provide customer support. Our management, personnel, systems, procedures, controls and customer service may be inadequate to support such expansion. We expect significant strains on our order and fulfillment process, our quality control systems and customer support once the sales of the Traverser commences. To manage expansion effectively, we must implement and improve our operational systems, procedures, controls and customer service on a timely basis and increase our staff or obtain these services through third party contractors. We will also require capital to attain this growth and management. If we are unable to properly manage operations, controls and customer support, or secure financing to implement this growth, our operating results, reputation and customer relationships could be harmed.

           RISKS RELATED TO OUR PRODUCT AND OUR TARGET CUSTOMER MARKET

A Significant Market For Our Products May Not Develop If Telephone Companies Do Not Successfully Deploy Broadband Services Such As High-Speed Data And Video.

     Many telephone companies have recently begun offering high-speed data services. Most telephone companies have not offered multi-channel video services at all. Unless telephone companies make the strategic decision to enter the market for providing broadband services, a significant market for our products may not develop. Sales of our products largely depend on the increased use and widespread adoption of broadband services and the ability of our customers to market and sell broadband services, including video services, to their customers. Certain critical issues concerning use of broadband services are unresolved and will likely affect their use. These issues include security, reliability, speed and volume, cost, government regulation and the ability to operate with existing and new equipment. Even if telephone companies decide to deploy broadband services, this deployment may not be successful. Telephone companies may delay deployments of broadband services. Factors that could cause telephone companies not to deploy, to delay deployment of, or to fail to deploy successfully the services for which our products are designed include the following:

     -    industry consolidation;

     -    regulatory uncertainties and delays affecting telephone companies;

     - varying quality of telephone companies' network infrastructure and cost of infrastructure;

     -    upgrades and maintenance;

     - inexperience of telephone companies in obtaining access to video programming content from third party providers;

     - inexperience of telephone companies in providing broadband services and the lack of sufficient technical expertise and personnel to install products and implement services effectively;

     -    uncertain subscriber demand for broadband services; and

     - inability of telephone companies to predict return on their investment in broadband capable infrastructure and equipment.

Unless our products are successfully deployed and marketed by telephone companies, we will not be able to achieve our business objectives and increase our revenues.

Government Regulation Of Our Customers And Related Uncertainty Could Cause Our Target Customers To Delay The Purchase Of Our Products.

Our target market consists of domestic and international telecommunications service providers. Domestic communications service providers are regulated by The Federal Communications Commission, or FCC. They also require that equipment located at their facilities comply with FCC, NEBS, UL and ANSI standards. International telecommunications service providers operate under a number of various equipment compliance standards and are regulated by their respective governments and agencies. These international service providers will require that we receive local government and regulatory approval before we are able to enter into field trials or definitive sales agreements.

     In the U.S., The Telecommunications Act of 1996 requires regional Bell operating companies, to offer their competitors cost-based access to some elements of their networks. These telephone companies may not wish to make expenditures for infrastructure and equipment required to provide broadband services if they will be forced to allow competitors access to this infrastructure and equipment. The FCC recently announced that, except in limited circumstances, it will not require incumbent carriers to offer their competitors access to the facilities and equipment used to provide high-speed data services. Nevertheless, other regulatory and judicial proceedings relating to telephone companies' obligations to provide elements of their network to competitors are pending.

     The uncertainties caused by both foreign and domestic regulatory proceedings may cause telephone companies to delay purchasing decisions. The outcomes of any regulatory proceedings may cause these telephone companies not to deploy services for which our products are designed or to further delay deployment. Additionally, telephone companies' deployment of broadband services may be slowed down or stopped because of the need for telephone companies to obtain permits from city, state, federal or foreign national authorities to implement infrastructure for products such as ours. Any delay in deployment of products by our customers could harm our sales.

Our Potential Customers Will Not Purchase Our Products If They Do Not Have The Infrastructure Necessary To Use Our Products.

     The Traverser is based on the use of copper telephone wire. The copper wire infrastructures installed and maintained by telephone companies vary in quality and reliability. A significant portion of the existing networks have been installed and repaired over many years and are out of date. The copper wiring used by telephone companies is also unshielded, making data transmission susceptible to interference. In addition, copper wiring has a basic transmission property that causes the signal quality to degrade rapidly as the frequency increases or the distance traveled by the signal increases. As a result of these limitations, the Traverser may not be a viable solution for customers requiring service at performance levels beyond the current limits of copper telephone wire and this could harm our sales.

         Successful implementation of the Traverser is highly dependent on the telephone companies' commitment and ability to continue to maintain their infrastructure so that it will operate at a consistently high performance level. Copper wire infrastructure upgrades may be costly, and telephone companies may not have the necessary financial resources. This is particularly true for the smaller independent telephone companies and international telephone companies who are an important part of our target market. If our potential customers lack the adequate infrastructure, we may not be able to sell the Traverser to them and generate the revenues we anticipate.

         Additionally, in order to utilize our products to offer digital video services, our potential customers may need to build a satellite earth station to receive video broadcasts and install fiber optic cable from these stations to their central offices. The capital expenditures required to install the earth stations may exceed the financial resources of our potential customers. There can be no assurance that our potential customers will make the investment necessary to upgrade their facilities in order to use our products.

Some Telecommunications Service Providers Are Already Offering Direct Broadcast Services.

         Some telecommunications service providers, such as Bell Canada, are currently offering Direct Broadcast Services, commonly referred to as "DBS", a technology which provides multiple channel digital television through satellite distribution to individual satellite dish receptors located at the home. Because there are telecommunications service providers that sell DBS services, these telecommunications service providers already provide their subscribers with access to a digital television service and do not require our technology to provide digital video services.

         Some telecommunications service providers are also re-selling DBS. Because these telecommunications service providers receive a commission for the sale of DBS services, they are aligned with DBS providers. These affiliations make it more difficult for us to market the Traverser. Telecommunications service providers allied with DBS broadcasters are able to market digital television services to their subscribers, but are not required to take on the responsibility of managing or distributing the television content.

                          RISKS RELATED TO OUR INDUSTRY

Intense Competition In The Telecommunications Equipment Market Could Limit Or Prevent Our Profitability.

         The telecommunications equipment market is characterized by swift technological change. Several available technologies such as fiber optic cable, co-axial and hybrid co-axial cable, wireless transmission, satellite transmission and voice and video transmission using Internet Protocol compete with DSL for market share. Communications service providers may also use other technologies such as ISDN (Integrated Services Digital Network) or fiber-based DSL solutions to deploy high-speed services comparable to those provided by our Traverser products.

         Our direct competitors are other equipment companies that supply DSL technology including ADTRAN, Alcatel S.A., Aware, Inc., Pliant Technologies, CISCO Systems, Inc., ECI Telecom Ltd., Lucent Technologies, Next Level Communications, Inc., Orckit Communications, PairGain Technologies, TUT Systems, Westell Technologies, AG Communications Systems, Copper Mountain, Nokia, Interspeed and Paradyne Networks, Inc. In addition, we compete with Myrio Corporation and ImagicTV, Inc. who provide infrastructure software products to deliver multi-channel digital television over telephone networks by using Internet Protocol.

         If we are unable to compete effectively in the telecommunications market or, in particular, the market for DSL telecommunications equipment, our revenue and future profitability may be materially adversely affected. Most of our current and potential competitors have significantly greater selling and marketing experience, technical capability and manufacturing and financial resources. Our competitors may be able to predict future market trends more accurately than we can and, as a result, develop new technologies that compete with our products or even render our products obsolete.

         Although we believe that our products have certain technological advantages over our competitors, realizing and maintaining such advantages will require a continued high level of investment in research and development, marketing and customer service and support. Additionally, new competitors with greater market presence and financial resources may enter our market, thereby further intensifying competition.

The Demand For Our Products May Not Develop.

         Technologies that compete with our products include telecommunications-related wireline technologies, cable-based technologies, fixed wireless technologies and satellite technologies. If our potential customers choose these alternative technologies to deploy high-speed services, our business, financial condition and results of operations could be harmed. Our technology may not be able to compete effectively against these technologies on price, performance or reliability. While we believe a market exists for our products, there can be no assurance that our products will gain wide market acceptance or that we will be able to maintain any market share through innovation. The development of our DSL products is a complex and uncertain process requiring accurate anticipation of technological and market trends. We may not be successful in our development or introduction of new products.

Our Equipment Is Subject To Regulation And Certification.

         The Federal Communications Commission requires that telephone equipment used in central offices be certified in accordance with Parts 15 and 68 of its rules and regulations. Part 15 specifies a maximum allowable amount of electromagnetic radiation from an electronic device in a commercial or residential environment at specific frequencies. Part 68 tests the equipments resistance to lightning strikes. NEBS testing is also recommended for telco equipment. It assures a telco that the equipment does not require extensive installation and is reliable. The testing covers a large range of requirements including criteria for personnel safety, protection of property, and operational continuity. NEBS also covers physical requirements including: Space Planning, Temperature, Humidity, Fire, Earthquake, Vibration, Transportation, Acoustical, Air Quality and Illumination; and electrical criteria including: Electrostatic Discharge (ESD), Electromagnetic Interference (EMI), Lightning and AC Power Fault, Steady State Power Induction, Corrosion, DC Potential Difference, Electrical Safety and Bonding and Grounding. In addition, Underwriters Laboratories also requires certain safety standards be tested and certified. The UL 1950 standard applies to the Traverser System.

         The Central Office Traverser equipment is currently undergoing NEBS testing, that will include FCC Part 68 and FCC Part 15 certification. The Customer Premises Traverser equipment is FCC Part 68 and FCC Part 15 certified and will be UL listed by the end of June. The Traverser has not completed all certification testing and there can be no assurance that it will be fully certified. In the event that the Traverser fails any portion of the certification testing, the product may need to be redesigned, we may incur significant increases in our development expenses and the production of the Traverser will be delayed. We can not sell the Traverser if we are not able to obtain certification and we will not be able to conduct our plan of operations as currently contemplated.

Our Products May Become Obsolete.

         Our position in existing markets or potential markets could be eroded rapidly by product advances. The life cycles of our products are difficult to estimate. Our growth and future financial performance will depend in part upon our ability to enhance existing products and develop and introduce new products that keep pace with:

          -    the increasing use of the Internet;

          -    the growth in remote access by telecommuters;

          - the increasingly diverse distribution methods for high quality digital video; and

          -    other industry and technological trends.

         We expect that our continued and future product development efforts will continue to require substantial investments. We may not have sufficient resources to make the necessary investments. If we fail to cost-effectively develop new products that quickly respond to new competition and customer requirements, the demand for our products may fall and we could lose revenues.


                    OTHER RISKS ASSOCIATED WITH OUR BUSINESS

We Depend On A Third Party To Develop Our Products.

         We rely upon the Georgia Tech Research Corporation ("Georgia Tech"), an affiliate of the Georgia Institute of Technology, for research involved with the development of our digital technology and products. We have entered into a Basic Ordering Research Agreement with Georgia Tech, which includes a series of delivery orders providing guidelines for the research and development of portions or components of the Traverser. Georgia Tech developed working prototypes and the version 1.1 Traverser. Our business will be materially adversely affected if Georgia Tech does not perform its responsibilities under the agreement on an acceptable basis or terminates our relationship and we are unable to replace their development services on a prompt basis, if at all.

We License Technology From Georgia Tech Research Corporation And GlobeSpan Semiconductor.

         We license critical technology from Georgia Tech, Microphase Corporation and Globespan Semiconductor, Inc. (formerly AT&T Paradyne, Inc.) for use in our Traverser product line. Georgia Tech has granted us the exclusive worldwide license to use and re-sell the patented Digital Video and Data Delivery System technologies in the Traverser. Georgia Tech Research Corporation may terminate the agreement if we do not make royalty payments of at least $50,000 on or before March 26, 2002 and at least $100,000 for each twelve-month period thereafter. Our non-exclusive license agreement with GlobeSpan Semiconductor provides us with the ability to use their patented CAP RADSL technology in our DSL products. In the event that any of our licensing agreements are not renewed or are terminated, there can be no assurance that we would be able to find similar technology for use in the Traverser. In such event, we would not be able to sell the Traverser and carry out our plan of operations. Our licensing agreements may also be subject to significantly higher licensing fees in the future which could substantially increase our production costs. Such an increase could substantially impact our profitability or cause us to increase the price of the Traverser and eliminate an important advantage our product has over competitive equipment.

Our Success Depends On Our Ability To Protect Our Intellectual Property.

         Our success depends in part on our ability to protect our intellectual property. To protect our proprietary rights, we have filed provisional patents and copyright applications relating to some of our proposed products and technology. Georgia Tech Research Corporation has filed an application for a U.S. Patent for its Digital Video and Data Delivery System. Although we believe that some of our technology is patentable, we may not be able to obtain patents on this technology. Even if the patents are obtained, they may not adequately protect our technologies from third party infringement. We may seek foreign patent protection, but foreign patent protection may not be granted. Our failure to protect our intellectual property could materially adversely affect us.

         The telecommunications industry is characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement. From time to time, third parties may assert patent, copyright, trademark and other intellectual property rights to technologies that are important to our business. Any claims asserting that the Traverser and component parts infringe or may infringe proprietary rights of third parties, if determined adversely to us, could have a material adverse effect on our business, financial condition or results of operations. In the event of an adverse result in any litigation with third parties that could arise in the future, we could be required:

          - to pay substantial damages, including paying treble damages if we are held to have willfully infringed;

          -    to halt the manufacture, use and sale of infringing products;

          - to expend significant resources to develop non-infringing technology; and/or

          -    to obtain licenses to the infringing technology.

         Licenses may not be available from any third party that asserts intellectual property claims against us, on commercially reasonable terms, or at all. In addition, litigation frequently involves substantial expenditures and can require significant management attention, even if we ultimately prevail. In addition, we indemnify our customers for patent infringement claims, and we may be required to obtain licenses on their behalf, which could subject us to significant additional costs.

We Depend On Third-Party Manufacturers.

         We contract for the manufacture of all of our products and have limited in-house manufacturing capabilities. We rely primarily on Flextronics International, Ltd. to manufacture our products. The efficient operation of our business will depend, in large part, on our ability to have Flextronics and other companies manufacture our products in a timely manner, cost-effectively and in sufficient volumes while maintaining consistent quality. Any manufacturing disruption could impair our ability to fulfill orders and could cause us to lose customers.

         Our products use components that may not be available due to excessive market demand. Shortages of these components could increase significantly our costs and adversely impact our profitability. If we are not able to obtain component parts for our equipment, then our sales will be adversely impacted because we may not be able to deliver our equipment to customers in a timely manner.

We Have Common Management With Affiliates Who Supply us With Components.

         Necdet F. Ergul, our Chairman of the Board, Ronald A. Durando, our President and Chief Executive Officer, and Gustave T. Dotoli, our Chief Operating Officer and Vice President, respectively, are officers of Microphase Corporation. Necdet F. Ergul and Ronald Durando are also major shareholders of Microphase Corporation. We currently purchase passive components for the Traverser, and our DSL component products, including the POTS Splitter Shelf and Splitter Cards, which are components of the POTS Splitter Shelves, from Microphase. Microphase also provides resources and technology related to the development of the Traverser, and other DSL products. Microphase may not be the most economical provider of these components and resources and conflicts of interest may arise due to the relationship between us and Microphase. In addition, we will pay to Microphase a royalty comprised of three percent of any commercial product sales of any DSL-related technologies.

         Ronald A. Durando and Gustave T. Dotoli are also president and vice-president, respectively, of PacketPort.com, a company that develops Internet Protocol Telephony products and services. PacketPort.com is in the process of launching a complete line of Voice-over DSL (VoDSL) products.

         Janifast Holdings, Ltd., a Delaware corporation, is the parent-corporation of a manufacturer that produces components for the prototype Traverser and may produce such components for us in the future. Necdet F. Ergul, Ronald A. Durando and Gustave T. Dotoli are controlling shareholders of Janifast with an aggregate ownership interest of greater than 75% of Janifast. Mr. Durando is Chairman of the Board of Directors of Janifast and each of Messrs. Dotoli and Ergul are Directors of Janifast.

We Depend On Key Personnel.

         Our success depends upon the services of our senior management and key technical personnel, including our Chief Executive Officer, Ronald A. Durando, our Chief Operating Officer, Gustave T. Dotoli, our Chief Technology Officer, David Klimek and Martin S. Smiley, our Chief Financial Officer and General Counsel. The loss of the services of any of these executive officers or any of our key management, sales or technical personnel could have a material adverse effect on our business and prospects. In addition, our success is largely dependent upon our ability to hire highly qualified managerial, sales and technical personnel. These individuals are in high demand and we may not be able to attract the caliber or quantity of staff that we need.

Our Stock Price is Likely to be Highly Volatile and Could Drop Unexpectedly.

         The price of our common stock has been volatile and may fluctuate substantially. The stock market has periodically experienced significant price and volume fluctuations that have affected the market prices for the securities of technology companies such as our company. As a result, investors in our common stock may experience a decrease in the value of their common stock regardless of our operating performance or prospects.

         Additionally, our stock price may be subject to substantial fluctuations in response to a variety of factors, including:

          -    problems encountered when testing the Traverser;

          -    fluctuations in quarterly operating results;

          -    changes in reports by financial analysts;

          - announcements of strategic relationships, acquisitions or capital commitments by us or our competitors;

          -    recent technological innovations;

          -    new products or services offered by us or our competitors;

          -    changes in key personnel;

          - changes in strategic relationships with third parties by us or our competitors; and

          -    sales of common stock;

         Many of these events or factors are beyond our control.

Anti-Takeover Provisions In Our Charter Documents And New Jersey Law Could Prevent Or Delay A Change In Control Of Our Company That A Stockholder May Consider Favorable.

         If a proposal by our directors is approved by our stockholders, certain provisions of our certificate of incorporation and by-laws would make it more difficult for a third party to acquire control of us, even if such change in control would be beneficial to or favored by our shareholders. For example, provisions of our certificate of incorporation include:


          -    prohibiting cumulative voting in the election of directors;

          -    restricting business combinations with interested stockholders;

          -    issuance of preferred stock without stockholder approval;

          - the existence of a rights plan which would have the effect of providing some holders of our common stock with a premium of the market price of our stock;

          - limiting the persons who may call special meetings of stockholders; and

          - establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

         As a New Jersey corporation, we are also subject to the New Jersey Shareholders Protection Act contained in Section 14A:10A-1. In general, Section 14A:10A-1 prohibits a publicly-held New Jersey corporation from engaging in a "business combination" with an "interested shareholder" for a period of five years following the date the person became an interested shareholder, unless, among other things:

          - the board of directors approved the transaction in which such shareholder became an interested shareholder prior to the date the interested shareholder attained such status; and

          - the business combination is approved by the affirmative vote of the holders of at least 66 2/3% of the corporation's voting stock not beneficially owned by the interested shareholder at a meeting called for such purpose.

         A "business combination" generally includes a merger, sale of assets or stock, or other transaction resulting in a financial benefit to the interested shareholder. In general, an interested shareholder is a person who, together with affiliates and associates, owns, or within five years prior to the determination of interested shareholder status, did own, 10% or more of the corporation's voting stock.

         For a more detailed description of these provisions, see "Description of Capital."

Future Sales by Holders of our Common Stock, Warrants and the Selling Stockholders May Cause the Market Price of Our Stock to Decline.

         Our stock price may decline as a result of sales of a large number of shares in the market after this offering, or the perception that such sales could occur. These factors also could make it more difficult for us to raise funds through future offerings of common stock. This registration statement covers up to 7,685,000 shares of our common stock that previously were not freely tradable. A large volume of sales by the selling stockholders could have a significant adverse impact on the market price of our common stock.

         In addition to the shares of common stock being registered by the selling stockholders approximately 9,723,000 shares of our common stock have been sold to investors in private placements. The purchasers of these shares may sell some or all of their shares in accordance with Rule 144 promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended. A large volume of sales by these holders could have a significant adverse impact on the market price of our common stock.

                                 USE OF PROCEEDS

         The selling stockholders will receive the proceeds from the resale of the shares of common stock. We will not receive any proceeds from the resale of the shares of common stock by the selling stockholders. However, we will receive approximately $12,917,000 if all of the warrants to purchase 4,205,725 shares of common stock registered under this Registration Statement are exercised, which would be used for general working capital.

                           PRICE RANGE OF COMMON STOCK

         The primary market for our common stock is the Nasdaq OTC Bulletin Board, where it trades under the symbol "XDSL." The following table sets forth the high and low closing bid prices for the shares for the periods indicated as provided by the National Quotation Bureau, Inc. The quotations shown reflect inter-dealer prices, without retail mark-up, mark-down, or commission and may not represent actual transactions.

Year/Quarter                                            High            Low
------------                                            ----            ---

Fiscal year ended June 30, 1999
First Quarter.....................................      $4.25        $0.75
Second Quarter....................................       3.65625      1.5625
Third Quarter.....................................       5.625        1.875
Fourth Quarter....................................       8.75         2.90625

Fiscal year ended June 30, 2000
First Quarter.....................................      $9.25        $2.96875
Second Quarter....................................       6.1875       2.50
Third Quarter.....................................      19.125        6.50
Fourth Quarter....................................      14.125        6.00

Fiscal year ending June 30, 2001
First Quarter.....................................      $9.25        $3.00
Second Quarter....................................       5.9375       1.4688
Third Quarter.....................................       3.1562       1.2188

         As of June 1, 2001, we had approximately 35,417,390 shares of common stock outstanding and approximately 18,000 stockholders of record.

                                 DIVIDEND POLICY

         We have never declared or paid any cash dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain future earnings, if any, to finance operations and the expansion of our business. Any future determination to pay cash dividends will be at the discretion of the board of directors and will be based upon our financial condition, operating results, capital requirements, plans for expansion, restrictions imposed by any financing arrangements and any other factors that the board of directors feels are relevant.

                             SELECTED FINANCIAL DATA

         The selected financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements and notes included in this prospectus. The statement of operations data from October 2, 1996 (date of inception) to June 30, 1997 and for the year ended June 30, 1998, and the balance sheet data as of June 30, 1997 and 1998, are derived from financial statements that have been audited by Schuhalter, Coughlin & Suozzo, LLC, independent auditors, and are included in this prospectus. The statement of operations data for the years ended June 30, 1999 and 2000, and the balance sheet data as of June 30, 1999 and 2000, are derived from financial statements that have been audited by Arthur Anderson LLP., independent auditors, and are included in this prospectus. The statement of operations data for the nine months ended March 31, 2000 and March 31, 2001, and the balance sheet data as of March 31, 2001, are derived from unaudited financial statements included in this prospectus and include all adjustments (consisting of normal recurring items) that management considers necessary for a fair presentation of the financial statements. The results for the nine months ended March 31, 2001 are not necessarily indicative of the operating results to be expected in the future.


                                                           Year Ended June 30,                    Nine Months Ended March 31,
                                                 --------------------------------------------    ----------------------------
                                                     1998            1999            2000            2000           2001
                                                 ------------    ------------    ------------    ------------    ------------
                                                    (in thousands, except share data)            (unaudited)      (unaudited)

STATEMENT OF OPERATIONS DATA:
Total revenues                                   $         --    $         --    $        279    $         40    $     10,055
                                                 ------------    ------------    ------------    ------------    ------------
Costs and Expenses:
    Cost of Sales                                          --             132              19           5,340
    Research and development                            2,297           3,563          10,157           6,253           8,700
    General and administrative1                         1,710           4,683          17,516           9,890           8,966
    Depreciation and amortization                          29             410             471             348             459
    Noncash compensation charge                            --          13,003          10,343           5,322             950
                                                 ------------    ------------    ------------    ------------    ------------
Operating loss                                          4,036          21,659          38,340          21,792          14,360
Other income (expense), net                              (305)         (1,162)             20              --              --
Interest income (expense)                                  --             (18)            158             116              41
                                                 ------------    ------------    ------------    ------------    ------------
Net loss                                         $     (4,341)   $    (22,839)   $    (38,162)   $    (21,676)   $    (14,319)
                                                 ============    ============    ============    ============    ============
Basic and diluted net loss per share /2/         $       (.46)   $      (1.42)   $      (1.41)   $       (.83)   $       (.44)
                                                 ============    ============    ============    ============    ============
Shares used in basic and diluted net
loss per share /2/                                  9,336,340      16,038,009      26,974,997      26,032.295      32,684,012
                                                 ============    ============    ============    ============    ============


/1./ includes $450,000 licensing fees in 1998 paid to Microtel, which was acquired on June 25, 1998.

/2./ Does not include 2,342,500 shares on a pro forma basis for all periods presented for shares which may be issued pursuant to warrants issued in private placements during the nine months ended March 31, 2001 and included as to be registered by this prospectus. Common equivalent shares other than 2,342,500 warrants discussed above have also been excluded from the computation of diluted earnings per share since their effect is antidilutive.

                                                                       Year ended June 30,                    March 31, 2001
                                                                       ------------------                     --------------
                                                         1997            1998        1999          2000         (unaudited)
                                                         ----            ----        ----          ----
BALANCE SHEET DATA:                                                       (in thousands)
Cash and cash equivalents.........................       $162             $--      $7,978         $6,432         $255
Working capital (deficit).........................       (212)         (3,073)      4,936          3,557          274
Total assets......................................        369           2,175      10,624         11,184        9,672
Long-term obligations, net of current portion.....          --             --           --           --            --
Total stockholders' equity (deficit)..............       $(23)          $(915)     $6,974         $7,329       $3,592


         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINACIAL CONDITION AND
                             RESULTS OF OPERATIONS

         You should read the following discussion and analysis along with selected financial data, financial statements and the related notes included elsewhere in this prospectus.

OVERVIEW

         We are a development-stage company that has designed, patented and is currently engaged in a "controlled roll-out" of our primary product, the Traverser. We believe that the Traverser provides a unique "turnkey" broadband equipment solution that enables telephone companies to deliver real time digital video programming, high speed Internet data and voice telephony service over existing copper telephone lines. We believe that the Traverser will, in many instances, provide the most cost effective, secure and scaleable solution for many telephone companies to provide a comprehensive suite of bundled or unbundled services, utilizing Asymmetric Digital Subscriber Line, or ADSL technology. We also manufacture and sell pots splitter and micro filters, which are necessary components of Digital Subscriber Line technology (DSL) currently being deployed by telephone companies both in the United States and abroad.

         mPhase Technologies, Inc was organized on October 2, 1996. On February 17, 1997, we acquired Techma Laboratories, Inc., a public corporation in a reverse merger transaction. This resulted in our stock becoming publicly-traded on the Nasdaq Over-the-Counter Bulletin Board. On June 25, 1998, we acquired Microphase Telecommunications, Inc. in a stock for stock exchange, whose principal assets included patents and patent applications utilized in our Traverser product. On August 21, 1998, mPhaseTV.net, Inc. was organized as a wholly-owned subsidiary to act as our marketing vehicle for video services and voice-routing over the Internet. On March 2, 2000 we acquired an interest in mPhase Television.Net, Inc., a joint venture organized to provide digital television programming content over the Traverser product.

         From our inception, our operating activities related primarily to research and development, establishing third-party manufacturing relationships and developing product brand recognition among telecommunications service providers. These activities included establishing trials and field tests of the Traverser product with Hart Telephone Company in Georgia and establishing a core administrative and sales organization.

         Revenues. To date, all material revenues have been generated from sales
         --------
of Pots Splitters and Filters to a small number of telecommunications companies. We believe that future revenues are difficult to predict because of the length and variability of the controlled roll-out of the Traverser to various telecommunications service providers. Since we believe that there may be a significant international market for the Traverser, involving many different countries with different regulations, certifications and commercial practices than the United States, future revenues are highly subject to changing variables and uncertainties.

         Cost of revenues. The costs necessary to generate revenues from the
         -----------------
sale of Pots Splitters and Filters include direct material, labor and manufacturing. We paid these costs to Janifest Corporation, which has facilities in the People's Republic of China and is owned by and managed by certain senior executives of our company. The cost of revenues also includes certain royalties paid to Microphase Corporation. Costs for future production of the Traverser product will consist primarily of payments to Flextronics to acquire the necessary components and assemble the products and future patent royalties payable to Georgia Tech Research Institute ("GTRI").

         Research and development. Research and development expenses consist
         -------------------------
principally of payments made to GTRI, Flextronics and Microphase Corporation for development of the Traverser product. All research and development costs are expensed as incurred.

         General and administrative. Selling, general and administrative
         ---------------------------
expenses consist primarily of salaries and related expenses for personnel engaged in direct marketing of the Traverser and the Pots Splitter and Filters as well as support functions including executive, legal and accounting personnel. Certain administrative activities are outsourced on a monthly fee basis to Microphase Corporation, a privately-held corporation organized in 1955, which shares certain common management with us. Finally we lease our principal office from Microphase Corporation.

         Litigation.  We have not incurred any material expenses due to
         ----------
litigation since our inception.

         Non-cash compensation charge. We incurred non-cash compensation charges
         -----------------------------
of $5,321,583, and $950,070, $10,343,114 respectively for the periods commencing
(i) July 1, 1999 and ended March 31, 2000, (ii) July 1, 2000 and ended March 31, 2001 and (iii) July 1, 1999 and ended on June 30, 2000. We make extensive use of stock options and warrants as a form of compensation to employees, directors and outside consultants.

NINE MONTHS ENDED MARCH 31, 2001 VS. MARCH 31, 2000

         Revenues. Total revenues in the nine-month period ended March 31, 2001
         ---------
increased to $10,055,006 from $39,585 for the nine-month period ended March 31, 2000. The increase was primarily attributable to sales of Pots Splitters and Micro Filters.

         Cost of revenues. Total cost of revenues increased to $5,339,634 for
         -----------------
the nine-month period ended March 31, 2001 from $18,662 in March 31, 2000 due to the commencement of sales of Pots Splitters and MicroFilters. Operating margins for the period ended March 31, 2001 were 46.9% based on the limited number of sales achieved. During the nine month period ended March 31, 2001 there was a general shortage of Pots Splitters and micro Filter components as telecommunication companies worldwide have be aggressively deploying DSL technology. Such margins may be materially smaller in the future as a result of a greater market balance of supply and demand for such products develops as a result of larger volumes of sales and increased competition.

         Research and development. Research and development expenses increased
         -------------------------
from $6,252,612 in the nine month period ended March 31, 2000 to $8,699,948 for the nine months ending March 31, 2001. Such amount includes $3,422,100 incurred with GTRC for such nine month period ended in 2000 as compared to $3,175,850 during the comparable period in 2001. Research and development expenses incurred primarily with respect to Microphase Corporation and Flextronics increased from $2,830,512 to $5,524,098 for the nine months ended March 31, 2000 as compared to the nine month period ended March 31, 2001. Research expenditures incurred with Flextronics are due to our increased efforts in the deployment of the Traverser, including the design and manufacture of prototypes of the set top box and the Central Office Pots Splitter Shelf. Increased research and development expenditures incurred with

Microphase Corporations and Janifest Corporation result are related primarily to the Pots Splitter and Micro Filter products.

         General and administrative expenses. General and administrative
         ------------------------------------
expenses were $8,966,355 for the nine month period ended on March 31, 2001 as compared to $9,890,337 for the same period ended March 31, 2000. The decrease in administrative costs are a result of the decrease of non-cash charges for the issuance of options to consultants which totaled $2,319,638 for the nine months ended March 31, 2000 as compared to $5,836,205 during the comparable period in 2000, offset by an increase in salaries and marketing expenses.

         Net income (loss). We recorded a net loss of $14,319,653 for the nine
         ------------------
months ended March 31, 2001 as compared to a loss of $21,675,708 for the same period ended March 31, 2000. This represents a loss per common share of $(.44) in 2001 as compared to $(.83) in 2000.

TWELVE MONTHS ENDED JUNE 30, 2000 VS. JUNE 30, 1999

         Revenues. Total revenues for the year ended June 30, 2000 increased to
         ---------
$279,476 from $0 for the year ended June 30, 1999. The increase was primarily attributable to the initial sales of Pots Splitters and micro Filters, our component products.

         Research and development. Research and development expenses rose to
         -------------------------
$10,288,692 for the year ended June 30, 2000, including a $1,010,375 non-cash charge for options granted to Hart Telephone, increased expenditures with Flextronics in connection with their efforts in assisting in our completion of the Traverser Version 1.1 and increased expenditures with Microphase Corporation for the completion of the first generation of component products. This includes approximately $4,560,000 incurred with GTRI in 2000 compared to approximately $2,450,000 in 1999. This represents an increase of $6,725,791 from the fiscal 1999 balance of $3,562,901.

         General and administrative expenses. General and administrative
         ------------------------------------
expenses rose to $17,516,216 for the year ended on June 30, 2000 from $4,683,109 for the same period ended June 30, 1999. The increase in the administrative costs relate to several factors. We increased our marketing and public relation efforts in anticipation of the deployment of our initial sales of component products and services. We also incurred substantial non-cash charges for grants of options and common stock to consultants totaling $9,078,311 in 2000, including $2,633,400 to minority co-venturers of mPhase Television.Net, Inc., Alpha Star, $796,350 to a consultant for services with respect to strategic advisory services and a $1,808,086 charge recorded for the issuance of common stock in May to recent investors due to a market value adjustment, as compared to a total of $2,765,453 of such charges for 1999.

         Net Loss. We recorded a net loss of $38,161,542 for the twelve months
         ---------
ending June 30, 2000 as compared to a net loss of $ 22,838,344 for the same period ended June 30, 1999. This represents a loss per common share of $(1.41) for 2000 as compared to $(1.42) for the same period in 1999.

TWELVE MONTHS THS ENDED JUNE 30, 1999 VS. JUNE 30, 1998

         Research and Development. Research and development expenses were
         -------------------------
$3,562,901 during the year ended June 30, 1999 compared to $2,297,282 for the year ended June 30, 1998. This includes approximately $2,450,00 in 1999 incurred with GTRC compared with approximately $2,100,000 in 1998.

         General and Administrative. General and administrative expenses rose to
         ---------------------------
$4,683,109 in the year ended June 30, 1999 from $1,259,801 for the comparable period in the year ended in June 30, 1998. The increase in the administrative costs primarily relate to the hiring of full time employees, implementation of management employment agreements, market making expenses relating to investor relations and an increase in our marketing efforts as we prepare for the release of our first commercial product.

         Liquidity and Capital Resources. At March 31, 2001, we had working
         --------------------------------
capital of $273,850 as compared working capital of $3,556,587 at June 30, 2000.

         Historically, we have funded our operations and capital expenditures primarily through private placements of common stock. However, we believe that the recent increase in sales of our POTS Splitter Shelves will provide some offset to cash flows used in operations, although there can be no assurance as to the level and growth rate of such sales in future periods as seen with quarter to quarter fluctuations in components sales due to an overall volatile telephone equipment market. At March 31, 2001, we had cash and cash equivalents of $255,240 and accounts receivable and inventory of approximately $1.6 million and $3.0 million, respectively. A major use of cash was the increased level of inventory and accounts receivable. Cash used in operating activities was $12.1 million. The cash used by operating activities principally consists of the net loss, the net increase in inventory and accounts receivable offset by a net increase in depreciation and amortization, non cash charges for common stock options and warrants issued for services and increased accounts payable relating to increased levels of inventory. In the nine months ended March 31, 2001, net cash of approximately $1.2 million used in investing activities consisted of purchases of property and equipment and costs associated with our licensing of the patents recently granted to GTRC. We intend to continue to invest in technology and telecommunications hardware and software in connection with the full commercial production of the Traverser and the joint venture in mPhase Television.Net, Inc. We continue our efforts to raise additional funds through private placements of our common stock, strategic alliances and, or other sources, the proceeds of which are required to fund continuing development stage expenditures and the controlled introductory roll-out of our Traverser Digital Video and Delivery System. However, there can be no assurances that we will generate sufficient revenues to provide positive cash flows from operations or that sufficient capital will be available when needed or at terms that we deem to be reasonable.

         We have continued to experience operating losses and negative cash flows. To date, we have funded our operations with a combination of component sales with private equity offerings. However, our management believes that we will be able to secure the necessary financing in the short term to fund our operations into our next fiscal year. However, failure to raise additional funds, or generate significant cash flows through revenues, could have a material adverse effect on our ability to achieve our intended business objectives.

                                    BUSINESS

Overview

         We are a developer of broadband communications equipment and digital video content designed to allow telephone companies and other emerging telecommunications equipment service providers to provide up to approximately 380 channels of digital television, a high speed Internet connection and voice telephone service simultaneously over the existing copper wire connection from the telephone service provider to a subscriber's home. The Traverser Digital Video and Data Delivery System uses Rate Adaptive Digital Subscriber Line technology, commonly referred to as RADSL, to enable telephone companies and other emerging communications service providers to cost-effectively deliver a full suite of voice, data and video services over the existing copper wire telephone infrastructure.

         We believe our technology provides end users with quality and security superior to that of fiber optic or co-axial because the Traverser provides a one-to-one connection from the subscriber's home to the telephone company's central office. The bandwidth connecting the telephone service provider to the subscriber is not shared by multiple users. Conversely, multiple subscribers must share the bandwidth on a co-axial or fiber optic cable system and cable services are delivered to multiple users through a single transmission pipe. These shared services tend to degrade and slow down with additional users. Moreover, data transmitted over shared bandwidth as it is with cable service is considered less secure.

         We believe that the Traverser is the only system that is capable of providing voice, data and video services to subscribers up to 12,000 feet from the telephone company's central office through an end-to-end system over the existing telephone infrastructure, without requiring telephone companies to upgrade their existing copper wire networks to fiber optic cable in their subscriber's service areas. Because our products do not require fiber or co-axial cable upgrades, we believe that the Traverser is uniquely positioned to enable small and mid-sized domestic and international communications service providers to compete in the market for integrated voice, data and video services in the most cost effective manner.


Industry Background


         The telecommunications, cable and satellite industries are currently undergoing significant technological and regulatory changes that enable the convergence of voice, Internet and television products into integrated delivery systems. Some cable companies have upgraded their network infrastructure to offer high-speed Internet and telephony services to their cable television subscribers. In order to compete effectively with cable companies that are infringing upon traditional telephony revenue sources, many telephone companies are seeking to upgrade their networks to provide their customers with fast and reliable Internet access, multi-channel television and phone service. Bundling these services is intended to give our potential customers the alternative of purchasing all communications services from a single provider, allowing the potential for more favorable pricing and a single point of contact for bill payment and customer service. If these bundled service packages are implemented successfully over time, we believe that they will provide substantial additional revenues to the communications service provider purchasing the Traverser.

         Cable providers now offer high-speed access to the Internet through cable TV lines. Cable modem service is typically delivered over a combination of coaxial cable and fiber optics that support higher data rates than DSL, but the cable connection is typically shared by up to several hundred subscribers linked to neighborhood distribution nodes. Thus cable companies quote end-user speeds that can vary from 256 kbps to 10 Megabits per second, or Mbps on two-way symmetric cable systems, and up to 10 Mbps downlink on one-way cable systems. However, actual speeds may be significantly lower due to deterioration of service as additional subscribers share the same cable connection.

         As a response to these competitive pressures, many telephone companies are upgrading their networks by installing high-bandwidth fiber optic transmission equipment and high-speed switches and routers in and between their central offices. Telephone companies have installed equipment to convert traditional analog voice signals to digital packets. Some telephone companies have also recently begun to create separate overlay data networks by connecting equipment known as Digital Subscriber Line Access Multiplexers, or DSLAMs, to their base of twisted-pair copper lines. DSLAMs are separate access systems that are usually installed in a central office and act as gateways to data networks. However, DSLAMs are not designed to provide high quality video services. Telephone companies seeking to offer complete services to their end-users often must do so using multiple and distinct access systems, because each system is typically unable to offer bundled voice, data and video services.

         While there have been significant upgrades to the plant and equipment in and between central offices, connections between the telephone subscribers and the central offices are still made through the copper infrastructure originally built to transmit analog voice signals. These existing lines, commonly referred to as the "last mile" or "local loop", extend from telephone companies' central offices out to businesses and residences. The last mile of copper wire networking represents the slowest portion of the communications infrastructure and often acts as a bottleneck in the delivery of higher bandwidth data and video traffic. We estimate that over 140 million businesses and homes in the United States are served by the copper infrastructure in the last mile, and the worldwide installed base of copper lines exceeds one billion.

         One of the technologies deployed by telephone companies in the last mile today to enable high-speed access is Digital Subscriber Line, or DSL. A growing number of local exchange carriers are deploying DSL to offer high-speed, cost-effective, voice and Internet access services on existing copper lines. In addition, significant portions of the cost of a DSL network can be deferred until subscribers are added, reducing the initial fixed cost of the network. Other advantages of DSL include the ability to leverage more of the underutilized capacity of the telephone line, offer multiple services on the same line and operate as a dedicated, "always-on" service, not requiring subscribers to initiate a dial-up connection each time the service is used. According to telecommunications research firm TeleChoice, at the end of 2000, there were approximately 2,429,000 DSL connections in service, and by the end of 2004, there is expected to be more than 17 million.

         Two common formats for DSL services are Very High Bit Rate Digital Subscriber Line, or VDSL, and Asymmetric Digital Subscriber Line, or ADSL. ADSL is the most common form of DSL used by telephone equipment manufacturers today. ADSL is called "asymmetric" because most of the bandwidth is devoted to the downstream direction to send data to the subscriber. Only a small portion of bandwidth is available for data transmission upstream back from the subscriber. ADSL is commonly used because most subscribers accessing the Internet download a substantial amount of information requiring extensive downstream bandwidth, while subscriber requests and other information transmitted from the subscriber back up to the service provider typically contain small amounts of data and require little upstream bandwidth.

         One form of ADSL is Rate Adaptive Digital Subscriber Line, or RADSL, which is the technology we use in the Traverser. As the name implies the upstream and downstream rates adjust based on the needs of the subscriber. RADSL permits up to 6.22 Mbps of data to be sent downstream to the subscriber and up to 1024 kbps upstream by the subscriber. The downstream bandwidth of RADSL permits a subscriber who uses our products to bring video, audio, and 3-D images into their home computer or television set. RADSL data transmission speeds permit one subscriber who uses our products to simultaneous receive one television channel, utilize a high speed Internet connection and conduct telephone conversations over one phone line. Traverser customers must be within 12,000 feet of a central office to use all of these services.

         VDSL permits approximately 20 Mbps of data to be transmitted downstream which is approximately three times the speed of RADSL. VDSL transmission speeds permit a subscriber to simultaneous receive up to four different television channels, utilize a high speed Internet connection and conduct telephone conversations over one phone line. However, customers who are a part of a VDSL network must be within 3,000 to 4,000 feet from a central office. Thus, VDSL networks require telephone companies to install fiber optic cable from their central office to the cabinet located in a subscriber's neighborhood making VDSL significantly more expensive than RADSL technology. The fiber optic cabling requires significant time to complete and could significantly delay any broadband offering.

         We believe that increased competition from cable operators will prompt communications service providers to upgrade their equipment to provide enhanced DSL services. However, during the calendar year 2000, DSL equipment manufacturers and communications service providers offering enhanced DSL services have not been profitable and their stock prices have been subject to significant declines. We believe the financial setbacks experienced by the DSL equipment industry and communications service providers can be explained in part by high infrastructure costs. The Traverser can significantly lower the costs associated with implementing broadband solutions.

         Our Solution

         By combining the benefits of DSL technology with digital video transmission capability, the Traverser is designed to alleviate the last mile data bottleneck and provide a cost-effective solution to offer integrated voice, video and data services to the end user. By using the existing installed public telephone infrastructure in the local loop, the Traverser supports high-speed communications without requiring costly upgrades from copper to coaxial cable or fiber optics.

         We believe that our DSL technology is unique because it enables simultaneous delivery of high-speed Internet access, digital television programming, and telephone communications over an existing telephone line up to distances of 12,000 feet. Because the transmission speed is rate adaptive, our DSL technology adjusts to the length and signal quality of the telephone line, automatically selecting the highest practical operating speed. Furthermore, the dedicated connectivity of our system maintains reliable service, which does not degrade or decrease in speed with increased volume of subscribers.

         We believe that the Traverser is a comprehensive and cost effective alternative to coaxial and fiber optic delivery of both high-speed Internet access and digital television programming for telephone companies and other emerging communications service providers because it utilizes installed copper wire. We believe our DSL technology is the only technology able to transport voice, digital television programming and high-speed data over the existing telephone network infrastructure without affecting voice traffic or degrading the quality of service. Other potential applications of our products include video teleconferencing, remote education, tele-medicine, video on-demand services, and e-commerce.

         We believe that our delivery method ensures reliable and secure video service and avoids quality of service issues that have been associated with IP-based delivery methods. Video content delivered via IP-based methods is sent in packets and may result in poor picture quality, picture freeze, inconsistent audio and video delivery or require frequent device resetting. The Traverser does not convert the video content into data packets and does not experience the same quality issues or IP-based delivery methods.

         We believe that none of the other broadband alternatives for the local loop have the cost and coverage advantages that utilize the existing copper infrastructure as our product does. We believe that communications service providers will seek to build upon their investment in copper wire by utilizing their infrastructure for transmission of digital data rather than pursuing costly fiber or hybrid fiber coaxial cable upgrades. Our equipment is engineered to provide flexibility to enable telephone companies to cost-effectively deploy multiple services to large numbers of subscribers. It is for these reasons that we believe that our equipment enables communications service providers to generate incremental revenues from their existing subscribers and respond to increased competition without significant capital expenditures.

         Communications service providers using the Traverser may elect to purchase packages of digital-quality television programming to send to their subscribers. mPhase Television.net enters into agreements with television networks to transmit their programming via its satellite network to telephone company program control centers. The content we provide through mPhase Television.net is distributed over the phone network using the Traverser and permits communications service providers to penetrate the multi-channel television programming market and compete with cable access television and direct broadcast satellite services.

         We believe the demand for high-speed broadband access solutions, such as the one provided by the Traverser, is significant and will continue to grow with the increase in demand for high-quality, digital television programming, the proliferation of widespread Internet usage and the increase in congestion caused by data intensive applications and transmissions over the installed copper wire infrastructure.

Business Development, Organization, and Acquisition Activities

         We were incorporated in New Jersey in 1979 under the name Tecma Laboratory, Inc. In 1987, we changed our name to Tecma Laboratories, Inc. As Tecma Laboratories, Inc., we were primarily engaged in the research, development and exploitation of products in the skin care field. On February 17, 1997, we acquired Lightpaths, Inc., a Delaware corporation, which was engaged in the development of telecommunications products incorporating DSL technology, and we changed our name to Lightpaths TP Technologies, Inc.

         On January 29, 1997, we formed another wholly-owned subsidiary called TLI Industries, Inc. The shares of TLI were spun off to our stockholders on March 31,1997 after we transferred the assets and liabilities, including primarily fixed assets, patents and shareholder loans related to the prior business of Tecma Laboratories. As a consequence of these transactions, we became the holding company of our wholly owned subsidiary, Lightpaths, Inc. on February 17, 1997.

         On June 2, 1997, we completed a reverse merger with Lightpaths TP Technologies, Inc. and changed our name to mPhase Technologies, Inc.

         On June 25, 1998, we acquired Microphase Telecommunications, Inc., a Delaware corporation, by issuing 2,500,000 shares of our common stock. Microphase Telecommunications' principal assets were patents and patent applications utilized in the development of our proprietary Traverser technology.

         In March, 2000, we entered into a joint venture with AlphaStar International, Inc. to form an entity called mPhaseTelevision.Net, Inc. in which we held a 50% interest. On May 1, 2000, we acquired an additional 6.5% interest in mPhaseTelevision.Net, Inc. and made it one of our consolidated subsidiaries.

         On March 14, 2000, we entered into an agreement with BMW Manufacturing Corp., located in South Carolina. Under the agreement, we installed version 1.0 of the Traverser for BMW's telephone transmission network. BMW has agreed that, upon its notice and consent, we will be able to demonstrate to potential customers the functioning system at BMW's facilities. We also have installed systems for Pioneer Communications, Inc. and CariPAC.com. The Pioneer system was installed at its facility in Ulysses, Kansas on May, 1999 and we installed one system in China and one in Hong Kong for CariPAC.com.

         As of June, 2000, we completed our initial beta testing period for the Traverser at Hart Telephone. There are currently approximately forty subscribers at Hart Telephone and we expect Hart Telephone to roll out additional subscribers in the future. Hart Telephone is providing these subscribers with telephone, internet and video services using the Traverser. We have inventory in place to support low-rate production of version 1.1 of the Traverser for up to 1,000 units per month. We are in development of the version 2.0, which we expect will provide an enhanced program guide, near video on-demand for pay-per-view movies, two video channels and an integrated browser.

         Our revenue, historically, has been derived from sales of component telephone equipment parts, the majority of which has come from our sales of POTS Splitter Shelves. In our fiscal year ended June 30, 2000, and through the third quarter of our fiscal year 2001 ended March 31, we generated approximately $279,476 and $10,055,006 million in revenue, respectively, from the commercial sale of our component products. Our other component products, including Transmit/Receive Filters and Central Office Low Pass Filter Shelves, are marketed to other DSL equipment vendors. We do not believe that the sales of our Traverser will be materially impaired by the sale of these component products to these potential competitors.

         Up to the date of this prospectus, we manufactured the Traverser at Flextronics International Ltd. under an agreement that we entered into in November, 1999, however, we continue to evaluate other manufacturing facilities for the Traverser. We believe that there are several manufacturers who can mass produce the Traverser. We are testing the universal access shelf and expect to be able to commence manufacturing of the Traverser after completion of the NEB's safety tests in June 2001.

Our Products & Services

         The Traverser consists of network elements located at a programming and control center owned by the telephone company, the central office and at the subscriber's residence or business. The key elements of the Traverser, which are fully described below, are the System Management Work Station, the POTS Splitter Shelves, the Access Shelves, and the Intelligent Network Interfaces.



                                   [GRAPHIC]



         Digital television content is received via satellite at the programming control center. At the programming control center, local broadcast channels are also integrated into the programming received by satellite. Digital television content is then transmitted over a fiber optic cable to the central office. At the central office, digital television, Internet and traditional telephone services are combined by the Traverser for delivery to subscribers over existing telephone wires. Once received at the home or office, the Intelligent Network Interface distributes the digital television content, Internet and telephone signals to their respective devices.

         Traverser

         Our principal product is the Traverser Digital Video Data Delivery System, or the Traverser. Since our inception in June 1997, our operating activities have centered on developing, building and testing the Traverser; establishing relationships with third party developers and manufacturers; and commencing sales and marketing efforts. We have not yet derived any revenue from the sale of the Traverser.

         We believe that technology used by the Traverser is unique because it enables simultaneous delivery of reliable digital-quality television programming, high-speed Internet access and telephone communications without major upgrades to the local loop network.

         The Traverser enables communications service providers to send reliable, MPEG-2 digital-quality television over the installed copper wire, in addition to high speed data transmission and voice services, allowing them to compete effectively with cable operators and satellite services for subscribers in the last mile. MPEG-2 is the standard used by computer and telecommunications equipment manufacturers to transmit video and photographic images over copper wire networks. The Traverser technology provides 4 Mbps, of bandwidth for digital video delivery with an additional 2Mbps for Internet service, which is up to 40 times faster than regular 56k dial-up Internet service. Additionally, the bandwidth provided over the copper line by the Traverser is dynamic and may be entirely used for either video or Internet service, independent of the other, based on the subscriber's preference.

         The Traverser utilizes technology we license exclusively from Georgia Tech Research Corporation and RADSL technology which we license on a non-exclusively from Globespan Semiconductor, Inc. Georgia Tech currently provides a significant portion of the engineering research and design to develop the Traverser. The Traverser also utilizes an advanced filter technology developed by Microphase Corporation, a company with which we share common management. The hybrid filters in mPhase circuit boards enable more efficient impedance matching of the copper loop, which permits longer transmission distances, higher data rates and decreased signal bit error rates.

         The Traverser is utilized in conjunction with popular telecommunications transport protocols such as Digital Signal Level 3.0, Synchronous Optical Network, Synchronous Digital Hierarchy, Asynchronous Transfer Mode or frame relay and is highly adaptable. We are also in the process of evaluating the extent to which our network products can be used in conjunction with other transport protocols. The Traverser is transparent to the switch and digital loop carrier and supports emergency service operation and relieves dial-up Internet switch congestion.

Component Parts

         POTS Splitter Shelves

         A Plain Old Telephone Service (POTS) Splitter Shelf is a low pass/high pass filter that separates the voice and data transmissions. POTS Splitter Shelves, are necessary to permit simultaneous voice and data transmissions over the same twisted copper wire pair. POTS Splitter Shelves and the individual cards that populate the shelf (one card for each subscriber) separate and re-combine traffic traveling along each copper wire into the analog voice portion of a transmission and the digital data portion, so that each component can travel independent of the other. This product allows for increased clarity of both voice and data information and decreased "cross talk", or interference.

Microfilters

         We have developed a complete line of microfilters, including a 2 and 4 pole filter for use in single and multi-phone households, as well as a NID Splitter.

mPhase Television Net, Inc.

         mPhaseTelevision.Net, Inc. provides telephone company customers with television programming delivered via satellites, in the form of MPEG2 signals, to be distributed to their subscribers over a DSL network using the Traverser. mPhaseTelevision.Net, Inc. is operated from AlphaStar's facilities in Oxford, Connecticut under a lease from AlphaStar. Hart Telephone is the first client of mPhase Television and we began testing for Hart in March, 2000.

         We contributed the initial funding for the mPhaseTelevision.Net, Inc. by lending it $1,000,000 at 8% per annum interest. The loan is repayable to us in common stock at the time that mPhase Television qualifies for listing in the NASDAQ Small Cap Market. We also contributed $20,000 in cash to the joint venture and granted options to AlphaStar to purchase 200,000 shares of our stock for $4.00 per share. The agreement requires AlphaStar to provide mPhase Television the right to transmit television broadcasts over AlphaStar's digital satellite network. On May 1, 2000, we acquired an additional 6.5% interest in mPhase Television for an additional $1,500,000 in cash. We report mPhase Television as a consolidated subsidiary.

         Through mPhaseTelevision.Net, Inc., we have entered into testing agreements for approximately 80 channels with several major networks, under which we have received permission to receive their signals from AlphaStar's satellites and retransmit the signal to the Hart facility and subsequent customers. Upon approval of the tests, we expect each network to sign an affiliation agreement that would allow us to transmit content to telephone companies nationwide. We believe that the distribution of digital television content over copper telephone lines using the Traverser would allow major networks to provide their services to homes in many rural communities that do not have access to coaxial cable.

Research and Development Activities

         We have designed the Traverser and its ancillary component parts in conjunction with Georgia Tech Research Corporation which conducts a majority of our digital research and development for the Traverser line of products. Microphase, Inc. contributed the analog technology incorporated in the design of the Traverser, as well as providing ongoing development of analog components for the Traverser. We expect Georgia Tech to continue research and development of the Traverser, to enhance its features and functionality and to develop version
2.0 of the Traverser and additional products utilizing Traverser technology.

         As of June 30, 2000, we had been billed approximately $9,160,000 for research and development conducted by Georgia Tech, of which approximately $445,594 remained outstanding.

         On March 26, 1998, we entered into a license agreement with Georgia Tech Research Corporation which owns the Digital Video and Data System technology. Georgia Tech has granted us the exclusive license to use and re-sell this technology in the Traverser. We pay Georgia Tech Research Corporation royalties between 3% to 5% on the sales of the Traverser. The agreement expires automatically when the patents covering the invention expire. Georgia Tech Research Corporation may terminate the agreement if we do not make royalty payments of at least $50,000 before March 26, 2001 and at least $100,000 during each twelve (12) month period thereafter.

Our Strategy

         Our primary business strategy is to develop and market the Traverser to domestic and international telephone companies and other communications service providers. We seek to position the Traverser to be the most cost effective alternative for delivery of digital quality television, high-speed data and voice in our target market.

         Marketing Strategy. We primarily market the Traverser in the United
         -------------------
States to small and medium-sized independent telephone companies, having up to 1,000,000 lines that are incumbent local exchange carriers and Regional Bell operating companies. We believe these companies will seek to minimize capital expenditures in offering enhanced broadband services to their customers. We believe that we will experience a longer sales cycle in marketing to larger telephone companies than with the smaller independent companies.

         We also intend to market the Traverser to large international telephone companies, where we believe conditions for telecom, broadband and video application growth are the most promising. Most of the international market has low teledensity rates and few over-air options. Moreover, cable television service is rarely available in most international markets, particularly in areas outside of the urban centers, making them prime candidates for the Traverser. For example, the majority of Central and South American homes receive only two or three broadcast channels. According to our industry research, the current cable subscriber base in South America is 8.3 million. This represents less than ten (10%) percent of the TV households, with over half of the subscribers concentrated in Argentina.

         We intend to develop a direct sales force to market our products directly to communications service providers in the United States and to negotiate with international resellers. We have signed one non-exclusive distribution agreement with CariPAC International, a distributor of telephone equipment in Hong Kong and southern China, to distribute the Traverser in Hong Kong and China and we have installed a system in both China and Hong Kong for beta testing. We executed an evaluation agreement with TelMex, the leading communications services provider in Mexico, under which TelMex has conducted performance trials on the Traverser. We anticipate a second round of testing to commence under our agreement with TelMex. We are currently in discussions with other third party distributors and intend to pursue the resale channels for various parts of the world.

         For the next twelve months, we have three goals in relation to our advertising and promotional efforts:

          -    to increase brand and product awareness;

          - to establish a clear and meaningful market positioning for the product; and

          -    to support sales of the system.

         We seek to develop brand and product recognition among key decision-makers in domestic telecommunications companies through advertising campaigns and trade show exhibitions. All promotional efforts, including advertising, communication materials and trade show exhibitions, will be designed to effectively and clearly communicate our products' key benefits and features relative to the competition.

         We plan to use Hart Telephone as a showcase for potential customers. We believe this will effectively convey the concept of a complete turn-key solution, enabling potential customers to see and experience the mPhase solution.

         Production Strategy. In late 1999, we contracted with Flextronics, a
         --------------------
major third party contract manufacturer, to manufacture our central office equipment and Intelligent Network Interfaces. We intend to seek additional strategic partners for the aggregation and development of television and Internet content, manufacturing, sales, distribution and technological advancements. We are targeting leading contract manufacturing companies with strategically located facilities in North America, Mexico and Asia with whom we can establish long-term relationships. By using contract manufacturers, we will attempt to avoid the substantial capital investments required for internal production.

Patents and Licenses

         We have filed and intend to file United States patent and/or copyright applications relating to some of our proposed products and technologies, either with our collaborators, strategic partners or on our own. There can be no assurance, however, that any of the patents obtained will be adequate to protect our technologies or that we will have sufficient resources to enforce our patents.

         Because we may license our technology and products in foreign markets, we may also seek foreign patent protection. With respect to foreign patents, the patent laws of other countries may differ significantly from those of the United States as to the patentability of our products or technology. In addition, it is possible that competitors in both the United States and foreign countries, many of which have substantially greater resources and have made substantial investments in competing technologies, may have applied for, or may in the future apply for and obtain, patents which will have an adverse impact on our ability to make and sell our products. There can also be no assurance that competitors will not infringe our patents or will not claim that we are infringing on their patents. Defense and prosecution of patent suits, even if successful, are both costly and time consuming. An adverse outcome in the defense of a patent suit could subject us to significant liabilities to third parties, require disputed rights to be licensed from third parties or require us to cease our operations.

         The intellectual property owned and licensed by us falls into two general categories, analog and digital intellectual property. We have a pending patent application which was filed in June, 1999 claiming priority to three provisional patent applications for the analog portion of our technology used in relation to the Traverser product.

         Our DSL filter technology, enables increased video clarity over copper wire, longer transmission distances and decreased signal error rate. The intellectual property related to the DSL filters includes:

          - low pass filter shelves and POTS Splitters, which separate the Traverser DSL spectrum from the traditional voice service; and

          - G.lite filters which are filters that conform to the worldwide g.lite standard and are utilized in the transmission of data and voice service at up to 1.544 Mbps. We believe that both of these components are key to providing a DSL signal at sufficient quality and service distances for combined video and data delivery.

         We license our digital intellectual property. We have a non-exclusive license from GlobeSpan for the rights to use the GlobeSpan rate adaptive DSL chipset. We also have an exclusive, worldwide license to manufacture and market products using the technology developed by Georgia Tech under our contract with them. The exclusive license with Georgia Tech is applicable for the duration of their patent protecting the system design and other technology related to the Traverser.

         The licensed patent-pending technology developed at Georgia Tech covers the capabilities of the Traverser. The two United States patents under application are:

          - Computer System and Method for Providing Digital Video and Data over a Communications Channel; and

          - Apparatus and Method for Transporting Infrared and Radio Frequency Signals.

          The patent for the System and Method for the Delivery of Digital Video and Data over a Communications Channel was issued on November 28, 2000.

         The digital intellectual property that we license provides several unique aspects of the Traverser. Among these is the backplane design, which provides every subscriber the ability to view any channel available. All subscribers in a given system could be watching the same channel, or could be watching different channels with no degradation of service. The proprietary design, which does not incorporate a Digital Subscriber Line Access Multiplexer architecture, makes the Traverser a true broadcast system rather than a mere video delivery system.

         The patent issued for the System and Method for Maintaining Timing Synchronization in a Digital Video Network covers the development of the Framer and the Framer chip. The Framer is an Application Specific Integrated Circuit which gives the Traverser the capability of allocating both the downstream and upstream bandwidth into virtually any application required. This feature allows the Traverser to deliver both MPEG-2 Digital Video and Internet data simultaneously and also allows for future applications of the Traverser.

         We also have patents pending that protect the software management and control of the individual Traverser links, the DVDDS, all firmware, C++ and Java code which are upper-level programming languages written for the project and the channel changing methodology and interface to the electronic program guide at the customer site through the Intelligent Network Interface.

         We also rely on unpatented proprietary technology, and we can make no assurance that others may not independently develop the same or similar technology to ours or otherwise obtain access to our unpatented technology. If we are unable to maintain the proprietary nature of the Traverser technology, our future operations would likely be adversely affected.

Regulation

         The Federal Communication Commission, or FCC, and various state public utility and service commissions, regulate most of our potential domestic customers. Changes to FCC regulatory policies may affect the accessibility of communications services, and otherwise affect how telecommunications providers conduct their business. These regulations may adversely affect our potential penetration into certain markets. In addition, our business and results of operations may also be adversely affected by the imposition of certain tariffs, duties and other import restrictions on components which we obtain from non-domestic component suppliers. Changes in current or future laws or regulations, in the U.S. or elsewhere, could materially adversely affect our business.

Competition

         The telecommunications equipment market is characterized by swift technological change. Currently, communications service providers have the option to offer several broadband solutions in the last mile, including the existing ISDN or T-1 technologies offered by telephone companies, fiber optic cable or hybrid coaxial cable upgrades and wireless and satellite delivery methods. Communications service providers may use these other technologies instead of DSL to offer their subscribers broadband access.

         Based upon current telecommunications industry standards and domestic deployment methodologies, we believe that DSL can compete favorably with these other technologies. In particular, telephone companies and other copper-wire based service providers, which are interested in maximizing the installed copper wire infrastructure from the standpoint of cost effectiveness and ease of development, will favor DSL or other copper-based broadband technologies.

         Our competitors who sell DSL systems like the Traverser or other technologies which incorporate broadband solutions over copper wire include:
ADTRAN, AG Communications Systems, Alcatel S.A., Aware, Inc., Broadband Technologies, CISCO Systems, Inc., Copper Mountain, Diamond Lane, ESI, Fidelity Holdings (which produces the I-Gate DSL technology), General Data Com, Lucent Technologies, Orckit Communications, Next Level Communications, Inc., PairGain Technologies,

Paradyne, Pixstream Corporation, SourceNet, Turnstone Systems, TUT Systems and Westell Technologies. In addition, we compete with Myrio Corporation and ImagicTV, Inc. who provide infrastructure software products to deliver multi-channel digital television over telephone networks by using Internet Protocol.

         Integrated Services Digital Network. Technologies for high-speed data
         ------------------------------------
transmission over copper lines include Integrated Services Digital Network, or ISDN. ISDN currently delivers 128 kbps for computer networking connections, which is twice as fast as analog modem dial-up speed. While ISDN does provide faster access than analog modems, it is expensive, difficult to install, and not as fast as competing high speed technologies. Moreover, it does not allow for simultaneous data transmission and normal telephone service on the same line and it is not capable of delivering digital television.

         Fiber Optic Cable. Fiber optic cable is another alternative that allows
         ------------------
high bandwidth transmission. However, we feel it would be prohibitively expensive for local loop communications service providers to install fiber optic cable to every home.

         Coaxial Cable. Cable companies have begun offering high speed Internet
         --------------
access through cable modems. These modems provide the potential of wider bandwidth (up to 10 Mbps as compared to 56 kbps analog modems). But coaxial cable is relatively expensive and has the drawbacks associated with a shared bandwidth medium.

         Satellite.  Telecommunications  and cable companies can relay video
         ---------
signals via satellite as opposed to utilizing underground wire infrastructures to transmit the content.

Employees

         We presently have approximately 20 full and contract employees, two of whom are also employed by Microphase Corporation. See the description in the section entitled "Certain Relationships and Related Transactions."

Properties

          - We maintain our corporate headquarters at 587 Connecticut Avenue, Norwalk, Connecticut 06856-0960, under a facilities agreement with Microphase. The agreement with Microphase provides that we lease office space, lab facilities and administrative staff on a month-to-month basis for $51,050 per month.

          - We also maintain an office and research facility at the Georgia Tech Research Corporation in Atlanta, Georgia as part of our basic ordering agreement with Georgia Tech.

          - We lease office space for mPhaseTelevision.Net, Inc. from AlphaStar at a per square foot price of $27 per annum.

                                LEGAL PROCEEDINGS

         On or about September 30, 2000 we received notice that on September 22, 2000, a former mPhase employee commenced a lawsuit in the United States District Court for the Middle District of Tennessee against us, two of our officers, and one of our outside attorneys. The action alleges that we failed to timely remove restrictions from plaintiff's restricted stock, and failed to provide plaintiff with an employment contract. The plaintiff alleged violations of federal securities law, Tennessee securities law, and common law and seeks damages of $1,679,000 plus punitive damages. The plaintiff seeks damages of $2,000,000 plus punitive damages for the employment claim. We believe we have meritorious defenses to plaintiff's claims and plans to vigorously defend the action.


         From time to time we may be involved in various legal proceedings and other matters arising in the normal course of business.

                                 OUR MANAGEMENT

Executive Officers and Directors

         Our officers and directors, and their ages, as of March 28, 2001, are as follows:


                   Name                       Age                                Position(s)
                   ----                       ---                                -----------

      Necdet F. Ergul                          76           Chairman of the Board and Director
      Ronald A. Durando                        44           President, Chief Executive Officer and Director
      Martin S. Smiley                         53           Executive Vice President, Chief Financial Officer and
                                                            General Counsel
      Gustave T. Dotoli (2)                    65           Chief Operating Officer and Director
      David L. Klimek                          48           Chief Technology Officer and Director
      J. Lee Barton                            47           Director
      J. Allen Layman (1)                      48           Director
      Anthony H. Guerino, Esq. (1)(2)          55           Director
      Craig Vickers (2)                        55           Director
      Abraham Biderman (1)                     52           Director


--------------------------

(1)   Member of Audit Committee.
(2)   Member of Compensation Committee.


         The following is biographical information about each of the nominees.


         NECDET F. ERGUL has served as our Chairman of the Board since October 1996 with the exception of a three-month period in 2000 when he temporarily resigned. Mr. Ergul also currently serves as the President and Chief Executive Officer of Microphase Corporation, a leading developer of military electronic defense and telecommunications technology, which he founded in 1955. In addition to his management responsibilities at Microphase, he is active in engineering design and related research and development. Mr. Ergul holds a Masters Degree in Electrical Engineering from the Polytechnic Institute of Brooklyn, New York.


         RONALD A. DURANDO is a co-founder of mPhase Technologies, Inc. and has served as our President, Chief Executive Officer and a Director since its inception in October 1996. Since 1994, Mr. Durando has been Chief Operating Officer of Microphase Corporation. From 1986 to 1994, he was President and Chief Executive Officer of Nutley Securities, Inc., a registered broker-dealer. He is also Chairman of the Board of Janifast Ltd., a U.S. Holding Company and President and Chief Executive Officer of PacketPort.com.

         GUSTAVE T. DOTOLI has served as our Chief Operating Officer since October 1996 and has been a Director since October 1996. Prior to joining us, Mr. Dotoli was President and CEO of State Industrial Safety, Inc. from 1986-1996. In addition, Mr. Dotoli currently serves as the Vice President of Corporate Development of Microphase Corporation. He is formerly the President and Chief Executive Officer of the following corporations: Imperial Electro-Plating, Inc., World Imports USA, Industrial Chemical Supply, Inc., SISCO Beverage, Inc. and Met Pack, Inc. Mr. Dotoli holds a B.S. in Industrial Engineering from Fairleigh Dickinson University.


         DAVID KLIMEK is a co-founder of mPhase Technologies, Inc. and has served as our Chief Technology Officer since June 1997 and as Director of Engineering since its inception in October 1996. Mr. Klimek joined our Board of Directors in October 1996. From 1990-1996, Mr. Klimek owned and operated Mashiyach Design, Inc., an engineering consulting firm. He has more than 18 years of technical engineering and design expertise and presently holds 14 individual or co-authored U.S. patents. From 1982 to 1990, Mr. Klimek was the R&D manager of Digital Controls, Inc. Mr. Klimek holds a B.S. in Electrical Engineering from Milwaukee School of Engineering, Milwaukee, Wisconsin.


         J. LEE BARTON has served as a director since February 1999. Mr. Barton is the President and Chief Executive Officer of Lintel, Inc., a holding company that owns Hart Telephone Company, a 10,000-line local exchange carrier in northeast Georgia, Hart Communications, an interconnect carriers' carrier and long distance company, Hart Cellular, a partnership in two RSAs in North Georgia, and Hart Cable, a recently formed cable television company and Hart GlobalNet.


         J. ALLEN LAYMAN has been a member of the Board since February 23, 2000. Mr. Layman is the President and Chairman of the Board of NETOLOS, which provides services in the telecommunications industry, and has been employed by R&B Telephone in various capacities since 1974. Mr. Layman is a member of several boards of directors, including The Bank of Fincastle, the United States Telephone Association, the Organization for the Promotion and Advancement of Small Telecommunications Companies, Virginia Telephone Industry Association, Valley Network Partnership, Layman Development Corporation, Botetourt County Public Schools Education Foundation, Inc., Virginia PCS Alliance, West Virginia PCS Alliance and the Blue Ridge Mountains Council, Boy Scouts of America.


         ANTHONY H. GUERINO has been a member of the Board since February 23, 2000. Since December 1997, Mr. Guerino has been an attorney in private practice in New Jersey. Prior thereto, Mr. Guerino served as a judge of the Newark Municipal Courts for over twenty (20) years, periodically sitting in the Essex County Central Judicial Processing Court at the Essex County Courthouse. Mr. Guerino has been a chairperson for and member of several judicial committees and associations in New Jersey, and has been an instructor for the Seton Hall School of Law's Trial Moot Court Program.


         CRAIG VICKERS has been a member of the Board since March 4, 2000. From 1995 to the present, Mr. Vickers has been a principal of Convergence Capital, a firm that provides advisory services in international and domestic investment banking, in corporate finance and in the industry sectors of media, information communications and entertainment. Mr. Vickers is responsible for advising management of mid-stage companies on strategic relationships, mergers and acquisition matters. Prior to his position at Convergence Capital, to Mr. Vickers served as the Director, Business Development, Sports Information Services at Infotechnology. Mr. Vickers is a member of the Internet Society, the MIT Enterprise Forum, the New York Media Association, the New York Venture Group, ABANA and the US/Arab Chamber of Commerce.

         ABRAHAM BIDERMAN has been a member of our board since August 3, 2000. Mr. Biderman is Executive Vice President of Lipper & Company; Executive Vice President, Secretary and Treasurer of The Lipper Funds; and Co-Manager of Lipper Convertibles, L.P. Prior to joining Lipper & Company in 1990, Mr. Biderman was Commissioner of the New York City Department of Housing, Preservation and Development from 1988 to 1989 and Commissioner of the New York City Department of Finance from 1986 to 1987. He was Chairman of the New York City Retirement System from 1986 to 1989. Mr. Biderman was Special Advisor to former Mayor Edward I. Koch from 1985 to 1986 and assistant to former Deputy Mayor Kenneth Lipper from 1983 to 1985. Mr. Biderman is a Director of the Municipal Assistance Corporation for the City of New York. Mr. Biderman graduated from Brooklyn College and is a certified public accountant.


         MARTIN SMILEY joined us as Executive Vice President, Chief Financial Officer and General Counsel in September, 2000. With over twenty years experience as a corporate finance and securities attorney and as an investment banker, Mr. Smiley serves as mPhase's strategic financial leader. Prior to joining the company, Mr. Smiley served as a Principal at Morrison & Kibbey, Ltd., a mergers and acquisitions and investment banking firm from 1998 to 2000, as a Managing Director for CIBC Oppenheimer Securities from 1994 to 1998. He served as a Vice President of Investment Banking at Chase Manhattan Bank from 1989 to 1994, and as a Vice President and Associate General Counsel for Chrysler Capital Corporation from 1984 to 1989. Mr. Smiley graduated with a B.A. in Mathematics from the University of Pennsylvania and earned his law degree from University of Virginia School of Law.


Board Committees

         Our Board of Directors has an audit committee and a compensation committee. The audit committee approves of our independent accountants and determines the appropriateness of their fees, reviews the scope and results of the audit plans of the independent accountants, oversees the scope and adequacy of our internal accounting control and record-keeping systems and confers independently with the independent accountants. The audit committee consists of Messrs. Biderman, Layman and Guerino. Consistent with NASD regulations, an audit charter was developed and adopted by the Board and the audit committee on August 2, 2000.


         The compensation committee makes recommendations to our board of directors regarding our stock incentive plans and all matters of compensation. The compensation committee consists of three Directors, Messrs. Dotoli, Vickers and Guerino.


Director Compensation

         We pay each of our directors $15,000 annually for their services as a director and for their attendance of board and committee meetings. Additionally, some of the directors have been granted options under our Long-Term Stock Incentive Plan and we have included those grants in the table entitled "Security Ownership of Certain Beneficial Owners and Management" and the notes thereto.

Executive Compensation

         The following table sets forth, for the fiscal year ended June 30, 2000 and the two previous fiscal years, the compensation paid by us to, as well as any other compensation paid to or earned by,


          -    our Chief Executive Officer; and

          - our four most highly compensated executive officers, other than the Chief Executive Officers, whose compensation during the fiscal year ended June 30, 2000 was greater than $100,000 for services rendered to us in all capacities during such year.


                           SUMMARY COMPENSATION TABLE


                                           Annual Compensation                     Long-Term Compensation
                                           -------------------                     ----------------------
                                                                                                     Securities
                                                                                                     Underlying
  Name And                                                                Restricted Stock           Options/Sars
  Principal Position                Year      Salary        Bonus         Award(S) (Shares)            (Shares)
  ------------------                ----      ------        -----         -----------------            --------

  Ronald A. Durando(1)(2)           2000        312,920      2,398,032          157,500                 250,000
     Chief Executive Officer        1999        250,000        275,000          400,000                 562,500
         and President              1998        150,000             --

  Gustave T. Dotoli(1)              2000        231,670        362,000          232,500                 175,000
     Chief Operating Officer        1999        175,000        100,000          175,000                 300,000
                                    1998        120,000             --               --                      --

  David L. Klimek(1)                2000        106,500         30,000               --                  50,000
     Chief Technology Officer       1999         77,138         35,000          275,000                 150,000
                                    1998         68,000             --               --                      --

  Susan E. Cifelli                  2000        205,850         30,000           20,000                 125,000
     Former Executive Vice          1999         45,080             --               --                 130,000
     President-Marketing


   (1)   Does not include a $15,000 annual stipend as a director.

   (2) Bonus compensation includes contractual stock bonus award of 226,715 shares having a value of $1,714,532 as of June 30, 2000. For a description of the bonus formula, see the description of Mr. Durando's Employment Agreement below.

   (3)   Susan E. Cifelli is no longer employed by us.


         No individual named above received prerequisites or non-cash compensation during the years indicated which exceeded the lesser of $50,000 or an amount equal to 10% of such person's salary. No other executive officer received compensation and bonuses that exceeded $100,000 during any year.

                                  STOCK OPTIONS

         The following table sets forth certain information concerning individual issues of options made during the year ended June 30, 2000 to our executive officers named in the summary compensation table above. For the fiscal year ended June 30, 2000, we granted options to acquire up to an aggregate of 2,710,000 shares to employees, directors and consultants.


                        OPTION GRANTS IN LAST FISCAL YEAR
                               (INDIVIDUAL GRANTS)

-------------------------------------------------------------------------------------------------------------------------------
                                   % of Total
                                   Options                    Market
                                   Granted to     Exercise    Price                     Potential Realizable Value at Assumed
                         Options   Employees      or Base     on                      Annual Rates of Stock Price Appreciation
                         Granted   in Fiscal        Price     Grant    Expiration              for 5 year Option Term
Name                       (#)        2000        ($/Share)   Date        Date           0%            5%              10%
-------------------------------------------------------------------------------------------------------------------------------
Ronald A. Durando       250,000       13.3          $4.00     $7.0        2005       $750,000      $1,233,525      $1,818,375
Gustave T. Dotoli       175,000        9.3           4.00      7.0        2005        525,000         863,467       1,272,863
Susan E. Cifelli         25,000        1.3           4.00      7.0        2005        75,000          123,353         181,838
                        100,000        5.3           1.50      7.0        2005        550,000         734,410         977,350
David Klimek             50,000        2.7           4.00      7.0        2005        150,000         246,705         363,675
-------------------------------------------------------------------------------------------------------------------------------


         The following table sets forth information with respect to the number and value of outstanding options held by our executive officers named in the Summary Compensation Table above at June 30, 2000. During the fiscal year ended June 30, 2000, 140,000 options were exercised. The value of unexercised in-the-money options is based upon the difference between closing price of our shares on June 30, 2000 and the exercise price of the options.


                          FISCAL YEAR-END OPTION VALUES

------------------------------------------------------------------------------------------------------------------------
                           Shares                                                        Value of Unexercised
                          Acquired                       Number of at Fiscal         In-the-Money Options At Fiscal
                             On          Value              Year-End (#)                      Year-End ($)
                          Exercise      Realized     -------------- ----------------- ---------------- -----------------
Name                         (#)           $         Exercisable    Unexercisable      Exercisable     Unexercisable
------------------------------------------------------------------------------------------------------------------------
Ronald A. Durando               0              0       1,750,000     3,000,000          $10,360,375       $18,375,000
Gustave T. Dotoli         140,000        857,500       1,090,000     1,500,000            6,403,125         9,187,500
David Klimek                    0              0         675,000         --               4,129,687                --
Susan E. Cifelli                0              0         165,000       90,000               962,813           545,625
------------------------------------------------------------------------------------------------------------------------


Employment Agreements

         We have an employment agreement with Ronald A. Durando, our President, Chief Executive Officer and Director. The agreement, executed June 24, 1999, is for a term of thirty-six months expiring on June 30, 2002. Under the terms of the agreement, Mr. Durando receives a base annual salary of $275,000, a bonus and a salary increase based upon performance review every six months, beginning six months from the effective date of the agreement, as well as health benefits, vacation and such other fringe benefits as would be paid to our similarly situated senior management. In consideration of devoting such time as would be required of our Chief Executive Officer to our business and specifically to his duties under the agreement to provide investor relations, Mr. Durando is entitled to a bonus at the end of each year equal to five percent (5%) of the increase in the market value of the issued and outstanding shares of our shares, of which bonus twenty-five percent (25%) shall be payable in cash and the remaining balance in shares.


         Such agreement is terminable upon Mr. Durando's death, permanent disability, or for "just cause" (defined below) and is renewable within two months of the expiration date of the agreement upon the mutual terms agreed to by Mr. Durando and us. Mr. Durando shall be deemed "permanently disabled" under the agreement if he shall fail to render and perform the executive services required under the agreement for a continuous period of three consecutive months. "Just cause" is defined under the agreement as the commission of acts constituting theft, embezzlement, the receipt of funds or property under false pretenses or similar acts of gross misconduct with respect to our property, or the conviction of a felony involving matters not directly related to our business if, in the Board's discretion, it adversely affects his ability to perform his executive duties.


         The agreement also contains work-for-hire, confidentiality and non-disclosure provisions. In the event that Mr. Durando breaches such provisions, we are is entitled to injunctive relief restraining him from any further breach, in addition to any other remedies that we may have arising out of such breach.


         Additionally, in the event of a change in control that is not approved by Mr. Durando as one of our Directors or shareholders, he is entitled to exercise an option to purchase 3,000,000 shares at a price of $1.00 per share.


         We also have an employment agreement with Gustave T. Dotoli, our Chief Operating Officer and Director. The agreement, executed June 24, 1999, is for a term of thirty-six months expiring June 30, 2002, and Mr. Dotoli receives a base annual salary of $200,000, a bonus and a salary increase based upon performance review every six months, beginning six months from the effective date of the agreement, as well as health benefits, vacation and such other fringe benefits as would be paid to our similarly situated senior management.


         The employment agreement is terminable upon Mr. Dotoli's death, permanent disability, or for "just cause"(defined below), and is renewable within two months of the expiration date of the agreement upon the mutual terms agreed to by Mr. Dotoli and us. Mr. Dotoli shall be deemed "permanently disabled" under the agreement if he shall fail to render and perform the executive services required under the agreement for a continuous period of three consecutive months. "Just cause" is defined under the agreement as the commission of acts constituting theft, embezzlement, the receipt of funds or property under false pretenses or similar acts of gross misconduct with respect to our property, or the conviction of a felony involving matters not directly related to our business if, in the Board's discretion, it adversely affects his ability to perform his executive duties. The agreement also contains work-for-hire, confidentiality and non-disclosure provisions.


         We also have an employment agreement with Martin Smiley, our Executive Vice President, Chief Financial Officer and General Counsel. The agreement executed August 21, 2000, is for a term of twenty-four months expiring on August 20, 2002. Mr. Smiley receives a base annual salary of $175,000, a bonus and a salary increase based upon performance review every twelve months, beginning twelve months from the effective date of the agreement, as well as health benefits, vacation and such other fringe benefits as would be paid to our similarly situated senior management.

         We also have an employment agreement with David Klimek, our Chief Technical Officer and a Director. The Agreement dated as of April 1, 2001 is for a term of twelve months. Mr. Klimek receives an annual salary of $170,000 per annum and a bonus based upon performance as well as health benefits, vacation and such other fringe benefits as would be paid to our similarly situated senior management. In addition, in the event of a change of control that is not approved by Mr. Klimek as one or our directors or shareholders, he is entitled to exercise an option to purchase 150,000 shares at $1.00 per share.


         Both Mr. Smiley's and Mr. Klimek's agreements are terminable upon death, significant disability, or for good cause, and are renewable within one month of the expiration date of such agreements upon the mutual terms agreed to by such employees and us. Such employees shall be deemed "significantly disabled" under their respective agreements for a continuous period of six months. "Good cause" is defined under each of the agreements as the commission of acts constituting a felony or crime; fraud or misappropriation of funds; personal dishonesty, incompetence or, gross negligence; willful misconduct; repeated use of drugs, alcohol or similar substance; or breach by such employee of his agreement. Such agreements also contain confidentiality and non-disclosure provisions.


         None of our other executive officers have an employment agreement with us.


         In January, 1999, we entered into a two-year employment agreement with Susan E. Cifelli. Under this agreement, Ms. Cifelli is entitled to receive an initial base salary of $123,000, which may be increased on a semi-annual basis, and such additional compensation, including performance-based bonuses, as may be awarded to her. In addition, we granted Ms. Cifelli stock options for 255,000 shares, at exercise prices of $1.50 to $4.00 per share.


Long-Term Stock Incentive Plan

         We have a Long-Term Stock Incentive Plan, under which we have reserved for issuance 15,000,000 shares of common stock. We expect our shareholders approved our 2001 Long-Term Stock Incentive Plan at our annual meeting of shareholders on May 22, 2000. The plan provides for grants of incentive stock options and nonqualified stock options to our key employees and consultants and those key employees and consultants of our subsidiaries.


         With respect to our current plan, the compensation committee of the board of directors administers and interprets our current plan. The exercise price of common stock underlying an option may be greater, less than or equal to fair market value. However, the exercise price of an incentive stock option must be equal to or greater than the fair market value of a share of common stock on the date such incentive stock option is granted. The maximum term of an option is five years from the date of grant. In the event of a dissolution, liquidation or change in control transaction, we may require option holders to either exercise their options within 30 days or surrender such options (or unexercised portion thereof).


         Upon stockholder approval, the Board of Directors will merge our current Long-Term Stock Incentive Plan into the 2001 Plan.


         The purpose of the 2001 Plan is to promote our long-term growth and profitability by providing key people with incentives to improve stockholder value and contribute to our growth and financial success and by enabling us to attract, retain and reward the best available people.

         The maximum number of shares of common stock that we may issue with respect to awards under the 2001 Plan is 20,000,000 shares, in addition to the shares previously authorized for issuance under our current plan, but which are not issued before our current plan is merged into the 2001 Plan. We will reserve such number of shares, and will continue to reserve the shares remaining under our current plan, for awards under the 2001 Plan. The maximum number of shares of common stock subject to awards of any combination that may be granted under the 2001 Plan during any fiscal year to any one individual is limited to 500,000. These limits will be adjusted to reflect any stock dividends, split-ups and reverse stock split, unless the Board determines otherwise. If any award, or portion of an award, under the 2001 Plan expires or terminates unexercised, becomes unexercisable or is forfeited or otherwise terminated, surrendered or canceled as to any shares, or if any shares of common stock are surrendered to us in connection with any award (whether or not such surrendered shares were acquired pursuant to any award), or if any shares are withheld by us, the shares subject to such award and the surrendered or withheld shares will thereafter be available for further awards under the 2001 Plan. Those shares that are surrendered to or withheld by us, or that are forfeited after issuance, however, will not be available for incentive stock options.

         The 2001 Plan will be administered by our Board of Directors or by a committee or committees as the Board of Directors may appoint from time to time. The administrator has full power and authority to take all actions necessary to carry out the purpose and intent of the 2001 Plan, including, but not limited to, the authority to: (i) determine who is eligible for awards, and the time or times at which such awards will be granted; (ii) determine the types of awards to be granted; (iii) determine the number of shares covered by or used for reference purposes for each award; (iv) impose such terms, limitations, restrictions and conditions upon any such award as the administrator deems appropriate; (v) modify, amend, extend or renew outstanding awards, or accept the surrender of outstanding awards and substitute new awards (provided however, that, except as noted below, any modification that would materially adversely affect any outstanding award may not be made without the consent of the holder);
(vi) accelerate or otherwise change the time in which an award may be exercised or becomes payable and to waive or accelerate the lapse, in whole or in part, of any restriction or condition with respect to such award, including, but not limited to, any restriction or condition with respect to the vesting or exercisability of an award following termination of any grantee's employment or consulting relationship; and (vii) establish objectives and conditions, if any, for earning awards and determining whether awards will be paid after the end of a performance period.

         In the event of changes in our common stock by reason of any stock dividend, split-up, recapitalization, merger, consolidation, business combination or exchange of shares and the like, the administrator may make adjustments to the number and kind of shares reserved for issuance or with respect to which awards may be granted under the 2001 Plan, in the aggregate or per individual per year, and to the number, kind and price of shares covered by outstanding award.

         Without the consent of holders of awards, the administrator in its discretion is authorized to make adjustments in the terms and conditions of, and the criteria included in, awards in recognition of unusual or nonrecurring events affecting us, or our financial statements or those of any of our affiliates, or of changes in applicable laws, regulations, or accounting principles, whenever the administrator determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the 2001 Plan.

         Participation in the 2001 Plan will be open to all of our employees, officers, directors and other individuals providing bona fide services to us or any of our affiliates, as the administrator may select from time to time. All 6 non-employee directors and approximately 20 employees will be eligible to participate in the 2001 Plan.

         The 2001 Plan allows for the grant of stock options, stock appreciation rights, stock awards, phantom stock awards and performance awards. The administrator may grant these awards separately or in tandem with other awards. The administrator will also determine the prices, expiration dates and other material conditions governing the exercise of the awards. We, or any of our affiliates, may make or guarantee loans to assist grantees in exercising awards and satisfying any withholding tax obligations arising from awards.

         Because participation and the types of awards available for grant under the 2001 Plan are subject to the discretion of the administrator, the benefits or amounts that any participant or groups of participants may receive if the 2001 Plan is approved are not currently determinable. For this purpose, the benefits or amounts that participants may receive if the 2001 Plan is approved do not include awards granted under the Prior Plan that are amended and restated to become awards covering the same number of shares under the terms of the 2001 Plan. These amended and restated awards are not contingent on stock holder approval since the Prior Plan was previously approved by the stockholders.

         Our Board of Directors may terminate, amend or modify all or any provision of the 2001 Plan at any time.


Compensation Committee Report On Executive Compensation


         Our Compensation Committee consists of Messrs. Dotoli, Vickers and Guerino. The committee determines all compensation paid or awarded to our executive officers and approves our overall compensation policies.


         The committee's goals are to attract and retain an executive management team that is capable of taking full advantage of our opportunities, and to provide incentives for outstanding performance. In arriving at an initial compensation offer to an individual, the committee considers determinants of the individual's market value, including experience, education, accomplishments and reputation, as well as the level of responsibility to be assumed, in relation to the market value of such qualifications and industry standards. When determining subsequent adjustments to an individual's compensation package, the committee also evaluates the importance to stockholders of that person's continued service. This is a judgment process, exercised by the committee with the advice of our management and a compensation consultant.


         The executive officers' compensation structure consists of: (i) base salary, (ii) cash bonus and (iii) stock options.


         Base Salary. Each individual's base salary is determined by the committee after considering a variety of factors that make up our market value and prospective value, including the knowledge, experience and accomplishments of the individual, the individual's level of responsibility, and the typical compensation levels for individuals with similar credentials. The committee may change the salary of an individual on the basis of its judgment for any reason, including our performance or the performance of the individual, changes in responsibility, and changes in the market for executives with similar credentials. Salaries for 2000 were set based on the above factors and after review of industry comparables and discussion with a leading compensation consultant.


         Cash Bonus. Bonuses are awarded for accomplishments during the past year. Bonuses are determined by the committee with advice from our management, based upon the committee's assessment of the individual's contributions during the year, compared to, but not limited to, a list of individualized goals previously approved by our management and the committee. In determining bonuses for the fiscal year ended June 30, 2000, the committee considered in addition to the individualized goals, our raising of approximately $17,622,000 additional capital to support ongoing research and significant progress in conducting trials of our system and, and further additions to our intellectual property and to its capability to convert this to product development programs.


         Stock Options. Stock options are prospective incentives, aimed at keeping and motivating key people by letting them share in the value they create for stockholders. They are awarded at times deemed appropriate by the committee in amounts calculated to secure the full attention and best efforts of executives on whose future performance our success will depend. Executive officers other than the C.E.O. (discussed below) received options on shares in 2000.


         Chief Executive Officer's Compensation. The committee awarded Mr. Durando a discretional bonus for the fiscal year ended June 30, 2000. Mr. Durando received a cash bonus and shares of our stock. The bonus is based on the committee's assessments of Mr. Durando's role in our performance in 2000. Under Mr. Durando's leadership, our capabilities and opportunities were significantly enhanced by raising an additional $17,622,000 million to support ongoing research efforts and product development. At the same time, we have made significant progress in developing new products. Organizational development is keeping pace with the expanding opportunities. The committee also reviewed Mr. Durando's bonus in light of the progress we have made in raising additional capital, as well as in the testing of the our products. The committee decided to award Mr. Durando this bonus due to the foregoing achievements.


Performance Graph


         The following graph compares the performance of our shares, the Nasdaq Composite Index (the "CCMP") and the Russell 2000 Index (the "RTY"). The comparison assumes $100 was invested on June 3, 1997 (date of our shares first became publicly traded) in our shares and in each of the foregoing indices and assumes no dividends.

                              [PERFORMANCE GRAPH]


         COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


         The members of the Compensation Committee during fiscal 2000 were Messrs. Dotoli, Vickers and Guerino. Mr. Dotoli is our Chief Operating Officer. Neither Messrs. Vickers nor Guerino has been one of our officers or employees. None of our directors or executive officers served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of such committee, the entire board of directors) of another entity during fiscal 2000 that has a director or executive officer serving on our Board of Directors except that Mr. Dotoli is also a member of the Board of Directors of PacketPort.com, Inc., a company in which Mr. Durando serves as Chief Executive Officer. Mr. Dotoli, together with Mr. Durando, is a controlling shareholder of Janifast and is also a director. Janifast has produced components for the Traverser, and may produce such components for us in the future.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table set forth, as of May 21, 2001 certain information regarding the beneficial ownership of shares of our common stock:

          -    by each of our directors;

          - by each person who is known by us to beneficially own 5% or more of the outstanding shares of our common stock;

          - by each of our executive officers named in the Summary Compensation Table; and

          -    by all of our executive officers and directors as a group.

              NAME AND ADDRESS                  NUMBER OF SHARES OF COMMON STOCK      PERCENTAGE OWNERSHIP OF COMMON
          OF BENEFICIAL OWNER (1)                      BENEFICIALLY OWNED                  STOCK OUTSTANDING (2)
          -----------------------                      ------------------                  ---------------------
Necdet F. Ergul                                            1,667,500                               3.5%
Ronald A. Durando(3)                                       4,330,363                               6.1%
Gustave T. Dotoli                                          2,274,700                               2.8%
J. Lee Barton(4)                                           4,575,000                              12.9%
David Klimek                                               1,147,500                               1.1%
Craig Vickers                                                154,000                                 *
Abraham Biderman(5)                                           55,000                                 *
Lintel, Inc.(6)                                            3,095,000                               9.0%
J. Allen Layman(7)                                            25,000                                 *
Anthony Guerino(7)                                            25,000                                 *
Martin S. Smiley                                             546,000                                 *
All executive officers and directors as                   14,800,063                              26.8%
a group (ten people)

* - Less than 1%

(1) Unless otherwise indicated, the address of each beneficial owner is 587 Connecticut Avenue, Norwalk, Connecticut 06854-1711.

(2) Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of our shares beneficially owned by them. The percentage for each beneficial owner listed above is based on 35,417,390 shares outstanding on May 21, 2001 and, with respect to each such person holding options or warrants to purchase shares that are exercisable within 60 days after May 21, 2001, the number of options and warrants are deemed to be outstanding and beneficially owned by the person for the purpose of computing such person's percentage ownership, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The number of shares indicated in the table include the following number of shares issuable upon the exercise of warrants or options: Necdet F. Ergul--467,500; Ronald A. Durando--2,225,000; Gustave Dotoli--1,310,000; J. Lee Barton--140,000; David Klimek--755,000; and Martin Smiley--470,500.

(3) Includes 1,622,863 shares held by Durando Investment LLC which Mr. Durando controls and 50,000 shares held by Nutley Securities, Inc., a company wholly-owned by Mr. Durando.

(4) Includes 100,000 shares owned by Kim Barton, his wife and 100,000 shares owned by Betty Barton, his daughter; 3,095,000 shares owned by Lintel, Inc., a company in which Mr. Barton is the President and Chief Executive Officer; and 700,000 owned by Barton Investment, LLC which Mr. Barton controls.

(5) Includes 5,000 shares of common stock and options for 50,000 shares of common stock. Does not include 265,225 shares held by Lipper & Co, a company Mr. Biderman is a director of.

(6) The address for Lintel, Inc. is 196 North Forest Avenue, P.O. Box 388, Hartwell, GA 30643.

(7) Includes options for 25,000 shares of common stock received as compensation for participation on the Board of Directors.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Our management is affiliated by employment at and/or ownership of a related group of companies, including Microphase Corporation, Complete Telecommunications, Inc. (which was dissolved subject to a settlement dated August 16, 1999), Packet Port, Inc. and PacketPort.com and

Janifast Holdings, Ltd., which may record material transactions with us. As a result of such affiliations, our management in the future may have conflicting interests with these affiliated companies.


         Necdet F. Ergul, Ronald A. Durando and Gustave T. Dotoli, our Chairman, Chief Executive Officer and Chief Operating Officer, respectively, are executive officers and shareholders of Microphase and Ronald Durando and Gustave T. Dotoli are president and vice-president of PacketPort.com., respectively.

         We reimburse Microphase $51,050 per month for research and development services and administrative expenses incurred for the use of Microphase's office space, lab facilities and administrative staff.


         Ronald A. Durando is the owner/sole shareholder of Nutley Securities, Inc., a former registered broker-dealer, which is not a private investment company under the Investment Advisors Act of 1940.


         One of our directors, J. Lee Barton, is the president and chief executive officer of Lintel, Inc. Lintel is the parent corporation of Hart Telephone Company, our beta customer located in Hartwell, Georgia, where we installed our prototype product and commenced beta testing. In December 1998, we issued 3,115,000 shares in a private placement to J. Lee Barton, several members of his family, Lintel, several employees of Lintel and two employees of Microphase for a purchase price of approximately $1.03 per share, or an aggregate purchase price of $3,197,416. In fiscal year 1999, we awarded J. Lee Barton 75,000 shares and an option for 100,000 shares. In fiscal year 2000, we awarded J. Lee Barton a $285,000 bonus, a stock award of 140,000 shares and options for 225,000 shares, which includes options to Hart Telephone.


         Janifast Holdings, Ltd., a Delaware corporation, is the parent corporation of the manufacturer, which has produced components for our prototype Traverser DVDDS product, and may produce such components for us in the future. Necdet F. Ergul, Ronald A. Durando and Gustave T. Dotoli are controlling shareholders of Janifast with an aggregate ownership interest of greater than 75% of Janifast. Mr. Durando is chairman of the board of directors and each of Messrs. Dotoli and Ergul are directors of Janifast.


         On November 26, 1999, Mr. Durando acquired, via a 100% ownership of Packet Port, Inc., a controlling interest in Linkon Corporation, now known as PacketPort.com, Inc. On November 26, 1999, Packet Port, Inc., a company owned 100% by Mr. Durando, acquired controlling interest in Linkon Corp., which subsequently changed its name to PacketPort.com, Inc. In connection with this transaction, Mr. Durando transferred 350,000 shares of our common stock to Packet Port, Inc.


         Abraham Biderman became a member of our Board in August, 2000. Mr. Biderman is the Executive Vice President of Lipper & Company, L.P., which received a total of 265,125 shares of common stock for its services as a placement agent for our May 2000, September 2000 and January 2001 private placements.


                              SELLING STOCKHOLDERS

         The following table sets forth information regarding the beneficial ownership of shares of common stock by the selling stockholders as of the date of this prospectus, and the number of shares of common stock covered by this prospectus. Except as otherwise noted below, none of the selling stockholders has held any position or office, or has had any other material relationship with us or any of our affiliates within the past three years.

         The number of shares of common stock that may be actually purchased by certain selling stockholders under the warrants and the number of shares of common stock that may be actually sold by each selling stockholder will be determined by such selling stockholder. Because certain selling stockholder may purchase all, some or none of the shares of common stock which can be purchased under the warrants and each selling stockholder may sell all, some or none of the shares of common stock which each holds, and because the offering contemplated by this prospectus is not currently being underwritten, no estimate can be given as to the number of shares of common stock that will be held by the selling stockholders upon termination of the offering. The information set forth in the following table regarding the beneficial ownership after resale of shares is based on the basis that each selling stockholder will purchase the maximum number of shares of common stock provided for by the warrants owned by the selling stockholder and each selling stockholder will sell all of the shares of common stock owned by that selling stockholder and covered by this prospectus.


                                                                                                  Beneficial Ownership
                                                                                                 After Resale of Shares
                                                                                                 ----------------------
                                               Number of Shares            Maximum
                                                 Beneficially         Number of Shares          Number
        Name of Selling Stockholder                 Owned               Being Offered          of Shares       Percent (3)
        ---------------------------            ----------------       -----------------        ---------       -----------
Ace Foundation, The                                 500,000/1/            500,000                 --                --
Alexander Hasenfeld Inc. Pension Trust               28,000/2/             28,000                 --                --
Alexander Hasenfeld Inc. Profit Sharing              75,125/3/             75,125                 --                --
Alpha Capital Aktiengesellschaft                    800,000/4/            800,000                 --                --
Artman, Gay Lee                                      50,000/5/             50,000                 --                --
Ashford, Clinton B.                                  30,000/6/             30,000                 --                --
Ashford, A.W.                                        10,000/7/             10,000                 --                --
Balmore Funds, S.A.                                  75,000/8/             75,000                 --                --
Ben Joseph Partners                                 100,000/9/            100,000                 --                --
Biderman, Abraham/10/                               10,000/11/             10,000                 --                --
Bogart, Steven & Francine                           25,000/12/             25,000                 --                --
Chaim, Sholom & Sarah R. Babad                      26,000/13/             26,000                 --                --
Chitrik, Joseph                                     20,000/14/             20,000                 --                --
Congregation Sharei Chaim                          136,500/15/            136,500                 --                --
Cranshire Capital, LP                              325,000/16/            325,000                 --                --
Crescent International Ltd.                        600,000/17/            600,000                 --                --
Davis, Paul L., Jr.                                 10,000/18/             10,000                 --                --
EDJ Limited                                        200,000/19/            200,000                 --                --
Euram Cap Strat "A" Fund, Ltd.                      75,000/20/             75,000                 --                --
F&N Associates                                      43,125/21/             43,125                 --                --

                                                                                                  Beneficial Ownership
                                                                                                 After Resale of Shares
                                                                                                 ----------------------
                                               Number of Shares            Maximum
                                                 Beneficially         Number of Shares          Number
        Name of Selling Stockholder                 Owned               Being Offered          of Shares       Percent (3)
        ---------------------------            ----------------       -----------------        ---------       -----------
Frenkel, Sally & Shafran, Chaya R.                  40,000/22/             40,000                 --                --
Generation Capital Associates                      350,000/23/            350,000                 --                --
Golden, Bruce & Marla                               50,000/24/             50,000                 --                --
Golden, Hyman & Mildred                             50,000/25/             50,000                 --                --
Greenberg Family Fund, The                         125,000/26/            125,000                 --                --
Hasenfeld/Stein Inc.                                 3,125/27/              3,125                 --                --
Herbert Place LLC.                                 500,000/28/            500,000                 --                --
HSI Partnership                                     12,500/29/             12,500                 --                --
Investec Ernst                                     450,000/30/            450,000                 --                --
Inzlicht, Mike                                      22,000/31/             20,000              2,000                 *
Kentucky National Insurance Company                 12,500/32/             12,500                 --                --
Keshet, L.P.                                        21,875/33/             21,875                 --                --
Keshet Fund, L.P., The                              15,625/34/             15,625                 --                --
Leval Trading                                       50,000/35/             50,000                 --                --
Levitansky, Moshe & Chaya                           15,000/36/             15,000                 --                --
Lipper & Company, L.P.                             176,775                176,775                 --                --
M-Com                                               24,500/37/             24,500                 --                --
Mervyn Klein Money Purchase Plan                   100,000/38/            100,000                 --                --
Moshel, Avrohom (Abe)                              100,000/39/            100,000                 --                --
Nesher, Inc.                                       125,000/40/            125,000                 --                --
Peterson, Louis                                    150,000                150,000                 --                --
Porter Partners, L.P.                              200,000/41/            200,000                 --                --
Putnam, Walter F.                                   40,000/42/             40,000                 --                --
Ram Trading Ltd.                                   250,000/43/            250,000                 --                --
Reb Ephraim Chaim & Miriam Rachel
 Klein Charitable Foundation                        50,000/44/             50,000                 --                --
Rutgers Casualty Insurance Company                  12,500/45/             12,500                 --                --
Scheiner, Chaim & Chummie                           10,000/46/             10,000                 --                --
Schon, Shlomo & Bella                               10,000/47/             10,000                 --                --

                                                                                                  Beneficial Ownership
                                                                                                 After Resale of Shares
                                                                                                 ----------------------
                                               Number of Shares            Maximum
                                                 Beneficially         Number of Shares          Number
        Name of Selling Stockholder                 Owned               Being Offered          of Shares       Percent (3)
        ---------------------------            ----------------       -----------------        ---------       -----------
Schottenstein, Jay L., Trustee                      62,500/48/             62,500                 --                --
Smiley, Martin S./49/                              100,000/50/             50,000             50,000                 *
Stefansky, Chaim & Fraida Leah                      10,000/51/             10,000                 --                --
Stein, Nachum                                        3,125/52/              3,125                 --                --
Stein, Nachum & Feige                               60,000/53/             60,000                 --                --
Talbiya B. Investments, Ltd.                         3,125/54/              3,125                 --                --
Thorne, Daniel K.                                  375,000/55/            375,000                 --                --
Vertical Ventures, Inc.                            138,100/56/            138,100                 --                --
Weinberger, George                                 325,000/57/            325,000                 --                --
Weinberger, Mendy & Baila                           10,000/58/             10,000                 --                --
Weiss, Henry                                        20,000/59/             20,000                 --                --
Werdiger Family Foundation, The                     62,500/60/             62,500                 --                --
Werdiger, Sol                                      160,000/61/            160,000                 --                --
Wolf, Hirsch                                        12,500/62/             12,500                 --                --
Wolkow, Allen & Sheila                              40,000/63/             40,000                 --                --
ZLP Master Fund, Ltd.                              250,000/64/            250,000                 --                --


--------------------

 /1/ Includes warrants to purchase up to 250,000 shares of common stock.
 /2/ Includes warrants to purchase up to 14,000 shares of common stock.
 /3/ Includes warrants to purchase up to 39,125 shares of common stock.
 /4/ Includes warrants to purchase up to 400,000 shares of common stock.
 /5/ Includes warrants to purchase up to 25,000 shares of common stock.
 /6/ Includes warrants to purchase up to 15,000 shares of common stock.
 /7/ Includes warrants to purchase up to 5,000 shares of common stock.
 /8/ Includes warrants to purchase up to 75,000 shares of common stock.
 /9/ Includes warrants to purchase up to 50,000 shares of common stock.
 /10/ Mr. Biderman is a Director of our company.
 /11/ Includes warrants to purchase up to 5,000 shares of our common stock. /12/ Includes warrants to purchase up to 25,000 shares of our common stock. /13/ Includes warrants to purchase up to 13,000 shares of our common stock. /14/ Includes warrants to purchase up to 10,000 shares of our common stock. /15/ Includes warrants to purchase up to 99,500 shares of our common stock. /16/ Includes warrants to purchase up to 162,500 shares of our common stock. /17/ Includes warrants to purchase up to 300,000 shares of our common stock. /18/ Includes warrants to purchase up to 5,000 shares of our common stock. /19/ Includes warrants to purchase up to 100,000 shares of our common stock. /20/ Includes warrants to purchase up to 37,500 shares of our common stock.

--------------------

 /21/ Includes warrants to purchase up to 23,125 shares of our common stock. /22/ Includes warrants to purchase up to 20,000 shares of our common stock. /23/ Includes warrants to purchase up to 175,000 shares of our common stock. /24/ Includes warrants to purchase up to 50,000 shares of our common stock. /25/ Includes warrants to purchase up to 50,000 shares of our common stock. /26/ Includes warrants to purchase up to 125,000 shares of our common stock. /27/ Includes warrants to purchase up to 3,125 shares of our common stock. /28/ Includes warrants to purchase up to 250,000 shares of our common stock. /29/ Includes warrants to purchase up to 12,500 shares of our common stock. /30/ Includes warrants to purchase up to 150,000 shares of our common stock. /31/ Includes warrants to purchase up to 10,000 shares of our common stock. /32/ Includes warrants to purchase up to 12,500 shares of our common stock. /33/ Includes warrants to purchase up to 21,875 shares of our common stock. /34/ Includes warrants to purchase up to 15,625 shares of our common stock. /35/ Includes warrants to purchase up to 50,000 shares of our common stock. /36/ Includes warrants to purchase up to 7,500 shares of common stock.
 /37/ Includes warrants to purchase up to 24,500 shares of our common stock. /38/ Includes warrants to purchase up to 50,000 shares of common stock.
 /39/ Includes warrants to purchase up to 50,000 shares of common stock.
 /40/ Includes warrants to purchase up to 125,000 shares of common stock. /41/ Includes warrants to purchase up to 100,000 shares of common stock. /42/ Includes warrants to purchase up to 20,000 shares of common stock.
 /43/ Includes warrants to purchase up to 125,000 shares of common stock. /44/ Includes warrants to purchase up to 25,000 shares of common stock.
 /45/ Includes warrants to purchase up to 12,500 shares of common stock.
 /46/ Includes warrants to purchase up to 5,000 shares of common stock.
 /47/ Includes warrants to purchase up to 5,000 shares of common stock.
 /48/ Includes warrants to purchase up to 62,500 shares of common stock.
 /49/ Mr. Smiley is Executive Vice President, Chief Financial Officer
      and General Counsel of our company.
 /50/ Includes warrants to purchase up to 25,000 shares of common stock.
 /51/ Includes warrants to purchase up to 5,000 shares of common stock.
 /52/ Includes warrants to purchase up to 3,125 shares of common stock.
 /53/ Includes warrants to purchase up to 30,000 shares of common stock.
 /54/ Includes warrants to purchase up to 3,125 shares of common stock.
 /55/ Includes warrants to purchase up to 250,000 shares of common stock. /56/ Includes warrants to purchase up to 138,100 shares of our common stock. /57/ Includes warrants to purchase up to 225,000 shares of common stock. /58/ Includes warrants to purchase up to 5,000 shares of common stock.
 /59/ Includes warrants to purchase up to 10,000 shares of common stock.
 /60/ Includes warrants to purchase up to 62,500 shares of common stock.
 /61/ Includes warrants to purchase up to 80,000 shares of common stock.
 /62/ Includes warrants to purchase up to 12,500 shares of common stock.
 /63/ Includes warrants to purchase up to 20,000 shares of common stock.
 /64/ Includes warrants to purchase up to 125,000 shares of common stock.
   *  Less than 1% of outstanding common stock



                              PLAN OF DISTRIBUTION

         We are registering for resale by the selling stockholders and certain transferees a total of 7,685,000 shares of common stock, of which 3,479,275 shares are issued and outstanding and up to 4,205,725 shares are issuable upon exercise of warrants. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock, although we may receive up to approximately $12,917,175 upon exercise of all of the warrants by the selling stockholders. We will bear all fees and expenses incident to our obligation to register the shares of common stock. If the shares of common stock are sold through broker-dealers or agents, the selling stockholder will be responsible for any compensation to such broker-dealers or agents.

         The selling stockholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

         The selling stockholders will sell their shares of common stock subject to the following:

         (i) all or a portion of the shares of common stock beneficially owned by the selling stockholders or their respective pledgees, donees, transferees or successors in interest, may be sold on the Nasdaq OTC Bulletin Board Market, any national securities exchange or quotation service on which the shares of our common stock may be listed or quoted at the time of sale, in the over-the-counter market, in privately negotiated transactions, through the writing of options, whether such options are listed on an options exchange or otherwise, short sales or in a combination of such transactions;

         (ii) each sale may be made at market prices prevailing at the time of such sale, at negotiated prices, at fixed prices, or at varying prices determined at the time of sale;

         (iii) some or all of the shares of common stock may be sold through one or more broker-dealers or agents and may involve crosses, block transactions, or hedging transactions. The selling stockholders may enter into hedging transactions with broker-dealers or agents, which may in turn engage in short sales of the common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock to close out short positions, or loan or pledge shares of common stock to broker-dealers or agent that in turn may sell such shares; and

         (iv) in connection with such sales through one or more broker-dealers or agents, such broker-dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and may receive commissions from the purchasers of the shares of common stock for whom they act as broker-dealer or agent or to whom they sell as principal (which discounts, concessions or commissions as to particular broker-dealers or agents may be in excess of those customary in the types of transactions involved). Any broker-dealer or agent participating in any such sale may be deemed to be an "underwriter" within the meaning of the Securities Act and will be required to deliver a copy of this prospectus to any person who purchases any share of common stock from or through such broker-dealer or agent. We have been advised that, as of the date hereof, none of the selling stockholders have made any arrangements with any broker-dealer or agent for the sale of their shares of common stock.

         The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any profits realized by the selling stockholders and any commissions paid, or any discounts or concessions allowed to any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

         If required at the time a particular offering of the shares of common stock is made, a prospectus supplement or, if appropriate, a post-effective amendment to the shelf registration statement of which this prospectus is a part, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholder and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

         Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

         The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

         We will bear all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or "blue sky" laws. The selling stockholders will pay all underwriting discounts and selling commissions and expenses, brokerage fees and transfer taxes, as well as the fees and disbursements of counsel to and experts for the selling stockholders, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement or the selling stockholders will be entitled to contribution. We will be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling stockholders for use in this prospectus, in accordance with the related registration rights agreement or will be entitled to contribution. Once sold under this shelf registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

                            DESCRIPTION OF SECURITIES

         Our authorized capital stock consists of 150,000,000 shares of common stock, without par value. As of March 31, 2001, approximately 35,110,000 shares of our common stock are issued and outstanding and held by approximately 17,000 stockholders of record. Of the shares of our issued and outstanding common stock, 3,479,275 shares are covered by this prospectus. In addition 4,205,725 shares or our common stock authorized but unissued as of the date of this prospectus will be issued on exercise of warrants held by certain selling stockholders.


         The following description of our capital stock is a summary of the material terms of such stock. It does not purport to be complete and is subject in all respects to the provisions of our Certificate of Amendment of Certificate of Incorporation and our Bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part and to applicable New Jersey law.

Common Stock


         Each holder of our common stock is entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Cumulative voting for the election of Directors is not provided for in our Certificate of Incorporation, which means that the holders of a majority of the shares of common stock voted elects the Directors then standing for election. The holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available for dividends, at such appropriate times and in such amounts as our Board of Directors decides. The common stock is not entitled to preemptive rights or other subscription rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding up of our affairs, the holders of common stock will be entitled to share ratably in all assets remaining after the payment of liabilities. Shares of common stock shall be transferred only on our books upon surrender to us or a duly appointed transfer agent of the certificate or certificates properly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer.


         Upon approval by our stockholders of a proposed amendment to our Certificate of Incorporation, our Board of Directors, without further action by the holders of our common stock, is authorized to classify any shares of its authorized by unissued common stock as preferred stock in one or more series, from time to time. With respect to each series, our Board of Directors determines the number of shares constituting such series, the dividend rate on the shares of each series, whether such dividends shall be cumulative and the relation of such dividends to any dividends payable on any other class of stock, whether the shares of each series shall be redeemable and the terms thereof, whether the shares shall be convertible into common stock and the terms thereof, the amount per share payable on each series or other rights of holders of such shares on our liquidation or dissolution, the voting rights, if any, of shares of each series and any other rights and privileges not in conflict with our Bylaws and any qualifications, limitations or restrictions thereof. Our Board of Directors has no present intention to issue any series of preferred stock. The availability of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of discouraging takeover proposals, and the issuance of preferred stock could have the effect of delaying or preventing a change in control not approved by our Board of Directors.

Common Stock Warrants

         This prospectus also covers 62 warrants outstanding providing for the purchase of an aggregate of 4,205,725 shares of common stock covered by this prospectus. The exercise price of the warrants which may be exercised for up to 4,055,725 shares of common stock is $3.00 per share and the exercise price of the warrant to purchase up to 150,000 shares of common stock is $5.00 per share, with the exercise term for warrants providing for the purchase of an aggregate of 3,773,225 shares of our common stock expiring on January 26, 2005 and the exercise term for warrants providing for the purchase of an aggregate of 432,500 shares of common stock expiring on February 9, 2005.

Filling Vacancies on the Board


         The Certificate of Incorporation provides that any vacancy on the Board that results from an increase in the number of Directors during the interim between annual meetings or special meetings of shareholders may be filled by the Board. These provisions could temporarily prevent any shareholder from obtaining majority representation on the Board by enlarging the Board and filling the new directorships with its own nominees.

New Jersey Shareholders Protection Act

         There are provisions of New Jersey law, and our Certificate of Incorporation and Bylaws, that may have an anti-takeover effect. These provisions are designed to protect shareholders against coercive, unfair or inadequate tender offers and other abusive tactics and to encourage any person contemplating a business combination with us to negotiate with our Board of Directors for the fair and equitable treatment of all shareholders.


         New Jersey has adopted a type of anti-takeover statute known as the New Jersey Shareholders Protection Act. Subject to numerous qualifications and exceptions, the statue prohibits an interested shareholder of a corporation from effecting a business combination with the corporation for a period of five years unless the corporation's board approved the combination prior to the shareholder becoming an interested shareholder. In addition, but not in limitation of the five-year restriction, if applicable, corporations covered by the New Jersey statute may not engage at any time in a business combination with any interested shareholder of that corporation unless the combination is approved by the board prior to the interested shareholder's stock acquisition date, the combination receives the approval of two-thirds of the voting stock of the corporation not beneficially owned by the interested shareholder, or the combination meets minimum financial terms specified by the statute. An "interested shareholder" is defined to include any beneficial owner of 10% or more of the voting power of the outstanding voting stock of the corporation and any affiliate or associate of the corporation who within the prior five year period has at any time owned 10% or more of the voting power. The term "business combination" is defined broadly to include, among other things:

          - the merger or consolidation of the corporation with the interested shareholder or any corporation that after the merger or consolidation would be an affiliate or associate of the interested shareholder,

          - the sale, lease, exchange, mortgage, pledge, transfer or other disposition to an interested shareholder or any affiliate or associate of the interested shareholder of 10% or more of the corporation's assets, or

          - the issuance or transfer to an interested shareholder or any affiliate or associate of the interested shareholder of 5% or more of the aggregate market value of the stock of the corporation.

         The effect of the statute is to protect non-tendering, post-acquisition minority shareholders from mergers in which they will be "squeezed out" after the merger, by prohibiting transactions in which an acquiror could favor itself at the expense of minority shareholders. The New Jersey statute generally applies to corporations that are organized under New Jersey law, have either their principal executive offices or significant business operations located in New Jersey, and have a class of stock registered or traded on a national securities exchange or registered with the Securities and Exchange Commission pursuant to Section 12(g) of the Securities Exchange Act of 1934.


                                  LEGAL MATTERS

         The validity of the common stock we are offering pursuant to this prospectus will be passed upon by Piper Marbury Rudnick & Wolfe LLP, New York, New York.

                                     EXPERTS

         The financial statements and schedules included in this prospectus and elsewhere in the registration statement, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen, LLP and Schuhalter, Coughlin & Suozzo, LLC, independent public accountants, and are included in reliance upon the authority of said firms as experts in giving said reports.


                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         We are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance with the Exchange Act, we file reports, proxy statements and other information with the Securities and Exchange Commission. Our reports, proxy statements and other information filed with the SEC may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the SEC's following Regional Offices' New York Regional Office, 7 World Trade Center, New York, New York, 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material also may be obtained at prescribed rates from the Public Reference Branch of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549-1004. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our common stock is listed on The Nasdaq OTC Bulletin Board and our reports, proxy statements and other information concerning us may be inspected at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006-1506. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

         You may request a copy of these filings, at no cost by writing or telephoning us at the following address:

                            mPhase Technologies, Inc.
                             587 Connecticut Avenue
                         Norwalk, Connecticut 06854-0566
                           Attention: General Counsel
                                 (203) 831-2242

         You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. The selling securityholders will not make an offer of the shares of our common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                            MPHASE TECHNOLOGIES, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


  Report of Arthur Andersen LLP                                                          F-1

  Report of Schuhalter, Coughlin & Suozzo, LLC                                           F-2

  Consolidated Balance Sheets as of June 30, 1999, June 30, 2000
    and March 31, 2001 (unaudited)                                                       F-3

  Consolidated Statements of Operations for the years ended June 30,
    1998, 1999 and 2000, and for the period from inception
    (October 2, 1996) through June 30, 2000                                              F-4

  Consolidated Statements of Operations for the nine months ended March
    31, 2000 and 2001 and for the period from inception (October 2, 1996)
    through March 31, 2001 (unaudited)                                                   F-5

  Consolidated Statements of Changes in Stockholders' Equity (Deficit)
    for the period from inception (October 2, 1996) through June 30, 1997 and for each of the three years in the period ended June 30, 2000 and
    the nine months ended March 31, 2001 (unaudited)                                   F-6, 7

  Consolidated Statements of Cash Flows for the years ended June 30,
    1998, 1999 and 2000, and for the period from inception
    (October 2, 1996) through June 30, 2000                                              F-8

  Consolidated Statements of Cash Flows for the nine months ended March
    31, 2000 and 2001 (unaudited) and for the
    period from inception (October 2, 1996) through March 31, 2001                       F-9

  Notes to Consolidated Financial Statements                                            F-10

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors and Stockholders of mPhase Technologies, Inc.:

         We have audited the accompanying consolidated balance sheets of mPhase Technologies, Inc. (a New Jersey corporation in the development stage) and subsidiaries as of June 30, 2000 and 1999, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the two years in the period ended June 30, 2000 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the period from inception (October 2, 1996) to June 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of mPhase Technologies, Inc. for the period from inception to June 30, 1998. Such statements are included in the cumulative from inception to June 30, 2000 totals of the statements of operations, changes in stockholders' equity and cash flows and reflect total net loss of 7 percent of the related cumulative totals. Those statements were audited by other auditors whose report has been furnished to us and our opinion, insofar as it relates to amounts for the period from inception to June 30, 1998, included in the cumulative totals, is based solely upon the report of the other auditors.

         We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

         In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of mPhase Technologies, Inc. and subsidiaries as of June 30, 2000 and 1999, and the results of their operations and their cash flows for each of the two years in the period ended June 30, 2000 and for the period from inception to June 30, 2000, in conformity with accounting principles generally accepted in the United States.


                                                             Arthur Andersen LLP

Stamford, Connecticut
September 26, 2000

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of mPhase Technologies, Inc.:

         We have audited the statements of operations, changes in stockholders' equity, and cash flows for the period October 2, 1996 (date of inception) through June 30, 1998 of mPhase Technologies, Inc. (a development stage company). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audit.

         We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, such financial statements present fairly, in all material respects, the results of its operations and its cash flows for the period of October 2, 1996 (date of inception) through June 30, 1998 in conformity with generally accepted accounting principles.

                                              Schuhalter, Coughlin & Suozzo, LLC

Raritan, New Jersey
January 28, 1999
                            mPHASE TECHNOLOGIES, INC.
                          (A Development Stage Company)

                           CONSOLIDATED BALANCE SHEETS


                                                                         June 30,                      March 31,
                                                           --------------------------------------        2001
                                                                 1999                2000             (Unaudited)
                                                           ------------------  ------------------  ----------------
                       ASSETS

Current assets:
Cash and cash equivalents                                  $  7,977,860         $  6,432,417         $    255,240
Accounts receivable, net                                             --              151,186            1,575,117
Stock subscription receivable                                   510,500                   --                   --
Inventory                                                            --                   --            2,984,124
Note receivable                                                      --              250,000              250,000
Prepaid expenses and other current assets                        98,100              578,726            1,290,000
                                                           ------------         ------------         ------------

Total current assets                                          8,586,460            7,412,329            6,354,481
                                                           ------------         ------------         ------------
Production advances-related parties                                  --            1,109,641                   --
Property and equipment, net                                     294,952            1,323,756            2,201,034
Patents and licenses, net                                     1,742,693            1,338,520            1,116,757
                                                           ------------         ------------         ------------
Total assets                                               $ 10,624,105         $ 11,184,246         $  9,672,272
                                                           ============         ============         ============


             LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable                                           $    433,769         $  1,520,505         $  3,546,463
Accrued expenses                                              3,161,995            1,837,532            1,353,458
Due to related parties                                           14,335              497,705            1,180,710
Deferred revenue                                                 40,000                   --                   --
                                                           ------------         ------------         ------------
Total current liabilities                                     3,650,099            3,855,742            6,080,631

Commitments and Contingencies (Note 13)

STOCKHOLDERS' EQUITY:

Common stock, stated value $.01, 150,000,000 shares
   authorized; 23,367,741, 31,404,540 and 35,117,390
   shares issued and outstanding, respectively                  233,677              314,045              351,173
Additional paid-in capital                                   34,848,951           74,370,291           84,624,393
Deferred compensation                                          (140,000)          (1,225,668)            (934,108)
Deficit accumulated during development stage                (27,960,649)         (66,122,191)         (80,441,844)
Less-treasury stock, 13,750 shares, at cost                      (7,973)              (7,973)              (7,973)
                                                           ------------         ------------         ------------
Total stockholders' equity                                    6,974,006            7,328,504            3,591,641
                                                           ------------         ------------         ------------
Total liabilities and stockholders' equity                 $ 10,624,105         $ 11,184,246         $  9,672,272
                                                           ============         ============         ============



              The accompanying notes are an integral part of these
                          consolidated balance sheets.

                            mPHASE TECHNOLOGIES, INC.
                          (A Development Stage Company)

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                            For the Years Ended June 30,                  From Inception
                                              ------------------------------------------------------    (October 2, 1996) to
                                                  1998                  1999                2000            June 30, 2000
                                              ------------         ------------         ------------    --------------------

TOTAL REVENUES                                $         --         $         --         $    279,476         $    279,476
                                              ------------         ------------         ------------         ------------

COSTS AND EXPENSES:
Research and development                         2,297,282            3,562,901           10,288,692           16,341,377
General and administrative                       1,259,801            4,683,109           17,516,216           23,999,846
Licensing fees                                     450,000                   --                   --              487,500
Depreciation and amortization                       29,131              410,303              471,101              921,057
Non-cash charges for stock-based
employee compensation                                   --           13,002,605           10,343,114           23,345,719
                                              ------------         ------------         ------------         ------------

Total costs and expenses                         4,036,214           21,658,918           38,619,123           65,095,499
                                              ------------         ------------         ------------         ------------

Loss from operations                            (4,036,214)         (21,658,918)         (38,339,647)         (64,816,023)
                                              ------------         ------------         ------------         ------------

OTHER INCOME (EXPENSE):
Minority interest loss in consolidated
subsidiary                                              --                   --               20,000               20,000
Loss from unconsolidated subsidiary               (304,845)          (1,161,622)                  --           (1,466,467)
Interest (expense) income, net                          --              (17,804)             158,105              140,299
                                              ------------         ------------         ------------         ------------

Total other income (expense)                      (304,845)          (1,179,426)             178,105           (1,306,168)
                                              ------------         ------------         ------------         ------------

Net loss                                      $ (4,341,059)        $(22,838,344)        $(38,161,542)        $(66,122,191)
                                              ============         ============         ============         ============
LOSS PER COMMON SHARE,
  basic and diluted                           $       (.46)        $      (1.42)        $      (1.41)
                                              ============         ============         ============

WEIGHTED AVERAGE COMMON SHARES
  OUTSTANDING, basic and diluted                 9,336,340           16,038,009           26,974,997
                                              ============         ============         ============



              The accompanying notes are an integral part of these
                       consolidated financial statements.

                            mPHASE TECHNOLOGIES, INC.
                          (A Development Stage Company)

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                                                                  From Inception
                                                            For The Nine Months Ended          (October 2, 1996) to
                                                        March 31, 2000       March 31, 2001       March 31, 2001
                                                       ----------------     ----------------   --------------------
TOTAL REVENUES                                           $     39,585         $ 10,055,006         $ 10,334,482
                                                         ------------         ------------         ------------
COSTS AND EXPENSES:
Cost of sales                                                  18,662            5,339,634            5,471,390
Research and development                                    6,252,612            8,699,948           24,909,569
General and administrative                                  9,890,337            8,966,355           33,453,701
Depreciation and amortization                                 348,388              459,464            1,380,521
Non-cash charges for stock-based
employee compensation                                       5,321,583              950,070           24,295,789
                                                         ------------         ------------         ------------
   Total costs and expenses                                21,831,582           24,415,471           89,510,970
                                                         ------------         ------------         ------------
   Loss from operations                                   (21,791,997)         (14,360,465)         (79,176,488)
                                                         ------------         ------------         ------------

OTHER INCOME (EXPENSE):

Minority interest loss in consolidated subsidiary                  --                   --               20,000
Loss from unconsolidated subsidiary                                --                   --           (1,466,467)
Interest income, net                                          116,289               40,812              181,111
                                                         ------------         ------------         ------------
   Total other income (expense)                               116,289               40,812           (1,265,356)
                                                         ------------         ------------         ------------
   Net loss                                              $(21,675,708)        $(14,319,653)        $(80,441,844)
                                                         ============         ============         ============
LOSS PER COMMON SHARE,
  basic and diluted                                      $       (.83)        $       (.44)
                                                         ============         ============
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING,
  basic
  and diluted                                              26,032,295           32,684,012
                                                         ============         ============



              The accompanying notes are an integral part of these
                       consolidated financial statements.

                            mPHASE TECHNOLOGIES, INC.
                          (A Development Stage Company)

                      CONSOLIDATED STATEMENTS OF CHANGES IN
                         STOCKHOLDERS' EQUITY (DEFICIT)

       For the Period from Inception (October 2, 1996) to June 30, 1997 and for Each of the Three Years in the Period Ended June 30, 2000
           and for the Nine Months Ended March 31, 2001 (Unaudited)


                                            Common Stock
                                 -----------------------------------                                               Total
                                               $.01                     Additional                              Stockholders'
                                               Stated     Treasury        Paid-in      Deferred   Accumulated    (Deficit)
                                    Shares       Value      Stock         Capital   Compensation    Deficit        Equity
                                 ------------ ---------  -----------   -----------  ------------  -----------  -------------
BALANCE, OCTOBER 2, 1996 (date
   of inception)                   1,140,427    $11,404                  $459,753          --     $(537,707)     $(66,550)
Issuance of common stock of
   Tecma Laboratories, Inc.,
   for 100% of the Company         6,600,000     66,000                  (537,157)         --       537,707        66,550
Issuance of common stock, in
   private placement, net of
   offering costs of $138,931        594,270      5,943                   752,531          --            --       758,474
Net loss                                  --         --         --             --          --      (781,246)     (781,246)
                                 -----------  ---------   ---------   -----------   ----------  -------------  ------------
BALANCE, JUNE 31, 1997             8,334,697     83,347         --        675,127          --      (781,246)      (22,772)
Issuance of common stock with
   warrants in private
   placement, net of offering
   costs of $84,065                  999,502      9,995         --        791,874          --            --       801,869
Issuance of common stock for
   services                          300,000      3,000         --        147,000          --            --       150,000
Issuance of common stock in
   connection with investment
   in unconsolidated subsidiary      250,000      2,500         --        122,500          --            --       125,000
Repurchase of 13,750 shares of
   common stock                           --         --     (7,973)            --          --            --        (7,973)
Issuance of common stock with
   warrants in private
   placement, net of offering
   costs of $121,138               1,095,512     10,955         --        659,191          --            --       670,146
Issuance of common stock for
   financing services                100,000      1,000         --        (1,000)          --            --            --
Issuance of common stock in
   consideration for 100% of
   the common stock of
   Microphase
   Telecommunications, Inc         2,500,000     25,000         --      1,685,000          --            --     1,710,000

Net loss                                  --         --         --             --          --    (4,341,059)   (4,341,059)
                                 -----------  ---------   ---------   -----------   ----------  -------------  ------------
BALANCE, JUNE 30, 1998            13,579,711   $135,797    $(7,973)    $4,079,692          --   $(5,122,305)    $(914,789)
Issuance of common stock with
   warrants in private
   placements, net of offering
   costs of $107,000               3,120,000     31,200         --      2,981,800          --            --     3,013,000
Issuance of common stock for
   services                        1,599,332     15,993         --      8,744,873          --            --     8,760,866
Issuance of common stock with
   warrants in private
   placement, net offering costs
   of $45,353                        642,000      6,420         --      1,553,227          --            --     1,559,647
Issuance of common stock in
   private placement, net of
   offering costs of $679,311      4,426,698     44,267         --     10,343,167          --            --    10,387,434
Issuance of stock options for
   services                               --         --         --      7,129,890          --            --     7,129,890
Issuance of warrants for services         --         --         --         16,302          --            --        16,302
Deferred employee stock option
   compensation                           --         --         --             --    (140,000)           --      (140,000)
Net loss                                  --         --         --             --          --   (22,838,344)  (22,838,344)
                                 -----------  ---------   ---------   -----------   ----------  ------------- ------------
BALANCE, JUNE 30, 1999            23,367,741   $233,677    $(7,973)   $34,848,951   $(140,000)  $(27,960,649)  $6,974,006

                           mPHASE TECHNOLOGIES, INC.
                         (A Development Stage Company)


                     CONSOLIDATED STATEMENTS OF CHANGES IN
                        STOCKHOLDER'S EQUITY (DEFICIT)

       For the Period from Inception (October 2, 1996) to June 30, 1997 and for Each of the Three Years in the Period Ended June 30, 2000
           and for the Nine Months Ended March 31, 2001 (Unaudited)



                                            Common Stock
                                 -----------------------------------                                               Total
                                                $.01                    Additional                              Stockholders'
                                               Stated     Treasury       Paid-in      Deferred   Accumulated    (Deficit)
                                    Shares      Value      Stock         Capital    Compensation    Deficit        Equity
                                 ------------ ---------  -----------   -----------  ------------  -----------  -------------
BALANCE, JUNE 30, 1999                                                                          $(27,960,649)
                                 23,367,741   $233,677    $(7,973)   $34,848,951    $(140,000)                  $6,974,006
Issuance of common stock and
   options in settlement             75,000        750         --        971,711           --             --       972,461
Issuance of common stock upon
   exercise of warrants and
   options                        4,632,084     46,321         --      5,406,938           --             --     5,453,259
Issuance of common stock in
   private placement, net of
   cash offering costs of
   $200,000                       1,000,000     10,000         --      3,790,000           --             --     3,800,000
Issuance of common stock in
   private placement, net of
   cash offering costs of
   $466,480                       1,165,500     11,655         --      9,654,951           --             --     9,666,606
Issuance of common stock for
   services                       1,164,215     11,642         --      8,612,265           --             --     8,623,907
Issuance of options for services         --         --         --      9,448,100           --             --     9,448,100
Deferred employee stock option
   compensation                          --         --         --      1,637,375   (1,637,375)            --            --
Amortization of deferred
   employee stock option
   compensation                          --         --         --             --      551,707             --       551,707
Net loss                                 --         --         --             --           --    (38,161,542)  (38,161,542)
                                -----------  ---------   ---------  ------------  ------------  ------------- ------------
BALANCE, JUNE 30, 2000           31,404,540   $314,045    $(7,973)   $74,370,291   $(1,225,668) $(66,122,191)   $7,328,504
Issuance of common stock upon
   exercise of warrants and
   options                          320,000      3,200         --        324,300           --             --       327,500
Issuance of common stock in
   private placement, net of
   cash offering costs of
   $443,155                       3,242,850     32,428         --      6,759,417           --             --     6,791,845
Issuance of common stock for
   services                         150,000      1,500         --        289,125           --             --       290,625
Issuance of options and warrants
   for services                          --         --         --      2,273,375           --             --     2,273,375
Deferred employee stock option
   compensation                          --         --         --        607,885    (607,885)             --
Amortization of deferred
   employee stock option
   compensation                          --         --         --             --      899,445             --       899,445
Net loss                                 --         --         --             --           --   (14,319,653)   (14,319,653)
                                -----------  ---------   ---------  ------------  ------------  ------------- ------------
BALANCE, MARCH 31, 2001
   (unaudited)                   35,117,390   $351,173    $(7,973)   $84,624,393    $(934,108) $(80,441,844)    $3,591,641
                                ===========  =========   =========  ============  ============  ============  ============



              The accompanying notes are an integral part of these
                       consolidated financial statements.

                            mPHASE TECHNOLOGIES, INC.
                          (A Development Stage Company)

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

              For the Years Ended June 30, 1998, 1999 and 2000 and
                from Inception (October 2, 1996) to June 30, 2000


                                                                                                                   From Inception
                                                            October 2 for the Years Ended June 30,                   (October 2,
                                                      ------------------------------------------------------        1996) to June
                                                           1998                1999                  2000              30, 2000
                                                      ------------         ------------         ------------       ----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                              $ (4,341,059)        $(22,838,344)        $(38,161,542)        $(66,122,191)
Adjustments to reconcile net loss to
  net cash used in operating activities
  Depreciation and amortization                             56,505              454,494              756,055            1,279,629
  Book value of fixed assets disposed                           --                7,062                5,796               12,858
  Loss on unconsolidated subsidiary                        304,845            1,161,622                   --            1,466,467
  Non-cash common stock, common stock option
    and warrant expense                                    150,000           15,768,058           20,431,800           36,349,858
  Changes in assets and liabilities-
  Accounts receivable                                         --                   --               (151,186)            (151,186)
  Prepaid expenses and other current assets                 (9,295)             (82,100)            (480,626)            (578,726)
  Production advances-related parties                           --                   --           (1,109,641)          (1,109,641)
  Cash overdraft                                             8,432               (8,432)                  --                   --
  Note receivable                                               --                   --             (250,000)            (250,000)
  Receivables from subsidiary                             (150,000)                  --                   --             (150,000)
  Accounts payable                                       1,620,387           (1,272,815)           1,086,736            1,520,505
  Accrued expenses                                         452,180            1,400,779             (391,997)           1,688,160
  Due to related parties                                    78,294             (511,394)             483,365               62,030
                                                      ------------         ------------         ------------         ------------
   Net cash used in operating activities                (1,829,711)          (5,921,070)         (17,781,240)         (25,982,237)
                                                      ------------         ------------         ------------         ------------

CASH FLOWS INVESTING ACTIVITIES:
  Investment in unconsolidated subsidiary                 (300,000)                  --                   --             (300,000)
  Proceeds from defaulted license agreement
    with unconsolidated subsidiary                         300,000                   --                   --              300,000
  Payment related to patents and licensing
    rights                                                      --              (59,907)             (38,272)            (152,944)
  Purchase of property and equipment                       (16,918)            (280,744)          (1,348,210)          (1,726,778)
                                                      ------------         ------------         ------------         ------------
   Net cash used in investing activities                   (16,918)            (340,651)          (1,386,482)          (1,879,722)
                                                      ------------         ------------         ------------         ------------
CASH FLOWS FROM FINACING ACTIVITIES:
  Proceeds from (repayment of) loan payable                210,000             (210,000)                  --                   --
  Net proceeds from private placement of
    common stock and exercise of options and
     warrants                                            1,482,815           14,449,581           17,622,279           34,302,349
  Repurchase of treasury stock at cost                      (7,973)                  --                   --               (7,973)
                                                      ------------         ------------         ------------         ------------
  Net cash provided by financing activities              1,684,842           14,239,581           17,622,279           34,294,376
                                                      ------------         ------------         ------------         ------------
  Net increase (decrease) in cash and cash
    equivalents                                           (161,787)           7,977,860           (1,545,443)           6,432,417
CASH AND CASH EQUIVALENTS, beginning of period             161,787                   --            7,977,860                   --

                                                      ------------         ------------         ------------         ------------
CASH AND CASH EQUIVALENTS, end of period              $         --         $  7,977,860         $  6,432,417         $  6,432,417
                                                      ============         ============         ============         ============


              The accompanying notes are an integral part of these
                       consolidated financial statements.

                            mPHASE TECHNOLOGIES, INC.
                          (A Development Stage Company)

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

              For the Nine Months Ended March 31, 2000 and 2001
            and from Inception (October 2, 1996) To March 31, 2001
                                 (unaudited)



                                                           For the Nine Months Ended March 31,       From Inception
                                                           -----------------------------------      (October 2, 1996)
                                                                 2000               2001            to March 31, 2001
                                                           ----------------     --------------    --------------------

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                                     $(21,675,708)        $(14,319,653)        $(80,441,844)
Adjustments to reconcile net loss to net cash used in
  operating activities
  Depreciation and amortization                                   518,356              866,076            2,145,705
  Book value of fixed assets disposed                                  --               31,147               44,005
  Loss on unconsolidated subsidiary                                    --                   --            1,466,467
  Non-cash common stock, common stock option and
    warrant expense                                            11,157,788            3,269,708           39,619,566
Changes in assets and liabilities
  Accounts receivable                                             (52,265)          (1,423,931)          (1,575,117)
  Inventory                                                            --           (2,984,124)          (2,984,124)
  Prepaid expenses and other current assets                      (494,924)            (517,528)          (1,096,254)
  Note receivable                                                (250,000)                  --             (250,000)
  Receivables from subsidiary                                          --                   --             (150,000)
  Accounts payable                                                779,474            1,621,704            3,142,209
  Accrued expenses                                             (1,293,343)            (484,074)           1,204,086
  Due from related parties                                        517,032            1,792,646              745,035
  Deferred revenue                                                 12,680                   --                   --
                                                             ------------         ------------         ------------

   Net cash used in operating activities                      (10,780,910)         (12,148,029)         (38,130,266)
                                                             ------------         ------------         ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Investment in joint venture                                  (1,020,000)                  --                   --
  Payment related to patents and licensing rights                  (5,069)            (120,275)            (273,219)
  Purchase of fixed assets                                       (839,730)          (1,028,218)          (2,754,996)
                                                             ------------         ------------         ------------
    Net cash used in investing activities                      (1,864,799)          (1,148,493)          (3,028,215)
                                                             ------------         ------------         ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from private placement of common
   stock and exercise of options and warrants                  14,600,704            7,119,345           41,421,694
   Repurchase of treasury stock at cost                                --                   --               (7,973)
                                                             ------------         ------------         ------------
Net cash provided by financing activities                      14,600,704            7,119,345           41,413,721
                                                             ------------         ------------         ------------
Net increase (decrease) in cash and cash equivalents            1,954,995           (6,177,177)             255,240
CASH AND CASH EQUIVALENTS, beginning of period                  7,977,860            6,432,417                   --
                                                             ------------         ------------         ------------
CASH AND CASH EQUIVALENTS, end of period                     $  9,932,855         $    255,240         $    255,240
                                                             ============         ============         ============


              The accompanying notes are an integral part of these
                       consolidated financial statements.

                             mPHASE TECHNOLOGY, INC.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2000



1.  ORGANIZATION AND NATURE OF BUSINESS

         mPhase Technologies, Inc. ("mPhase" or the "Company") was organized on October 2, 1996.

         The primary business of mPhase is to design, develop, manufacture and market high-bandwidth telecommunications products incorporating direct subscriber line ("DSL") technology. The present activities of the Company are focused on the deployment of its proprietary Traverser-TM- and component products and service utilizing existing twisted pair copper wire infrastructure in "plain old telephone systems" ("POTS").

         On February 17, 1997, the Company acquired Tecma Laboratories, Inc., ("Tecma") in a transaction accounted for as a reverse merger.

         On June 25, 1998, the Company acquired Microphase Telecommunications, Inc. ("MicroTel") a Delaware corporation, through the issuance of 2,500,000 shares of its common stock in exchange for all the issued and outstanding shares of MicroTel (Note 4). The assets acquired in this acquisition were patents and patent applications utilized in the Company's proprietary Traverser-TM- Digital Video Data Deliver System ("Traverser").

         On August 21, 1998, the Company incorporated a 100% wholly owned subsidiary called mPhaseTV.net, Inc., a Delaware corporation. The Company intends for this subsidiary to be the marketing vehicle for its video services over the Internet.

         On March 2, 2000 the Company acquired a 50% interest in mPhase Television.Net, Inc. ("mPhase Television"), an incorporated joint venture with AlphaStar International, Inc. for a cash investment of $20,000 (Note 9). The Company acquired an additional interest in the joint venture of 6.5% in April of 2000 for $1.5 million. At June 30, 2000 the Company has a controlling interest in mPhase Television. The operating results of mPhase Television for the period March 2, 2000 to June 30, 2000 are included in the consolidated results of the Company as of June 30, 2000.

2. LOSSES DURING THE DEVELOPMENT STAGE

         The Company has incurred losses totaling $66,122,191 from inception (October 2, 1996) through June 30, 2000.

         The Company is in the development stage and its present activities are focused on the deployment of its proprietary Traverser and associated component products. Because mPhase is in the development stage, the accompanying consolidated financial statements should not be regarded as typical for normal operating periods.

         The Company believes that its remaining cash resources at June 30, 2000, along with cash flows expected to be generated from financings that are expected to close in the short term will be sufficient to fund the Company's operations through their first quarter of fiscal year 2002 and beyond.
The Company continues its efforts to raise additional funds through private placements of its Common Stock, strategic alliances and, or other sources, the proceeds of which are required to fund continuing development stage expenditures, the controlled introductory roll-out of its Traverser Digital Video and Delivery System, and the transition, ultimately, to profitable operations. However, there can be no assurance that the Company will generate sufficient revenues to provide positive cash flows from operations or that sufficient capital will be available, when required, to permit the Company to realize its plans.

                             mPHASE TECHNOLOGY, INC.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2000



3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

         The consolidated financial statements include the accounts of the Company, its wholly owned and majority owned subsidiaries. Significant intercompany accounts and transactions have been eliminated in consolidation.

USE OF ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

         The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

PROPERTY AND EQUIPMENT

         Property and equipment is recorded at cost. Depreciation is provided on the straight-line method over the estimated useful lives of three to five years.

REVENUE RECOGNITION

         As required, the Company has adopted the Securities and Exchange Commission ("SEC") Staff Accounting Bulletin ("SAB") No. 101, Revenue Recognition in Financial Statements, which provided guidelines on applying generally accepted accounting principles to revenue recognition based on the interpretations and practices of the SEC. The Company recognizes revenue for its "POTS Splitter Shelf" and "Splitter Card" products at the time of shipment, at which time, no other significant obligations of the Company exist, other than normal warranty support. Sales to two customers represent approximately 69% and 31%, respectively of revenues for the six months ended December 31, 2000 (unaudited).

RESEARCH AND DEVELOPMENT

         Research and development costs are charged to operations as incurred in accordance with Statement of Financial Accounting Standards ("SFAS"), No. 2, "Accounting for Research and Development Costs."

RECLASSIFICATION

         Certain reclassifications have been made in the prior period consolidated financial statements to conform to the current period presentation.

                             mPHASE TECHNOLOGY, INC.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2000



INCOME TAXES

         The Company accounts for income taxes using the asset and liability method in accordance with SFAS No. 109 "Accounting for Income Taxes." Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using currently enacted tax rates. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in results of operations in the period that includes the enactment date. Because of the uncertainty as to their future realizability, net deferred tax assets, consisting primarily of net operating loss carryforwards, have been fully reserved for. Accordingly, no income tax benefit for the net operating loss has been recorded in the accompanying consolidated financial statements.

         Utilization of net operating losses generated through March 31, 2000 may be limited due to changes in ownership that have occurred.

PATENTS AND LICENSES

         Patents and licenses are capitalized when the Company determines there will be a future benefit derived from such assets, and are stated at cost. Amortization is computed using the straight-line method over the estimated useful life of the asset, generally five years.

         Amortization expense was $24,252, $400,299 and $442,444 for the years ended June 30, 1998, 1999 and 2000, respectively. During the nine months ended March 31, 2000 and 2001 (unaudited) amortization expense was $331,105 and $342,035, respectively.

INVENTORIES

         Inventory is stated at the lower of cost, determined on a first-in, first-out basis, or market. Inventory consists mainly of the Company's POTS Splitter Shelf and Splitter card. As of June 30, 1999 and 2000, these amounts were not material. At March 31, 2001 inventory is comprised of the following:


                                                       March 31, 2001
                                                       --------------
                                                          (unaudited)

Raw materials........................................   $     12,356
Finished goods.......................................      2,971,768
                                                        ------------
Total................................................     $2,984,124
                                                        ============

LONG-LIVED ASSETS

         The Company accounts for long-lived assets under the provisions of SFAS No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to Be Disposed of", which states that whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable and long-lived assets and certain identifiable intangibles are to be disposed of, they should be reported at the lower of carrying amount or fair value less cost to sell. The Company does not believe that any such changes in circumstances have occurred.

FAIR VALUE OF FINANCIAL INSTRUMENTS
                             mPHASE TECHNOLOGY, INC.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2000



         The carrying values of cash, cash equivalents and accounts payable approximate their fair values due to their short maturities.

LOSS PER COMMON SHARE, BASIC AND DILUTED

         The Company accounts for net loss per common share in accordance with the provisions of SFAS No. 128, "Earnings per Share" ("EPS"). SFAS No. 128 reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Common equivalent shares have been excluded from the computation of diluted EPS since their effect is antidilutive.

STOCK-BASED COMPENSATION

         The Company accounts for stock-based compensation in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation," which permits entities to recognize as expense over the vesting period, the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of Accounting Principles Board ("APB") Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants as if the fair value-based method, as defined, had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure required by SFAS No. 123. Compensation expense is generally recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price.

         The Company accounts for nonemployee stock-based awards in which goods or services are the consideration received for the equity instruments issued based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more readily determinable.

RECENT ACCOUNTING PRONOUNCEMENTS

         In December 1999, SAB No. 101 expresses the views of the SEC staff in applying generally accepted accounting principles to certain revenue recognition issues. In June 2000, the SEC issued SAB No. 101B to defer the effective date of the implementation of SAB No. 101 until the fourth quarter of fiscal 2000. Management has adopted this SAB, and has not had a material impact on its financial position on the Company's results of operations.

         In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities." The Statement establishes accounting and reporting standards for derivative instruments (including certain derivative instruments embedded in other contracts) and for hedging activities. SFAS No. 133 is effective for all fiscal quarters beginning after June 15, 2000 (as amended by SFAS No. 137) and will not require retroactive restatement of prior-period financial statements. The adoption of SFAS 133 has not had a material impact on the Company's operating results.

4. ACQUISITION OF MICROTEL

         In June 1998, the Company issued 2,500,000 shares of common stock in exchange for all of the issued and outstanding shares of MicroTel, a wholly owned subsidiary of Microphase, Inc. ("Microphase") The transaction was accounted for as a purchase pursuant to APB Opinion No. 16. The total purchase price of approximately $1,870,000, which was based on the fair market value of the shares
                             mPHASE TECHNOLOGY, INC.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2000





issued, was allocated to the patents and is being amortized over an estimated useful life of five years. Pursuant to the agreement of merger, MicroTel has become a wholly owned subsidiary of the Company.

         RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS - In March 2000, the FASB issued Interpretation (FIN) No. 44, "ACCOUNTING FOR CERTAIN TRANSACTIONS INVOLVING STOCK COMPENSATION - AN INTERPRETATION OF APB OPINION NO. 25." Among other things, FIN 44 clarifies the definition of employees, the criteria for determining whether a plan qualifies as a non - compensatory plan, the accounting consequences of various modifications to the terms of a previously fixed stock option or award and the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 1, 2000, but certain of its conclusions cover specific events that occurred after either December 15, 1998 or January 12, 2000. The Company adopted the provisions of FIN 44 as of July 1, 2000.

5. NOTE RECEIVABLE

         As consideration for a letter of settlement with a former consultant of the Company, the Company has loaned the former consultant $250,000 in the form of a Note the ("Note") secured by 75,000 shares of the former consultants common stock of mPhase. The Note is presently being re-negotiated and accrues interest at a rate of 6.0% quarterly. The Company has included the Note in current assets on the accompanying consolidated balance sheet as of June 30, 2000.

6. PROPERTY AND EQUIPMENT

         Property and equipment, at cost, at June 30, 1999, June 30, 2000 and March 31, 2001 (unaudited) is as follows:

                                             June 30, 1999               June 30, 2000               March 31, 2001
                                            ---------------             ---------------             ----------------
                                                                                                         (unaudited)
Equipment                                        $318,870                  $1,468,881                    $ 2,645,409
Office and marketing equipment                     53,399                     245,437                        465,336
                                            ---------------             ---------------             -----------------
                                                  372,269                   1,714,318                      3,110,745
Less-Accumulated depreciation                     (77,317)                   (390,562)                      (909,711)
                                            ---------------             ---------------             ----------------
                                                 $294,952                  $1,323,756                    $ 2,201,034
                                            ===============             ===============             ================



         Depreciation expense for the years ended June 30, 1998, 1999 and 2000 was $32,253, $54,195 and $313,611, respectively of which $27,374, $44,191 and
$284,954, respectively is included in research and development. Depreciation expense for the nine months ended March 31, 2000 and 2001 (unaudited) was $187,253 and $524,041, respectively of which $169,970 and $355,069 is included in research and development.

                             mPHASE TECHNOLOGY, INC.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2000

7. ACCRUED EXPENSES

         Accrued expenses consist of the following at June 30, 1999, June 30, 2000 and March 31, 2001 (unaudited):


                                                       June 30, 1999          June 30, 2000           March 31, 2001
                                                      ---------------       -----------------        ----------------
                                                                                                         (unaudited)
Accrued Bonuses...................................       $   410,000              $1,056,511            $   35,000
Georgia Tech Research Corporation (Note 13)                  290,416                 445,594               287,935
Other.............................................         2,461,579                 335,427             1,030,523
                                                      ---------------       -----------------        ----------------
                                                          $3,161,995              $1,837,532            $1,353,458
                                                      ===============       =================        ================


8. DUE TO OFFICERS AND RELATED PARTY

         For consulting services rendered in connection with the joint venture (Note 9), the Company has agreed to pay two officers of the Company and a related party $412,400 which is included in due to related parties on the June 30, 2000 consolidated balance sheet of the Company. This amount has been paid by the Company subsequent to year end.

9. INVESTMENT IN CONSOLIDATED SUBSIDIARY

         In March 2000, the Company acquired a 50% interest in mPhase Television.Net, Inc, (formerly Telco Television Network, Inc.), an incorporated joint venture, for $20,000. The agreement provided for the grant of warrants to the joint venture partner in consideration of the execution of the Joint Venture Agreement, to purchase 200,000 shares of the Company's stock for $4.00 (valued at $2,633,400) which is included in general and administrative expenses in the accompanying statement of operations as of June 30, 2000. The agreement also stipulates for the Company's joint venture partner, AlphaStar International, Inc., to provide mPhase Television right of first transmission for its transmissions including MPEG-2 digital satellite television. In addition, in March 2000, the Company loaned the joint venture $1,000,000 at 8% interest per annum. The loan is repayable to the Company from equity infusions to the subsidiary, no later than such time that mPhase Television qualifies for a NASDAQ Small Cap Market Listing. During April 2000, the Company acquired an additional 6.5% in interest in mPhase Television for $1,500,000.

10. STOCKHOLDERS' EQUITY

         The Company initially authorized capital of 50,000,000 shares of common stock with no par value.

         On January 26, 2000 the board of directors of the Company resolved that the stated value of the common stock was $.01 for accounting purposes and, as such, the financial statements have been retroactively restated to reflect this change.

         On February 23, 2000, the board of directors proposed and on May 22, 2000 the shareholders approved an increase in the authorized capital to 150,000,000 shares of common stock.

         Tecma issued 6,600,000 shares of common stock for all of the issued and outstanding shares of the Company in the reverse acquisition (Note 1).

         In June 1997, the Company sold 594,270 shares of its common stock in a private placement at $1.51 per share, for proceeds of $758,474, net of offering costs of $138,931.

                             mPHASE TECHNOLOGY, INC.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2000



         In October 1997, the Company issued 250,000 shares of its common stock in connection with its investment in Complete Telecommunications Inc.

         During the year ended June 30, 1998, the Company sold, pursuant to private placements, 2,095,014 shares of its common stock together with 1,745,179 warrants for proceeds to the Company of $1,472,015, net of offering costs of $205,203 . The warrants were issued to purchase one share each of common stock at an exercise price of $0.75. Included in offering costs are 100,000 shares of common stock issued for services provided by a third party valued at $0.50 per share, its fair market value.

         During the year ended June 30, 1998, the Company issued 300,000 shares of common stock to consultants for services at $0.50 per share, its fair market value. The Company recorded a charge to operations of $150,000 in the accompanying consolidated statement of operations.

         On June 25, 1998, the Company issued 2,500,000 shares of its common stock for all of the outstanding stock of MicroTel (Note 4) for approximately $1,710,000, its fair market value.

         In November 1998, the Company sold, pursuant to private placements, 3,120,000 shares of its common stock together with 1,000,000 warrants, each to purchase one share of the Company's common stock to several investors at a price of $1.00 per share, net of offering costs of approximately $107,000. On June 2, 2000 these warrants were exercised, generating proceeds to the Company of $1,000,000.

         During the year ended June 30, 1999, the Company issued 1,599,332 shares of common stock to employees and consultants for services performed. The Company recognized a charge to operations of $8,760,866, based upon the fair market value of the shares.

         During the year ended June 30, 1999, the Company sold, pursuant to private placements, 642,000 shares of common stock together with 642,000 warrants, each to purchase one share of the Company's common stock at a price of $2.50. The warrants expire on June 30, 2004. The proceeds received for the offering were $1,559,647, net of offering costs of $45,353. During the fiscal year ended June 30, 2000, 148,000 of these warrants were exercised, generating proceeds to the Company of $370,000.

         In June 1999, the Company sold, pursuant to private placements, 4,426,698 shares of its common stock at a price of $2.50 per share for $10,387,434, net of offering costs of $679,311, of which $510,500 represented a stock subscription receivable at June 30, 1999. This amount was received by the Company in July 1999.

         In December 1999 and January 2000, the Company sold, pursuant to private placements, 1,000,000 shares of common stock at a price of $4.00 per share, net of cash offering costs of $200,000, generating net proceeds to the Company of $3,800,000. In connection with the private placement, the Company issued 200,000 and 50,000 warrants to purchase common stock. The warrants had an exercise price of $4.00 and $5.00, respectively. During February 2000, these warrants were exercised, generating an additional $1,050,000 of proceeds to the Company.

         In March 2000, the Company sold, pursuant to private placements, 832,500 shares of common stock at a price of $10.00 per share, net of cash offering costs of $466,480 and issued 124,875 shares to the investment banking firm for services, generating net proceeds to the Company of $7,858,520. On May 5, 2000 the Company issued an additional 208,125 shares to these investors due to a market value adjustment. These shares were valued at $1,808,086, which is included in general and administrative expenses in the accompanying statement of operations for the year ended June 30, 2000.

                             mPHASE TECHNOLOGY, INC.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2000



         During the year ended June 30, 2000, the Company issued 1,164,215 shares of common stock to employees and consultants for services performed. The Company recognized a charge to operations of $8,623,907, based upon the fair market value of the common stock on the date of grant.

         Through the nine month period ended March 31, 2001, in two separate offerings, the Company sold 510,000 shares of its common stock generating gross proceeds of $2,550,000 and 2,342,500 shares of its common stock and a like amount of warrants to purchase one share each of the Company's common stock at an exercise price of $3.00 generating gross proceeds of $4,685,000, in private transactions with accredited investors. The Company incurred cash offering costs of $445,275 and also issued 390,350 shares of its common stock and 162,600 warrants to purchase one share each of the Company's common stock at $3.00, for five years, to finders, consultants and investment banking firms in connection with these private placements.

         The Company granted 505,000 options to employees and 1,572,000 options to consultants for services performed during the nine months period ended March 31, 2001. The Company also granted 530,000 options to employees which provide for vesting, in connection with their employment. Also, during the nine months ended March 31, 2001, the Company granted 30,000 warrants to a consultant for services performed and 150,000 shares of common stock for services to be performed.

STOCK INCENTIVE PLAN

         On August 15, 1997, the Company established its Long Term Stock Incentive Plan. Included as part of the Long Term Stock Incentive Plan, is the Stock Option Plan (the "Plan"), in which incentive stock options and nonqualified stock options may be granted to officers, employees and consultants of the Company. On February 23, 2000 the board of directors proposed and on May 22, 2000 the stockholders approved an increase in the total shares eligible under this plan to 15,000,000. Vesting terms of the options range from immediately to two years and generally expire in five years.

         A summary of the stock option activity for the years ended June 30, 1998, 1999 and 2000 and the nine months ended March 31, 2001 (unaudited) pursuant to the terms of the Plan, all of which were nonqualified stock options, is set forth below:

                             mPHASE TECHNOLOGY, INC.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2000

                                       NUMBER     WEIGHTED AVERAGE
                                     OF OPTIONS    EXERCISE PRICE
                                     ----------    --------------
Outstanding at June 30, 1997 ..              --         $  --
  Granted .....................       3,700,000          1.00
  Exercised ...................              --            --
  Canceled ....................              --            --
                                     ----------         -----
Outstanding at June 30, 1998 ..       3,700,000          1.00
  Granted .....................       2,457,500          1.78
  Exercised ...................              --            --
  Canceled ....................        (750,000)         1.00

                                     ----------         -----
Outstanding at June 30, 1999 ..       5,407,500          1.35
  Granted .....................       2,710,000          3.49
  Exercised ...................        (655,000)         2.93
  Canceled ....................              --            --
                                     ----------         -----

Outstanding at June 30, 2000 ..       7,462,500         $2.09
                                     ==========         =====
Exercisable at June 30, 2000 ..       7,100,171         $1.93
                                     ==========         =====

Outstanding at June 30, 2000          7,462,500         $2.09
  Granted (unaudited) .........       2,607,000          2.31
  Exercised (unaudited) .......        (320,000)         1.02
  Canceled (unaudited) ........        (180,000)         1.28
                                     ----------         -----
Outstanding at March 31, 2001
  (unaudited) .................       9,569,500         $2.18
                                     ==========         =====

Exercisable at March 31, 2001
  (unaudited) .................       9,000,750         $2.04
                                     ==========         =====


         The fair value of options granted in 1998, 1999 and 2000 was estimated as of the date of grant using the Black-Scholes stock option pricing model, based on the following weighted average assumptions: annual expected return of 0%, annual volatility of 90% in 1998 and 1999 and 115% in 2000, risk-free interest rate ranging from 4.85 to 6.18 and expected option life of 3 years.

         The per share weighted average fair value of stock options granted during 1998, 1999 and 2000 was $1.00, $5.01 and $6.99, respectively. The per share weighted average remaining life of the options outstanding at June 30, 1998, 1999 and 2000 is 4.17, 3.91 and 3.86 years, respectively.

         The Company has elected to continue to account for stock-based compensation under APB Opinion No. 25, under which no compensation expense has been recognized for stock options granted to employees at fair market value. Had compensation expense for stock options granted under the Plan been determined based on fair value at the grant dates, the Company's net loss for the years ended December 31, 1998, 1999 and 2000 would have been increased to the pro forma amounts shown below.

                             mPHASE TECHNOLOGY, INC.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2000


                                                FOR THE YEARS ENDED
                                                      JUNE 30,
                                    1998                  1999               2000
                                   ----------------------------------------------

Net Loss:
   As reported                   $ 4,341,059           $22,838,344        $38,161,542
   Pro forma                     $ 6,421,867           $24,576,165        $40,097,570
Net Loss Per Share:
   As reported                      $(.46)               $(1.42)            $(1.41)
                                    ======               =======            =======
   Pro forma                        $(.69)               $(1.53)            $(1.49)
                                    ======               =======            =======


         For the year ended June 30, 1999, the Company recorded non-cash charges and deferred compensation totaling $7,129,890 and $140,000, respectively, in connection with the grant of 1,607,500 options to employees and 850,000 options to consultants for services rendered.

         For the year ended June 30, 2000, the Company recorded non-cash charges and deferred compensation totaling $9,448,100 and $1,637,375, respectively, in connection with the grant of 2,710,000 options to employees and options to consultants for services rendered or to be rendered. Such charges are the result of the differences between the quoted market value of the Company's common stock on the date of grant and the exercise price for options issued to employees and Black-Scholes stock option pricing calculations for options issued to consultants. In addition, the Company recorded amortization of deferred compensation of $551,707 for the year ended June 30, 2000.

WARRANTS

         In January and April 1998, the Company issued 25,000 and 50,000 warrants, each to purchase one share of common stock at an exercise price of $1.06 and $2.44, respectively, for consulting services. The warrants expire five years from the date of issuance. At any time after the date of issuance, the Company may, at its option, elect to redeem all of these warrants at $0.01, subject to adjustment, as defined, per warrant, provided that the average closing price of the common stock for 20 business days within any period of 30 consecutive business days exceeds $5.00 per share. As of June 30, 1999, all of those warrants remained outstanding. The fair market values of these warrants were not material.

         In July 1998, in connection with the private placements, the Company issued 400,000 warrants, each to purchase one share of common stock at an exercise price of $1.00 per share. The Company allocated the net proceeds from the sale of the common stock to the common stock and the warrants. The warrants expire five years from the date of issuance. The warrant agreement allows the warrant to be exercised through the transfer of cash or through a cashless exercise whereby the number of shares issued to the warrant holder would be reduced by the value of shares necessary to pay for the exercise of the warrants based on the fair market value of the Company's common stock on the date of exercise. On July 26, 1999, these 400,000 warrants were converted into 352,239 shares of common stock. In accordance with the warrant agreement, the warrant holder had the right to initiate a cashless exercise to convert the warrants into shares of common stock in lieu of exchanging cash. The number of shares received was determined by dividing the aggregate fair market value of the shares minus the aggregate exercise price of the warrants by the fair market value of one share.

                             mPHASE TECHNOLOGY, INC.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2000



         In September 1998, the Company issued 6,666 warrants for services, each to purchase one share of common stock at an exercise price of $0.75 per share. The warrants expire five years from the date of grant. The Company determined the fair market value of the warrants issued under the Black-Scholes Option Pricing Model to be $16,302. This amount is included in the Company's general and administrative expenses in the accompanying consolidated statement of operations as of June 30, 1999. These warrants were exercised during the year ended June 30, 2000 generating proceeds to the Company of $5,000.

         In June 1999, in connection with the private placements, the Company issued 400,000 warrants each to purchase one share of common stock at an exercise price of $1.00 per share. The warrants expire five years from the date of grant. At any time after the date of issuance, the Company may, at its option, elect to redeem all of these warrants at $0.01, subject to adjustment, as defined, per warrant, provided that the average closing price of the common stock for 20 business days within any period of 30 consecutive business days exceeds $10.00 per share. These warrants were exercised during the year ended June 30, 2000 generating proceeds of to the Company of $400,000.

         In January 2000, in connection with private placements, the Company issued 200,000 and 50,000 warrants, each to purchase one share of common stock, at an exercise price of $4.00 and $5.00, respectively. The net proceeds of the private placement were allocated to the warrants and the common stock based on their respective fair values. The warrants expire five years from the date of issuance. These warrants were exercised in February 2000.

         As a result of the preceding, on June 30, 2000, 494,000 warrants remained outstanding with a weighted average exercise price of $2.50.

         During the nine months ended March 31, 2001, the Company issued 2,342,500 warrants to investors and 162,600 to finders, consultants and investment banking firms, each of these warrants to purchase one share each of the Company's common stock at $3.00, for five years, in connection with private placements. The Company also issued 320,000 shares of its common stock following the exercise of options and warrants resulting in gross proceeds of $327,000. The Company granted 505,000 options to employees and 1,572,000 options to consultants for services performed during the nine months period ended March 31, 2001. The Company also granted 530,000 options to employees which provide for vesting, in connection with their employment. Also, during the nine months ended March 31, 2001, the Company granted 30,000 warrants to a consultant for services performed and 150,000 shares of common stock for services to be performed.

11. RELATED PARTY TRANSACTIONS

         The Company's President, Executive Vice President and Chairman of the Board of the Company are also employees of Microphase (Note 4). On May 1, 1997, the Company entered into an agreement with Microphase, whereby the Company will use office space as well as the administrative services of Microphase, including the use of accounting personnel. This agreement was for $5,000 per month and was on a month-to-month basis. In July 1998, the office space agreement was revised to $10,000 and in January 2000, $11,050 per month. Additionally, in July 1998, the Company entered into an agreement with Microphase, whereby the Company reimburses Microphase $40,000 per month for technical research and development assistance. Microphase also charges fees for specific projects on a project by project basis. During the years ended June 30, 1998, 1999 and 2000 and for the period from inception (October 2, 1996) to June 30, 2000, $60,000, $600,000,
$2,547,847 and $3,234,847, and during the nine months ended March 31, 2000 and 2001, $1,346,846 and $1,794,817, respectively, have been charged to
                             mPHASE TECHNOLOGY, INC.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2000


expense or inventory under these agreements and is included in operating expenses in the accompanying consolidated statements of operations.

         Also, during the fiscal year ended June 30, 2000, $2,600,000 was advanced to Microphase in the form of a note which was repaid by Microphase during the year. The Company recorded $39,000 of interest income on this note for the year ended June 30, 2000. The Company is obligated to pay a 3% royalty to Microphase on revenues from the Company's proprietary Traverser Digital Video Data Delivery System and related component products. During the nine months ended March 31, 2001 the Company recorded royalties to Microphase totaling $283,718. As of June 30, 2000, amounts due from Microphase were immaterial. As of March 31, 2001 (unaudited), the Company had $106,695 payable to Microphase which is included in amounts due to related parties in the accompanying consolidated balance sheet.

         On February 15, 1997, the Company entered into a Technology, Patent and Trademark License Agreement (the "Agreement") with MicroTel (Note 4). The Agreement permits the Company to utilize the patent and trademark technology of MicroTel under a licensing arrangement. The Company made payments of $37,500 per month, commencing June 1, 1997 for technology development. During the year ended June 30, 1998, $450,000 has been charged to expense under this Agreement and is included in the accompanying consolidated statement of operations. As of June 25, 1998, the Company acquired MicroTel and as of that date this Agreement is no longer in effect.

         During the year ended June 30, 2000 the Company advanced money to Janifast Limited, which is owned by U.S. Janifast Holdings, Ltd., a related party of which three directors of mPhase are significant shareholders, in connection with the manufacturing of POTS Splitter shelves and component products including cards and filters sold by the Company. As of June 30, 2000 the amount advanced to Janifast was approximately $1,106,000 which is included in production advances-related parties on the accompanying balance sheet. As of March 31, 2001 (unaudited) the amount due to Janifast was $674,015 which is included in due to related parties in the accompanying balance sheet. During the nine month period ended March 31, 2001 (unaudited), Janifast charged the Company $6,075,898 primarily for product costs which are included in cost of sales in the statement of operations or included in inventory on the consolidated balance sheet at March 31, 2001.

         Included in prepaid expenses and other current assets of March 31, 2001 is $37,957 due from affiliates of the Company's joint venture, Alpha Star International Inc.

         On November 26, 1999, PacketPort, Inc., a company owned by Mr. Durando, the President and CEO of mPhase, acquired a controlling interest in Linkon Corp., which subsequently changed its name to PacketPort.com, Inc. In connection with this transaction, Mr. Durando transferred 350,000 of his own shares of the Company's common stock to Packet Port, Inc.

         In July 2000, the Company added a member to the board of directors who is employed by an investment banking firm that has assisted and is expected to continue to assist the Company in raising capital through private financing.

         A member of the Company's board of directors is employed by Lintel, Inc, the parent corporation of Hart Telephone. The Company has installed its prototype product and commenced beta testing at Hart Telephone. In addition, the Company has entered into a supply agreement with Hart Telephone upon the completion of beta testing and the commencement of production of the Traverser. As consideration for the execution of the agreement with Hart Telephone, in May 2000 the Company issued Hart Telephone
                             mPHASE TECHNOLOGY, INC.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2000




125,000 options each to purchase one share of common stock at an exercise price of $1.00 (valued at $1,010,375) which is included in research and development expenses in the accompanying statement of operations as of June 30, 2000. Included in due to related parties at March 31, 2001 is $400,000 payable to a director and a company he controls for the reimbursement of expenditures for marketing at the Company's beta customer during the nine months ending March 31, 2001.

         The note receivable as of March 31, 2001 of $250,000 represents a 6% note due from a consultant who was previously granted 100,000 shares of the Company's common stock. This note is presently being re-negotiated and is secured by 75,000 of those shares.

12.      INCOME TAXES

         No provision has been made for corporate income taxes due to cumulative losses incurred. At June 30, 2000 the Company has operating loss carryforwards of approximately $39.4 million and $39.1 million to offset future federal and state income taxes respectively, which expire through 2020. Certain changes in stock ownership can result in a limitation in the amount of net operating loss and tax credit carryovers that can be utilized each year.

         At June 30, 2000 deferred income tax assets are comprised principally of the tax benefit of net operating loss carryforward. Because of the uncertainty as to their future realizability, net deferred tax assets have been fully reserved for.

13.      COMMITMENTS AND CONTINGENCIES

         COMMITMENTS

         The Company has entered into various agreements with Georgia Tech Research Corporation ("GTRC"), pursuant to which the Company receives technical assistance in developing the commercialization of its digital video and data system. The dollar amount incurred by the Company for GTRC technical assistance with respect to its research and development activities during the years ended June 30, 1998, 1999 and 2000 totaled approximately $2,100,000, $2,450,253 and
$4,563,560, and for the nine months ended March 31, 2000 and 2001 and from the period from inception through March 31, 2001 (unaudited) totaled approximately $3,422,100, $3,175,850 and $12,335,850, respectively. If and when sales commence utilizing this particular technology, the Company will be obligated to pay to GTRC a royalty of 5% of product sales as defined.

         The Company is a party to employee agreements with certain key executives providing for cash commitments of $625,000 through June 30, 2001. In addition, one of the executives is entitled to an annual bonus equal to 5% of the appreciation in market value of the Company's stock from year to year based on the change in the Company's issued and outstanding common stock at each fiscal year end through June 30, 2002, 25% of which is to be paid in cash and the remainder in common stock of the Company.

         During the year ended June 30, 2000, the Company settled a litigation with Global Music and Media Inc. ("Global") which had asserted it had the exclusive right to market the Company's technology. This litigation was resolved in August 1999 in a settlement agreement wherein Global Music surrendered its claim to the Company's technology in exchange for the Company to settle claims of Hal Willis against Global for a cash payment of $100,000, the issuance of 75,000 shares of the Company's common stock and options to purchase another 75,000 shares at $5.6275 per share and the payment of $90,000 to Global
                             mPHASE TECHNOLOGY, INC.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2000



to settle employee clams, the cost of which had been recorded in the consolidated financial statements as of June 30, 1999. The agreement also called for the repurchase of 75,000 shares of the Company's common stock from the owners of Global by the Company or its co-defendant, Microphase. Microphase repurchased these shares in August 1999.

         From time to time, the Company may be involved in various legal proceedings and other matters arising in the normal course of business. The Company currently has no material outstanding legal proceedings.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

         The following sets forth the estimated expenses payable in connection with the preparation and filing of this Registration Statement:


---------------------------------------------------------------------- ---------------------------------
Securities and Exchange Commission Registration Fee
---------------------------------------------------------------------- ---------------------------------
NASD Filing Fee
---------------------------------------------------------------------- ---------------------------------
Nasdaq Listing Fee
---------------------------------------------------------------------- ---------------------------------
Printing Expenses
---------------------------------------------------------------------- ---------------------------------
Accounting Fees and Expenses
---------------------------------------------------------------------- ---------------------------------
Legal Fees and Expenses
---------------------------------------------------------------------- ---------------------------------
Transfer Agent's and Registrar's Fees and Expenses
---------------------------------------------------------------------- ---------------------------------
Miscellaneous Expenses
---------------------------------------------------------------------- ---------------------------------
                                                 Total:
---------------------------------------------------------------------- ---------------------------------


Item 14. Indemnification of Directors and Officers.

         Our Certificate of Incorporation, as amended, and Bylaws provide that we shall indemnify any Director, officer, employee or agent of ours to the full extent permitted by the New Jersey Business Corporations Act.

         Under Section 14A:3-5 of the New Jersey Business Corporation Act, we have the power to indemnify any person, against his expenses and liabilities in connection with any proceeding, whether civil or criminal, who is or was a Director, officer, employee or agent, provided that such person acted in good faith and with reasonable business prudence. Should the proceeding involve criminal liability, the Director, officer, employee or agent shall be indemnified if he reasonably believed that his conduct was not unlawful. Should the Director, officer, employee or agent be liable to us, indemnification shall not be provided unless the court in such proceeding determines that, in light of all surrounding circumstances of the case, such Director, officer, employee or agent is reasonably entitled to expenses as the court deems proper. Additionally, we shall indemnify any Director, officer, employee or agent against expenses should such Director, officer, employee or agent be successful on the merits in any proceeding referred to in this paragraph.

         Our determination as to whether the Director, officer, employee or agent should be indemnified shall be made:

         (i) by way of a majority vote of a quorum of the Board of Directors who were not parties to or otherwise involved in the proceeding;

         (ii) or if such quorum is not obtainable, or, even if obtainable and directed by such quorum or by a majority vote of the disinterested Directors, by independent legal counsel in a written opinion; or

         (iii) by our stockholders if directed by a resolution of the Board of Directors or of the stockholders.

         We shall not indemnify any Director, officer, employee or agent if a judgment or other final adjudication establishes that his acts or omissions (a) were in breach of his duty of loyalty to us or our shareholders, (b) were not in good faith or involved a knowing violation of law, or (c) resulted in receipt by the Director, officer, employee or agent of an improper personal benefit.

         We may purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of ours, whether or not we would have the power to indemnify such corporate agent against expenses and liabilities under the provisions of Section 14A:3-5 of the New Jersey Business Corporation Act.


Item 15. Recent Sales of Unregistered Securities.

         The following securities were issued by us within the past three years and were not registered under the Securities Act of 1933, as amended (the "Act"). Each of the transactions is claimed to be exempt from registration under the Act.

         During the year ended June 30, 1999, we issued 1,599,332 shares of common stock to employees and consultants for services performed. We recognized a charge to operations of $8,760,866, based upon the fair market value of the shares.

         In April 1999, we issued 642,000 shares of our common stock and warrants to purchase up to 642,000 shares of our common stock at a combined price of $2.50 per share and warrant pursuant to Rule 506 of Regulation D of the Act for an aggregate of $1,605,000 in cash.

         In June and July 1999, we issued 4,426,698 shares of our common stock at $2.50 per share pursuant to Rule 506 of Regulation D of the Act for an aggregate of $11,066,745 in cash.

         On July 26, 1999, 400,000 warrants were converted into 352,239 shares of common stock in a cashless exercise.

         In June 1999, we also issued 400,000 warrants each to purchase one share of common stock at an exercise price of $1.00 per share which expire in June 2004.


         During the year ended June 30, 2000 warrants to purchase 400,000 shares of common stock were exercised generating proceeds of $400,000.


         In December 1999 and January 2000, we sold, pursuant to Rule 506 of Regulation D of the Act, 1,000,000 shares of common stock at a price of $4.00 per share, for an aggregate of $4,000,000. In connection with the private placement, we issued 200,000 and 50,000 warrants to purchase common stock for services rendered pursuant to Section 4(2) of the Act. The warrants had an exercise price of $4.00 and $5.00, respectively.

         During February 2000, warrants to purchase 200,000 and 50,000 shares of common stock were exercised, at an exercise price of $4.00 and $5.00 respectively, generating additional proceeds of $1,050,000.

         In May 2000, we issued 1,040,625 shares of our common stock at $8.00 per share pursuant to Rule 506 of Regulation D of the Act for an aggregate of $8,325,000 in cash.

         In September 2000, we issued 510,000 shares of our common stock at $5.00 per share pursuant to Rule 506 of Regulation D of the Act for an aggregate of $2,550,000 in cash and in connection therewith 38,250 shares of common stock for services rendered pursuant to Section 4(2) of the Act.

         During the year ended June 30, 2000, we issued 1,164,215 shares of common stock to employees and consultants for services performed.

         On November 30, 2000, we granted 150,000 shares of common stock for services rendered pursuant to Section 4(2) of the Act.


         During the quarter ended December 31, 2000, we granted 30,000 warrants to a consultant for services performed pursuant to Section 4(2) of the Act.

         During the nine period ended December 31, 2000, we issued 320,000 shares of our common stock following the exercise of options and warrants resulting in gross proceeds of $327,500 and granted 1,035,000 options to employees and 1,572,000 options to consultants for services performed pursuant to Section 4(2) of the Act.

         In January, 2001, we granted 102,000 shares of common stock for services rendered pursuant to Section 4(2) of the Act.


         In January, 2001, we granted 250,000 shares of common stock for services rendered pursuant to Section 4(2) of the Act.

         On January 26, 2001 and February 9, 2001 we raised approximately $4,685,000 in cash through the issuance of 2,342,500 shares of our common stock and a like amount of warrants to purchase one share each of our common stock at an exercise price of $3.00 and a term of four years pursuant to Rule 506 of Regulation D of the Act. The Company issued 162,600 warrants to purchase one share each of our common stock at an exercise price of $3.00 and a term of four years to consultants in connection with these private placements.

         On April 3, 2001, we issued warrants to purchase 1,550,625 shares of common stock at an exercise price of $3.00 per share expiring on April 3, 2005 as consideration for consent to certain additional issuances.

         On April 16, 2001, we issued warrants to purchase 250,000, 250,000 and 500,000 at respective exercise prices of $5.00, $2.50 and $1.25 per shares in connection with consulting services rendered pursuant to Section 4(2) of the Act.

         On May 7, 2001, we issued 300,000 shares of common stock and warrants to purchase 150,000 shares of common stock at an exercise price of $5.00 per share expiring on May 7, 2006 in connection with consulting services rendered pursuant to Section 4(2) of the Act.

Item 16. Exhibits and Financial Statements.

     Exhibit Number                                             Description
     --------------                                             -----------

          2.1*            Exchange of Stock Agreement and Plan of Reorganization dated January 15, 1997
                          (incorporated by reference to Exhibit 2(a) to our registration statement on Form
                          10SB-12G filed on October 16, 1998 (file no. 000-24969)).

     Exhibit Number                                             Description
     --------------                                             -----------

          2.2*            Exchange of Stock Agreement and Plan of Reorganization dated June 25, 1998
                          (incorporated by reference to Exhibit 2(b) to our registration statement on Form
                          10SB-12G filed on May 6, 1999 (file no. 000-24969)).

          3.1*            Certificate of Incorporation of Tecma Laboratory, Inc. filed December 20, 1979
                          (incorporated by reference to Exhibit 3(a) to our registration statement on Form
                          10SB-12G filed on October 16, 1998 (file no. 000-24969)).

          3.2*            Certificate of Correction to Certificate of Incorporation of Tecma Laboratory, Inc.
                          dated June 19, 1987 (incorporated by reference to Exhibit 3(b) to our registration statement on Form 10SB-12G filed on October 16, 1998 (file no. 000-24969)).

          3.3*            Certificate of Amendment of Certificate of Incorporation of Tecma Laboratory, Inc.
                          filed August 28, 1987 (incorporated by reference to Exhibit 3(c) to our registration statement on Form 10SB-12G filed on October 16, 1998 (file no. 000-24969)).

          3.4*            Certificate of Amendment of Certificate of Incorporation of Tecma Laboratories, Inc.
                          filed April 7, 1997 (incorporated by reference to Exhibit 3(d) to our registration statement on Form 10SB-12G filed on October 16, 1998 (file no. 000-24969)).

          3.5*            Certificate of Amendment of Certificate of Incorporation of Lightpaths TP
                          Technologies, Inc. filed June 2, 1997 (incorporated by reference to Exhibit 3(e) to our registration statement on Form 10SB-12G filed on October 16, 1998 (file no.
                          000-24969)).

          3.6*            Certificate of Amendment of Certificate of Incorporation of mPhase Technologies, Inc.
                          filed September 15, 2000 (incorporated by reference to Exhibit 3i to our quarterly report on Form 10Q filed on November 13, 2000 (file no. 000-24969)).

          3.7*            Bylaws of the Company (incorporated by reference to Exhibit 3(g) to our registration statement on Form 10SB-12G filed on October 16, 1998 (file no. 000-24969)).

          4.1             Form of Registration Rights Agreement, dated January 26, 2001, by and among the Company and the purchasers listed on Schedule A attached thereto.

          4.2             Form of Registration Rights Agreement, dated February 9, 2001, by and among the Company and the purchasers listed on Schedule A attached thereto.

          5.1**           Opinion of Piper Marbury Rudnick & Wolfe LLP

         10.1*            License Agreement, dated March 26, 1998, between the
                          Company and Georgia Tech Research Corporation
                          (incorporated by reference to Exhibit 10(e) to our registration statement on Form 10SB-12G filed on October 16, 1998 (file no. 000-24969)).

         10.2             First Amendment to the License Agreement, dated January 8, 2001, between the Company and Georgia Tech Research Corporation.

     Exhibit Number                                             Description
     --------------                                             -----------

         10.3*            Employment Agreement between Ronald A. Durando and the Company (incorporated by reference to Exhibit 10.8 to our registration statement on Form SB-2 filed on August
                          13, 1999 (file no. 333-85147)).

         10.4*            Employment Agreement between Gustave T. Dotoli and the
                          Company (incorporated by reference to Exhibit 10.9 to our registration statement on Form SB-2 filed on August 13, 1999 (file no. 333-85147)).

         10.5             Employment Agreement between Martin S. Smiley and the Company, dated as of August 15,
                          2000.

         10.6             Employment Agreement between David C. Klimek and the Company, dated as of April 1,
                          2001.

         10.7             Manufacturing Services Agreement, dated March 14, 2001, by and between the Company and
                          Flextronics International USA, Inc.

         10.8             Supply Agreement by and between the Company and Hart Telephone Company, Inc., dated as of August 19, 1998.

         10.9             Facilities/Services Agreement between the Company and Microphase Corporation, dated as of July 1, 1998.

         10.10*           Company's 2001 Stock Incentive (incorporated by reference to Exhibit C to our preliminary proxy statement on Form Pre 14A filed on March 21, 2001 (file no.
                          000-30202)).

         10.11**          License Agreement, dated July 31, 1996, by and between AT&T Paradyne Corporation and
                          Microphase Corporation.

         10.12            Assignment Agreement, dated February 17, 1997, by and between the Company and
                          Microphase Corporation.

          21              List of Subsidiaries

         23.1*            Consents of Schuhalter, Coughlin & Suozzo, LLC dated August 31, 1998 and Mauriello,
                          Franklin & LoBrace, P.C. dated August 31, 1998 (incorporated by reference to Exhibit
                          23 to our registration statement on Form 10SB-12G filed on October 16, 1998 (file no.
                          000-24969)).

         23.2*            Consents of Schuhalter, Coughlin & Suozzo, LLC dated April 23, 1999 and Mauriello,
                          Franklin & LoBrace, P.C. dated April 23, 1999 (incorporated by reference to Exhibit 23 to our registration statement on Form 10SB-12G filed on May 6, 1999 (file no.
                          000-24969)).

         23.3*            Consent of Schuhalter, Coughlin & Suozzo, LLC dated August 13, 1999 (incorporated by reference to Exhibit 23.1 to our registration statement on Form SB-2 filed on August
                          13, 1999 (file no. 333-85147)).

         23.4             Consent of Arthur Andersen LLP.

         23.5             Consent of Schuhalter, Coughlin & Suozzo, LLC.

         23.6**           Consent Piper Marbury Rudnick & Wolfe LLP (included in Exhibit 5.1).


     Exhibit Number                                             Description
     --------------                                             -----------

           24             Power of Attorney (included as a part of the signature page of this Registration
                          Statement)


_________________________________________

*  Incorporated by reference.
** To be filed by amendment.

Item 17. Undertakings.

         We hereby undertake:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, we have duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 18th day of June, 2001.


                          mPHASE TECHNOLOGIES, INC.


                          By:          /s/ Ronald A. Durando
                                ------------------------------------------
                                Ronald A. Durando
                                President and Chief Executive Officer


                          ____________________________


                                POWER OF ATTORNEY

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated. Each person whose signature appears below in so signing also makes, constitutes and appoints Ronald A. Durando and Martin S. Smiley and each of them acting alone, his true and lawful attorney-in-fact, with full power of substitution, for him in any and all capacities, to execute and cause to be filed with the Securities and Exchange Commission any and all amendments and post-effective amendments to this Registration Statement, with exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or his or her substitute or substitutes may do or cause to be done by virtue hereof.

                          ____________________________


         In accordance with the requirements of the Securities Act of 1933, this to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

       Signature                                        Title                                   Date

/s/ Necdet F. Ergul                           Chairman of the Board of Directors             June 18, 2001
___________________________
Necdet F. Ergul

/s/ Ronald A. Durando                         President, Chief Executive Officer             June 18, 2001
___________________________                   (Principal Executive Officer) and Director
Ronald A. Durando

/s/ Martin S. Smiley                          Executive Vice President of Finance, Chief     June 18, 2001
___________________________                   Financial Officer, and General Counsel
Martin S. Smiley

/s/ J. Lee Barton                             Director                                       June 18, 2001
___________________________
J. Lee Barton

/s/                                           Director
___________________________                                                                  ______________
Anthony H. Guerino


/s/ Gustave T. Dotoli                         Director                                       June 18, 2001
___________________________
Gustave T. Dotoli


/s/ David L. Klimek                           Chief Technology Officer                       June 18, 2001
___________________________                   and Director
David L. Klimek



                                              Director
---------------------------                                                                  --------------
J. Allen Layman

                                              Director
---------------------------                                                                  --------------
Craig Vickers

/s/ Abraham Biderman                          Director                                        June 18, 2001
---------------------------                                                                  --------------
Abraham Biderman